As filed with the U.S. Securities and Exchange Commission on December 16, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPHARVEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	0100	82-5042965

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

500 Appalachian Way

Morehead, Kentucky 40351

(606) 653-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Webb

Chief Executive Officer

AppHarvest, Inc.

500 Appalachian Way

Morehead, Kentucky 40351

(606) 653-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Derek Lyons AppHarvest, Inc.	Derek O. Colla John T. McKenna Cooley LLP
500 Appalachian Way	1299 Pennsylvania Avenue NW Suite 700
Morehead, Kentucky 40351	Washington, DC 20004
(606) 653-6100	(202) 842-7800

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	20,143,404	$4.91	$98,904,114	$9,169

(1)Includes 197,628 shares of common stock previously issued by the registrant to the selling stockholder named herein and 19,945,776 shares of common stock that are available to be issued and sold by the registrant to the selling stockholder named herein from time to time at the registrant’s election pursuant to a common stock purchase agreement, dated as of December 15, 2021, between the registrant and the selling stockholder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(2)The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and represents the average high and low trading prices of the common stock as reported on The Nasdaq Global Select Market on December 15, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 16, 2021

PRELIMINARY PROSPECTUS

20,143,404 Shares of Common Stock

This prospectus relates to the offer and resale of up to 20,143,404 shares (the “Shares”) of our common stock, $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital, LLC (the “Selling Stockholder”). The shares included in this prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to a common stock purchase agreement we entered into with the Selling Stockholder on December 15, 2021 (the “Purchase Agreement”), in which the Selling Stockholder has committed to purchase from us, at our direction, up to $100,000,000 of our Common Stock, subject to terms and conditions specified in the Purchase Agreement. Concurrently with our execution of the Purchase Agreement on December 15, 2021, we issued 197,628 shares of Common Stock to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any shares of Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The Selling Stockholder may sell or otherwise dispose of the shares of Common Stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the Common Stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “APPH”. On December 15, 2021, the last reported sales price of the Common Stock as reported on Nasdaq was $5.09 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. We are incorporated in Delaware as a public benefit corporation. See the section titled “Prospectus Summary — Public Benefit Corporation.”

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 11 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2021

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholder of the securities described in this prospectus.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information.”

On January 29, 2021 (the “Closing Date”), AppHarvest Operations, Inc. (f/k/a AppHarvest, Inc., “Legacy AppHarvest”), a Delaware public benefit corporation, Novus Capital Corporation, a Delaware corporation (“Novus”), ORGA, Inc., a Delaware corporation and wholly-owned subsidiary of Novus (“Merger Sub”) consummated the closing of the transactions contemplated by the Business Combination Agreement and Plan of Reorganization, dated as of September 28, 2020 (the “Business Combination Agreement”), by and among Novus, Legacy AppHarvest and Merger Sub following the approval at a special meeting of the stockholders of Novus held on January 29, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AppHarvest and Novus was effected through the merger of Legacy AppHarvest with and into Merger Sub, with Legacy AppHarvest surviving as a wholly owned subsidiary of Novus (the “Business Combination”). On the Closing Date, Legacy AppHarvest changed its name to AppHarvest Operations, Inc. and Novus changed its name from Novus Capital Corporation to AppHarvest, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “AppHarvest,” “we,” “us,” “our” and similar terms refer to AppHarvest, Inc. (f/k/a Novus Capital Corporation) and its consolidated subsidiaries (including Legacy AppHarvest). References to “Novus” refer to the predecessor company prior to the consummation of the Business Combination.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;
●	costs related to the Business Combination;
●	changes in applicable laws or regulations;
●	our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
●	our ability to successfully construct controlled environment agriculture facilities, which may be subject to unexpected costs and delays;
●	the implementation, market acceptance and success of our business model;
●	our ability to scale in a cost-effective manner;
●	developments and projections relating to our competitors and industry;
●	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;
●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
●	our ability to maintain our status as a Certified B Corporation;
●	expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”);
●	our future capital requirements and sources and uses of cash;
●	our ability to obtain funding for our future operations;

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

●	our business, expansion plans and opportunities;
●	the outcome of any legal proceedings against us;
●	the outcome of any known and unknown litigation and regulatory proceedings; and
●	other risks and uncertainties set forth in this prospectus in the section titled “Risk Factors” beginning on page 11.

The foregoing list of risks is not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

AppHarvest was founded on January 19, 2018. Together with our subsidiaries, we are an applied agricultural technology company in Appalachia developing and operating some of the world’s largest high-tech indoor farms, which are designed to grow non-GMO produce free of chemical pesticide residues, use primarily rainwater, and produce significantly higher yields than those yields achieved by traditional agriculture on the same amount of land. AppHarvest combines conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.

We are also committed to the communities where we operate by providing compelling, long-term career opportunities to the local workforce as well as partnering with educational institutions, such as the University of Kentucky and local high schools and technical schools, to create programs that benefit students, researchers, and our own operations. At AppHarvest, our goal is to lay the foundation for Appalachia to become the AgTech capital of North America.

Our commitment to Appalachia is driven by the personal connection of AppHarvest’s leadership, including Jonathan Webb, Founder and Chief Executive Officer, to the area. As a proud Kentucky native, Mr. Webb has developed deep relationships within the Appalachian community that include civic leaders, strategic vendors and suppliers, and local and state elected officials. Our deep connection to the local community has been instrumental in facilitating our growth and development.

AppHarvest also has a refined geographic strategy in place designed to impart immediate as well as long-term benefits. Central Appalachia presents multiple strategic advantages for AppHarvest, including access to an abundant and hard-working labor force, beneficial climate patterns that allow all, or substantially all, of our water requirements to be supplied naturally by rainfall, and geographic proximity to approximately 70% of all U.S. households within a one-day drive.

AppHarvest is a mission-driven organization with an ethos rooted in sustainability and environmental, social, and governance (“ESG”) principles. Our leadership team and employees share a deeply-held belief that, as an organization, we are responsible to multiple stakeholders, including our workers, our community, our customers, our environment, and our stockholders. AppHarvest is a public benefit corporation, which underscores our commitment to our mission and stakeholders. In addition, we elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, AppHarvest was designated as a Certified B Corporation in December 2019. As of November 15, 2021, we are one of six publicly traded Certified B Corporations in the United States.

Prior to October 2020, our operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties for Controlled Environment Agriculture (“CEA”). In October 2020, we partially opened our first CEA facility in Morehead, Kentucky (the “Morehead CEA facility”), which we estimate can cultivate approximately 720,000 tomato plants with an approximate yield of 40 million pounds per year. In January 2021, we harvested our first crop of beefsteak tomatoes. In March 2021, we began harvesting our first crop of tomatoes on the vine. In May 2021, we opened production of the full 60 acres at the Morehead CEA facility. In August 2021, the Morehead CEA facility concluded its first harvest. The completed planting of its second crop was accomplished in September 2021, in preparation for its second growing season. The harvest of the new crop commenced in the fourth quarter of 2021.

We have begun construction on four more CEA facilities. Two of the facilities under construction are located in Berea, Kentucky (the “Berea leafy green facility”) and Richmond, Kentucky (the “Richmond tomato facility”). As of the date hereof, construction on the Berea leafy green facility is approximately 60% complete; the Richmond tomato facility is approximately 60% complete. Both CEA facilities are expected to be fully operational by the end of 2022. Groundbreakings for two more CEA facilities occurred in June

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

2021 in Somerset, Kentucky (the “Somerset facility”) and Morehead, Kentucky (the “Morehead leafy green facility”). The Somerset facility is intended to grow berries, and the Morehead leafy green facility, which is located adjacent to the Morehead CEA facility, is intended to grow leafy greens. The Somerset facility is over 40% complete and expected to be operational by the end of 2022. To incorporate design and other insights we gained from construction of the Berea leafy green facility and to maintain flexibility in the allocation of capital resources, we have temporarily paused development of the Morehead leafy green facility, with construction now expected to resume in 2022 and be operational in 2023.

We expect to have four CEA facilities operational by the end of 2022, with approximately 165 acres under production. We anticipate having nine operational CEA facilities in Appalachia, with approximately 400 acres of aggregate production capacity, by the end of 2025. We intend to continue to work toward a network of 12 CEA facilities by 2025. Our expectations assume that we are, and will be, able to obtain necessary capital when needed on acceptable terms.

To optimize our production capabilities, innovate on sustainability measures, and deliver on our goal of establishing AppHarvest as a leader within CEA, we are committed to developing and sourcing the most advanced technology available, especially in the fields of robotics, artificial intelligence, and automation. As part of these efforts, AppHarvest has empowered its subsidiary, AppHarvest Technology, Inc. (“AppHarvest Technology”), to design and sell new technology products to the broader agricultural market.

AppHarvest Technology also identifies and partners with other industry-leading agricultural technology companies to deliver a competitive advantage for AppHarvest’s operations. By building new products and enabling and enhancing partnerships between AppHarvest and leading agricultural tech companies, we leverage each other’s expertise and unlock new efficiencies and capabilities. Presently, these efforts are focused on two primary initiatives: A harvesting robot; and a cloud-based enterprise software system to enhance visibility into labor management and quality control within CEA facilities.

Public Benefit Corporation

Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives.

As provided in our amended and restated certificate of incorporation, the public benefits that we promote, and pursuant to which we manage our company, are empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of our employees and the community at large. Being a public benefit corporation underscores our commitment to our purpose and our stakeholders, including farmers and suppliers, consumers and customers, communities and the environment and stockholders.

Certified B Corporation

While not required by Delaware law or the terms of our amended and restated certificate of incorporation, we have elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, in December 2019, we were designated as a Certified B Corporation.

Background

We were originally known as Novus Capital Corporation. On January 29, 2021, Novus consummated the Business Combination with Legacy AppHarvest pursuant to the Business Combination Agreement (the “Merger”). In connection with the closing of the Business Combination, Legacy AppHarvest changed its name to AppHarvest Operations, Inc. and Novus changed its name from Novus Capital Corporation to AppHarvest, Inc. While Novus was the legal acquirer in the Merger, Legacy AppHarvest was deemed to

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

be the accounting acquirer in the Merger. As a result, the historical consolidated financial statements of Legacy AppHarvest became the historical consolidated financial statements of the combined company, upon the consummation of the Merger.

Committed Equity Financing

On December 15, 2021, we entered into the Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”), with B. Riley Principal Capital, LLC (the “Selling Stockholder” or “B. Riley Principal Capital”). Pursuant to the Purchase Agreement, we have the right to sell to B. Riley Principal Capital up to $100 million of shares of our Common Stock (the “Total Commitment”), subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock to B. Riley Principal Capital under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley Principal Capital of up to 20,143,404 shares of Common Stock, consisting of 197,628 shares of Common Stock that we issued to B. Riley Principal Capital in consideration of its commitment to purchase shares of Common Stock at our election under to the Purchase Agreement, and up to 19,945,776 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital, from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement

Upon the satisfaction of the conditions to B. Riley Principal Capital’s purchase obligation set forth in the Purchase Agreement (the “Commencement”), including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period after the date on which the Commencement occurs (the “Commencement Date”), to direct B. Riley Principal Capital to purchase a specified amount of shares of Common Stock, not to exceed 20% of the Purchase Volume Reference Amount (as defined below) applicable to such purchase (each such purchase, a “Purchase”) by delivering written notice to B. Riley Principal Capital (each, a “Purchase Notice”) between 6:00 a.m. and 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than $1.00 (subject to adjustment as set forth in the Purchase Agreement) and (ii) all shares of Common Stock subject to all prior Purchases and Additional Purchases (as defined below) effected by us under the Purchase Agreement theretofore required to have been received by B. Riley Principal Capital electronically on the applicable settlement date therefor have been so received by B. Riley Principal Capital in accordance with the Purchase Agreement.

The per share purchase price for the shares of Common Stock that we elect to sell to the Selling Stockholder in a Purchase pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Common Stock (the “VWAP”), during the full regular trading hour period on Nasdaq on the applicable Purchase Date, calculated in accordance with the Purchase Agreement, or, if the trading volume threshold calculated in accordance with the Purchase Agreement is reached during such regular trading hour period, then only during the portion of the regular trading hour period on the applicable Purchase Date prior to the time such volume threshold is reached, the precise commencement and ending times of such period in accordance with the Purchase Agreement (the “Purchase Valuation Period”), less a variable discount ranging from 3% to 5%. The applicable discount for a Purchase will depend on the aggregate number of shares of Common Stock purchased by the Selling Stockholder on the applicable Purchase Date for the Purchase and all Additional Purchases effected on the same Purchase Date as such Purchase (as applicable) (such amount, the “Aggregate Daily Purchase Share Amount”) relative to the Purchase Volume Reference Amount.

In addition to the regular Purchases described above (subject to certain additional conditions and limitations as described in the Purchase Agreement), we may also direct B. Riley Principal Capital, on the same Purchase Date on which we have properly submitted a Purchase Notice for a Purchase, with respect to which the Purchase Valuation Period has ended prior to 1:30 p.m., New York City time, on such Purchase Date (provided all shares of Common Stock subject to all prior Purchases and Additional Purchases effected by us under the Purchase Agreement theretofore required to have been received by B. Riley Principal Capital electronically on the applicable settlement date therefor have been so received by B. Riley Principal Capital in accordance with the Purchase Agreement), to purchase an additional amount of our common stock (each such additional purchase, an “Additional Purchase”) by delivering written notice to B. Riley Principal Capital by no later than 1:30 p.m., New York City time, on such Purchase Date, not to exceed 20% of the Purchase Volume Reference Amount applicable to such Additional Purchase.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

The per share purchase price for the shares of Common Stock that we elect to sell to the Selling Stockholder in an Additional Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Purchase, provided that the VWAP will be measured during the portion of the normal trading hours on the applicable Purchase Date determined in accordance with the Purchase Agreement (such period, the “Additional Purchase Valuation Period”).

The “Purchase Volume Reference Amount” is the lowest of: (i) the total number of shares of Common Stock traded on Nasdaq during the trading day immediately preceding the applicable purchase date for the Purchase; (ii) the average daily number of shares of Common Stock traded on Nasdaq during the five consecutive trading day-period ending on (and including) the trading day immediately preceding the applicable purchase date for the Purchase; and (iii) the average daily number of shares of Common Stock traded on Nasdaq during the 21 consecutive trading day-period ending on (and including) the trading day immediately preceding the applicable purchase date for the Purchase. If the Aggregate Daily Purchase Share Amount for a Purchase is equal to or less than 6.67% of the Purchase Volume Reference Amount applicable to such Purchase, the discount for such Purchase will be 3%. If the Aggregate Daily Purchase Share Amount for a Purchase or Additional Purchase, as applicable, is greater than 6.67%, but less than 15%, of the Purchase Volume Reference Amount applicable to such Purchase or Additional Purchase, the discount for such Purchase or Additional Purchase will be 4%. If the Aggregate Daily Purchase Share Amount for a Purchase or Additional Purchase is equal to or greater than 15% of the Purchase Volume Reference Amount applicable to such Purchase or Additional Purchase, the discount for such Purchase or Additional Purchase will be 5%.

There is no upper limit on the price per share that B. Riley Principal Capital could be obligated to pay for the Common Stock we may elect to sell to it in any Purchase or any Additional Purchase under the Purchase Agreement. The purchase price per share of Common Stock that we may elect to sell to B. Riley Principal Capital in a Purchase and an Additional Purchase under the Purchase Agreement will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Purchase Valuation Period for such Purchase or during the applicable Applicable Purchase Valuation Period for such Additional Purchase.

From and after Commencement, we will control the timing and amount of any sales of Common Stock to B. Riley Principal Capital. Actual sales of shares of our Common Stock to B. Riley Principal Capital under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital under the Purchase Agreement more than 20,143,404 shares of Common Stock, which number of shares is equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley Principal Capital for all of the shares of Common Stock that we direct B. Riley Principal Capital to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $5.11 per share (representing the lower of the official closing price of our Common Stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Common Stock to B. Riley Principal Capital under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley Principal Capital and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in B. Riley Principal Capital beneficially owning more than 4.99% of the outstanding shares of Common Stock.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to B. Riley Principal Capital. We expect that any proceeds received by us from such sales to B. Riley Principal Capital will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering (with certain limited exceptions) into an agreement to effect an “equity line of credit,” “at-the-market offering,” or “equity distribution program” whereby the Company may issue or sell Common Stock or securities convertible into or exercisable for Common Stock at a future determined price. B. Riley

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Principal Capital has agreed that none of B. Riley Principal Capital, its officers, its sole member or any entity managed or controlled by B. Riley Principal Capital or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the effective date of the registration statement of which this prospectus forms a part, (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $100 million, (iii) the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors. We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon five (5) trading days’ prior written notice to B. Riley Principal Capital. We and B. Riley Principal Capital may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor B. Riley Principal Capital may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital.

As consideration for B. Riley Principal Capital’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 197,628 shares of Common Stock to B. Riley Principal Capital.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to B. Riley Principal Capital under the Purchase Agreement after the Commencement Date. As of December 1, 2021, there were 100,746,628 shares of our Common Stock outstanding, of which 65,938,689 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $100 million of our Common Stock to the Selling Stockholder, only 20,143,404 shares of our Common Stock are being registered for resale by the Selling Stockholder under this prospectus, which represents (i) the 197,628 Commitment Shares that we issued to B. Riley Principal Capital on December 15, 2021 under the Purchase Agreement and (ii) up to 19,945,776 shares of Common Stock that may be issued to B. Riley Principal Capital from and after the Commencement Date, if and when we elect to sell shares to B. Riley Principal Capital under the Purchase Agreement. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares to B. Riley Principal Capital under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $100 million Total Commitment available to us under the Purchase Agreement. If all of the 20,143,404 shares offered by B. Riley Principal Capital for resale under this prospectus were issued and outstanding as of the date hereof (without taking into account the 19.99% Exchange Cap limitation), such shares would represent approximately 16.7% of the total number of shares of our Common Stock outstanding and approximately 23.4% of the total number of outstanding shares held by non-affiliates, in each case as of December 1, 2021. If we elect to issue and sell more than the 20,143,404 shares offered under this prospectus to B. Riley Principal Capital, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by B. Riley Principal Capital is dependent upon the number of shares we may elect to sell to B. Riley Principal Capital under the Purchase Agreement from and after the Commencement Date.

There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to B. Riley Principal Capital under the Purchase Agreement. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See the section titled “Risk Factors.” Issuances of our Common Stock in this offering will not

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to B. Riley Principal Capital.

Summary of Risks:

Our business and this offering are subject to a number of risks of which you should be aware before making a decision to invest in our securities. These risks include, among others, the following:

●	It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder.
●	The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.
●	Investors who buy shares at different times will likely pay different prices.
●	Our management will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
●	We are an early-stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future. Our business could be adversely affected if we fail to effectively manage our future growth and liquidity.
●	We will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.
●	We have an evolving business model, which increases the complexity of our business and makes it difficult to evaluate our future business prospects.
●	We face risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.
●	We currently rely on a single facility for all of our operations.
●	Any damage to or problems with our CEA facilities, or delays in construction, could severely impact our operations and financial condition.
●	Mastronardi Produce Limited (“Mastronardi”) is currently our sole, exclusive marketing and distribution partner. We are highly dependent on this relationship, and impairment to or termination of this relationship could adversely affect our results of operations and financial condition.
●	We depend on employing a skilled labor force, including local labor, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.
●	We could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand our product offerings or gain market acceptance of our products could have a negative effect on our business.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

●	We may be unable to successfully execute on our growth strategy. Failure to adequately manage our planned growth strategy may harm our business or increase our risk of failure
●	We have agreed not to compete with Mastronardi outside of Kentucky and West Virginia, which may limit our business opportunities.
●	We build CEA facilities which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.
●	We may not be able to compete successfully in the highly competitive natural food market.
●	We recently concluded our first growing season and have only just begun our second, which makes it difficult to forecast future results of operations.
●	Demand for our current and expected future products, which include tomatoes, leafy greens, berries, and other produce, is subject to seasonal fluctuations and may adversely impact our results of operations in certain quarters.
●	Food safety and foodborne illness incidents or advertising or product mislabeling may materially adversely affect our business by exposing us to lawsuits, product recalls, regulatory enforcement actions, or changes in consumer demand increasing our operating costs and reducing demand for our product offerings.
●	As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.
●	If we are unable to apply technology effectively in driving value for our clients through our technology-based platforms, our operating results, client relationships and growth could be adversely affected.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until December 31, 2021. While we will continue to remain an emerging growth company through the end of the 2021 fiscal year and take advantage of the benefits of the extended transition period, our public float exceeded $700 million as of June 30, 2021 and we will no longer qualify as an emerging growth company as of

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

December 31, 2021. We are required to provide management’s attestation on internal controls subject to Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the year ending December 31, 2021.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. As of June 30, 2021, our public float was greater than $700.0 million and therefore effective December 31, 2021, we will no longer qualify as a smaller reporting company although we will continue to use the scaled disclosures permitted for a smaller reporting company through our annual report on Form 10-K for the fiscal year ending December 31, 2021 and plan to begin providing non-scaled larger company disclosure in our first Form 10-Q of the next fiscal year.

Corporate Information

Our principal executive offices are located at 500 Appalachian Way, Morehead, Kentucky and our telephone number is (606) 653-6100. Our corporate website address is www.appharvest.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“AppHarvest” and our other registered and common law trade names, trademarks and service marks are property of AppHarvest, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

THE OFFERING

Shares of Common Stock offered by the Selling Stockholder

Up to 20,143,404 shares of Common Stock, consisting of:

•

197,628 Commitment Shares that we issued to the Selling Stockholder upon execution of the Purchase Agreement in consideration of its commitment to purchase shares of Common Stock at our election under the Purchase Agreement; and

•

Up to 19,945,776 shares (the “Purchase Shares”) we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time after the Commencement Date.

Shares of Common Stock outstanding	100,746,628 shares of Common Stock.
Shares of Common Stock outstanding after giving effect to the issuance of the shares registered hereunder	120,890,032 shares of Common Stock.
Use of proceeds

We will not receive any proceeds from the resale of shares of Common Stock included in this prospectus by the Selling Stockholder. However, we may receive up to $100 million in aggregate gross proceeds under the Purchase Agreement from sales of Common Stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date.

We expect to use the net proceeds that we receive from sales of our Common Stock to the Selling Stockholder, if any, under the Purchase Agreement for working capital and general corporate purposes. See the section titled “Use of Proceeds.”

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.
The Nasdaq Global Select Market trading symbol	“APPH.”

The number of shares of Common Stock to be outstanding is based on 100,746,628 shares of Common Stock outstanding as of December 1, 2021 and excludes:

●	2,915,143 shares of Common Stock issuable upon the settlement of restricted stock units (“RSUs”) granted under the 2021 Equity Incentive Plan (the “2021 Plan”);
●	35,611 shares of Common Stock issuable upon the exercise of outstanding options granted under the 2021 Plan;
●	7,018,200 shares of Common Stock available for future issuance under the 2021 Plan;
●	2,150,112 shares of Common Stock issuable upon the exercise of outstanding options granted under the 2018 Equity Incentive Plan (the “2018 Plan”);
●	1,413,646 shares underlying RSUs granted pursuant to the 2018 Plan;
●	1,966,656 shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”);

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

●	2,335,308 shares issuable upon the exercise of outstanding private warrants to purchase Common Stock (the “Private Warrants”), with an exercise price of $11.50 per share; and
●	10,906,409 shares issuable upon the exercise of outstanding public warrants to purchase Common Stock, (the “Public Warrants,” together with the Private Warrants the “Warrants”) with an exercise price of $11.50 per share.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you make a decision to buy our Common Stock, in addition to the risks and uncertainties discussed above under the section titled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our Common Stock could decline and you could lose all or part of your investment. The risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder.

On December 15, 2021, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $100 million of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion from time to time over an approximately 24-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Stockholder under the Purchase Agreement. Sales of our Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each Purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $100 million of our Common Stock to the Selling Stockholder, only 20,143,404 shares of our Common Stock (197,628 of which represent the Commitment Shares we issued to the Selling Stockholder upon signing the Purchase Agreement as payment of a commitment fee for the Selling Stockholder’s obligation to purchase shares of our Common Stock under the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. If after the Commencement Date we elect to sell to the Selling Stockholder all of the 19,945,776 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to the Selling Stockholder in Purchases and Additional Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable Purchase Valuation Period and Additional Purchase Valuation Period for each Purchase and each Additional Purchase, respectively, made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $100 million Total Commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 20,143,404 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $100 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective and we will need to obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the

Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by the Selling Stockholder for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $5.11, in which case, under applicable Nasdaq rules, the Exchange Cap limitation will not apply to issuances and sales of Common Stock under the Purchase Agreement, in each case, before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 20,143,404 shares of Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders.

In addition, we are not required or permitted to issue any shares of Common Stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Selling Stockholder will not be required to purchase any shares of our Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then issued and outstanding Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall.

If and when we do sell shares to the Selling Stockholder, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Our Business and Industry

We are an early-stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future. Our business could be adversely affected if we fail to effectively manage our future growth.

We incurred net losses of $17.3 million and $77.8 million and $5.7 million and $8.1 million for the three and nine months ended September 30, 2021 and 2020, respectively. Our net losses were $17.4 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively. We believe we will continue to incur net losses for the foreseeable future as we continue to invest in world-class technology to increase production and commercial sales of our products. We recently began our second growing season. There is no guarantee when, if ever, we will become profitable. We expect to expend substantial resources as we:

●	complete the build-out of facilities for which building has commenced and begin construction on additional facilities;
●	continue harvesting existing crops and plant and harvest new crops in our existing and future facilities;
●	fulfill our obligations under our marketing and distribution agreement with Mastronardi;
●	identify and invest in future growth opportunities, including the purchase or lease of new or expanded facilities and the development of new product lines;
●	invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products;
●	invest in product innovation and development; and
●	incur additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

These investments may not result in the growth of our business. Even if these investments do result in the growth of our business, if we do not effectively manage our growth, we may not be able to execute on our business plan and vision, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could adversely affect our business, financial condition and results of operations.

We will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.

The high-tech greenhouse agriculture business is extremely capital-intensive and we expect to expend significant resources to complete the build-out of facilities under construction, continue harvesting existing crops and plant and harvest new crops in our existing and future CEA facilities. These expenditures are expected to include working capital, costs of acquiring and building out new facilities, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting, developing and retaining a skilled labor force, including local labor. In addition, other unanticipated costs may arise due to the unique nature of these CEA facilities and increased production in our single operating facility at full capacity. We currently import many of the supplies and materials for greenhouse operations from abroad, including the construction materials for our CEA facilities, and seeds for plants. Accordingly, we are subject to risk of fluctuation in exchange rates, which could cause unexpected increases in our costs and harm our financial position.

We expect that our existing cash and credit available under our loan agreements will be sufficient to fund our planned operating expenses, capital expenditure requirements and any debt service payments through at least the next 12 months. However, our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than Common Stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans.

We have an evolving business model, which increases the complexity of our business and makes it difficult to evaluate our future business prospects.

Our business model is continuing to evolve. We are primarily engaged in building a sustainable food company with a resilient and scalable ecosystem of applied technology greenhouses to serve the rapidly growing consumer demand for fresh, chemical-free, non-GMO fruits, vegetables and related value-added products in the U.S. We also intend to pursue additional CEA opportunities through partnerships with third parties, including opportunities outside of the U.S. With the Root AI Acquisition in April 2021, we are also engaged in building an applied technology company, which develops CEA technology solutions for internal use and for potential sale to customers in the global CEA industry. From time to time, we may continue to modify aspects of our business model relating to our products and services. We do not know whether these or any other modifications will be successful. The evolution of and modifications to our business model will continue to increase the complexity of our business and place significant strain on our management, personnel, operations, systems, technical performance and financial resources. Future additions to or modifications of our business model are likely to have similar effects. Further, any new products or services we offer that are not favorably received by the market could damage our reputation or our brand. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We face risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.

We are focused on building large-scale CEA facilities in Appalachia with the goal of providing quality domestic supply of fresh fruits and vegetables to nearly 70% of the U.S. population. We primarily grow two varieties of tomatoes at the Morehead CEA facility—tomatoes on the vine and beefsteak tomatoes—and expect to expand to other tomato varieties and other fruits and vegetables such as berries, peppers, cucumbers, and leafy greens in the future at other facilities. As such, we are subject to the risks inherent in an agricultural business, such as insects, plant and seed diseases and similar agricultural risks, which may include crop losses, for which we are not insured; production of non-saleable products; and rejection of products for quality or other reasons, all of which may materially affect our operational and financial performance. Although our produce is grown in climate-controlled greenhouses, there can be no assurance that natural elements will not have an effect on the production of these products. In particular, plant diseases, such as root rot or tomato brown rugose fruit virus, or pest infestations, such as whiteflies, can destroy all or a significant portion of our produce and could eliminate or significantly reduce production at the greenhouse until we are able to disinfect the greenhouse and grow replacement tomatoes or other vegetables and fruits.

Although we have taken and continue to take precautions to guard against crop diseases and pests, these efforts may not be sufficient. For example, in June 2021, we experienced an outbreak of aphids and fruit flies in our Morehead greenhouse. In addition, diseases and pests can make their way into greenhouses from outside sources over which we have limited or no control. Diseases and pests can be inadvertently brought in by employees, from seeds and propagation vendors and from the trucks that transport supplies to the greenhouse. Once a disease or pest is introduced, we will need to quickly identify the problem and take remedial action in order to preserve the growing season. Failure to identify and remediate any diseases or pests in a timely manner could cause the loss of all or a portion of our crop and result in substantial time and resources to resume operations. Crop losses as a result of these agricultural risks could negatively impact our business, prospects, financial condition, results of operations and cash flows.

We currently rely on a single facility for all of our operations.

Our first CEA facility is a 2.76 million square foot CEA facility in Morehead, Kentucky, which partially opened in October 2020 and became fully operational in March 2021. For the immediate future, we will rely solely on the operations at the Morehead CEA facility. Adverse changes or developments affecting the Morehead CEA facility could impair our ability to produce our products and our business, prospects, financial condition and results of operations. Any shutdown or period of reduced production at the Morehead CEA facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond our control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would significantly disrupt our ability to grow and deliver our produce in a timely manner, meet our contractual obligations and operate our business. Our greenhouse equipment is costly to replace or repair, and our equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars, labor shortages, or other factors. If any material amount of our machinery were damaged, we would be unable to predict when, if at all, we could replace or repair such machinery or find co-manufacturers with suitable alternative machinery, which could adversely affect our business, financial condition and operating results. Any insurance coverage we have may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Any damage to or problems with our CEA facilities, or delays in construction, could severely impact our operations and financial condition.

Any damage to or problems with the Morehead CEA facility or any other CEA facilities we build or use in the future, including defective construction, repairs, or maintenance could have an adverse impact on our operations and business. We face risks including, but not limited to:

●	Weather. Our operations may be adversely affected by severe weather including tornados, lightning strikes, wind, snow, hail and rain. A tornado, lightning strike, severe hailstorm or unusually large amount of precipitation could cause damage or destruction to all or part of our greenhouse. We may be required to expend significant resources and time in mitigating damage to our crops, and such damage may not be covered by insurance. The impact of a severe weather event or natural disaster could result in significant losses and seriously disrupt our entire business.
●	Water Supply. We irrigate our plants with rainwater, collected in a 10-acre on-site retention pond, eliminating the need for city water or well water. The pond is constantly aerated with nanobubble technology, which combats harmful algae blooms and cyanotoxins. Once rainwater is pumped into the facility from the pond, it enters a closed-loop irrigation system. The water is processed through a sand filter and then sanitized with UV light. This destroys any viruses, bacteria and protozoa without the use of chemicals and with no unwanted disinfection by-products. Despite these precautions, there remains risk of contamination to our water supply from outside sources. Any contamination of the water in the retention pond could require significant resources to correct and could result in damage or interruption to our growing season.
●	Energy Costs or Interruption. Although our plants primarily grow using natural sunlight, requiring less energy per plant than indoor warehouse farms, we do supplement the light our plants receive with LED lighting and high-pressure sodium lighting, which makes us vulnerable to rising energy costs. We have diesel generators to maintain energy supply in the case of an outage, but these generators would not be able to power the facility for any prolonged period of time and could result in reduced crop yield. Rising or volatile energy costs may adversely impact our business, and our operations could be significantly affected by a prolonged power outage.

In addition, we have experienced and may continue to experience unexpected delays in building our CEA facilities for a variety of reasons, including limited financing, limited labor due to COVID-19 or other factors, unexpected construction problems or severe weather. For example, to incorporate design and other insights from construction of the 15-acre Berea leafy green facility and to maintain flexibility in the allocation of capital resources, we temporarily paused development of the 10-acre Morehead leafy green facility with construction now expected to resume in 2022 for a 2023 delivery. If we experience significant unexpected delays in construction, we may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm our business, financial condition and results of operations.

We depend on employing a skilled local labor force, including local labor, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.

Agricultural operations are labor intensive, and the growing season for greenhouses is year-round. In general, each year, we plan to begin planting in August or September, grow and harvest the produce into June, July, or August and then remove plants and clean the greenhouse in August. These year-round operations depend on the skills and regular availability of labor in Appalachia.

Central Appalachia’s labor force long powered America through its coal mining operations. Over the past decade, the coal industry’s precipitous decline and replacement by natural gas has left tens of thousands of skilled workers unemployed throughout the region. We have rapidly hired in the region as we prepared to open our CEA facility and benefited from a strong network of employer assistance programs ready to help companies interested in locating in the region to provide jobs for its ready workforce. However, there is competition for skilled agricultural labor in the region, particularly from the cannabis, food, and distribution industries, and even if we are able to identify, hire and train our labor force, there is no guarantee that we will be able to retain these employees. For example, while we have not experienced any material labor shortage to date, we have observed an overall tightening and increasingly competitive local labor market. In order to forestall any potential labor shortfall, we have hired contract laborers from outside of the region to help complete our next harvest. If we are unable to hire, train and retain a labor force capable of performing at a high level, or if mitigation measures we take to respond to a decrease in local labor availability, such as overtime and contract laborers, have unintended negative effects, our business results of operations and financial condition could be adversely affected. Further, the operation of CEA facilities requires unique skills, which may not be widely available in the regions where we operate. Any shortage of labor, lack of training or skills, or lack of regular availability could restrict our ability to operate our greenhouses profitably, or at all.

In addition, efforts by labor unions to organize our employees could divert management attention away from regular day-to-day operations and increase our operating expenses. Labor unions may make attempts to organize our non-unionized employees. We are not aware of any activities relating to union organizations at any of our facilities, but we cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. If we are unable to negotiate acceptable collective bargaining agreements, we may have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of our any work stoppage, our operating expenses could increase significantly, which could negatively impact our financial condition, results of operations and cash flows.

Our results of operations can be adversely affected by labor shortages, turnover and labor cost increases.

Labor is a primary component of operating our business. A number of factors may adversely affect the labor force available to us or increase labor costs, including high employment levels, federal unemployment subsidies, including unemployment benefits offered in response to the COVID-19 pandemic, and other government regulations. Although we have not experienced any material labor shortage to date, we have recently observed an overall tightening and increasingly competitive local labor market. A sustained labor shortage or increased turnover rates within our employee base, caused by COVID-19, or measures taken to address COVID-19, or as a result of general macroeconomic factors, could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees, and could negatively affect our ability to efficiently operate our greenhouse equipment and overall business.

If we are unable to hire and retain employees capable of performing at a high-level, or if mitigation measures we may take to respond to a decrease in labor availability, such as overtime and contract laborers, have unintended negative effects, our business could be adversely affected. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation, caused by COVID-19 or as a result of general macroeconomic factors, could have a material adverse impact on our operations, results of operations, liquidity or cash flows. Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our regulatory oversight and reporting obligations as a public company under the federal securities laws of the United States. Our management’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Mastronardi is currently our sole, exclusive marketing and distribution partner. We are highly dependent on our relationship with Mastronardi, and impairment to or termination of this relationship could adversely affect our results of operations and financial condition.

Mastronardi is our exclusive marketing and distribution partner for all tomatoes, peppers, cucumbers, berries and leafy greens (collectively, the “Products”) pursuant to the Purchase and Marketing Agreement between Legacy AppHarvest and Mastronardi dated as of March 28, 2019, as amended on December 18, 2020 (the “Mastronardi Morehead Agreement”). Under the terms of the Mastronardi Morehead Agreement, we are responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will sell the Products at market prices that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind United States Department of Agriculture (“USDA”) Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to us the gross sale price of the Products sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Products, which can fluctuate.

Mastronardi is only obligated to purchase our products that are at or above USDA Grade No. 1 standards and export quality standards within North America and of a quality required by Mastronardi’s customers, in Mastronardi’s sole determination. The Mastronardi Morehead Agreement provides for an inspection period during which Mastronardi will inspect our products to determine whether it meets the required quality standards, and Mastronardi may reject and return any of our products that do not meet these standards. Any significant or unexpected rejection of our products could negatively impact our results of operations, and we may be unable to sell the rejected products to other third parties. Further, because Mastronardi acts as an intermediary between us and the retail grocers or foodservice providers, we do not have short-term or long-term commitments or minimum purchase volumes with them that ensure future sales of our products.

If we expand our growing acreage or operations in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Morehead Agreement. In the event we or our affiliates engage in the business of growing fresh produce in a greenhouse in Kentucky and West Virginia (in each case, a “New Grower Facility”), Mastronardi has the right to deem such New Grower Facility to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Morehead Agreement for a period of ten years. In December 2020, Mastronardi elected to deem our Richmond tomato facility and Berea leafy green facility to be New Grower Facilities.

Due to the exclusive nature of this long-term distribution relationship, we could also be adversely affected if Mastronardi experiences impairment to its brand and reputation or to its financial condition. Mastronardi and we are each entitled to terminate the Mastronardi Morehead Agreement in the case of the other party’s uncured breach of the contract or bankruptcy or insolvency. If the Mastronardi Morehead Agreement is terminated, we may experience difficulty or delay in finding a suitable replacement distributor in a timely manner or at all, and our business, financial condition and results of operations could be harmed.

We could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand our product offerings or gain market acceptance of our products could have a negative effect on our business.

The market in which we operate is subject to changes in consumer preference, perception and spending habits. Our performance will depend significantly on factors that may affect the level and pattern of consumer spending in the U.S. food industry market in which we operate. Such factors include consumer preference, consumer income, consumer confidence in and perception of the safety and quality of our products and shifts in the perceived value for our products relative to alternatives.

●	Consumer Preferences. We currently produce primarily tomatoes on the vine and beefsteak tomatoes. Although tomatoes are the second most popular fresh market vegetable per capita in the United States, with per capita consumption increasing significantly in the past 40 years, there is no guarantee that tomatoes will continue to garner this popularity, that consumers will prefer the varieties of tomatoes grown by us, or that we will be successful in capturing a sufficient market share. If we are able to expand our product offerings to include other vegetables and fruits, such as cucumbers, peppers, leafy greens, and berries, we will similarly be impacted by consumer preferences for such vegetables and fruits.
●	Safety and Quality Concerns. Media coverage regarding the safety or quality of, or diet or health issues relating to, our products or the processes involved in our manufacturing, may damage consumer confidence in our products. For example, manufacturers and regulatory authorities have issued recalls of tomatoes in the past due to issues such as salmonella contamination. Any widespread safety or quality issues involving tomatoes or other fresh fruits or vegetables — even if not involving us — could adversely affect consumer confidence in and demand for such tomatoes or other fresh produce.
●	Consumer Income. A general decline in the consumption of our products could occur at any time as a result of change in consumer spending habits, including an unwillingness to pay a premium or an inability to purchase our products due to financial hardship, expectations of inflation, or increased price sensitivity, which may be exacerbated by the effects of the COVID-19 pandemic or other events.

The success of our products will depend on a number of factors including our ability to accurately anticipate changes in market demand and consumer preferences, our ability to differentiate the quality of our products from those of our competitors, and the effectiveness of marketing and advertising campaigns for our products. We may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. We or our partners also may not be able to effectively promote our products by marketing and advertising campaigns and gain market acceptance. If our products fail to gain market acceptance, are restricted by regulatory requirements, have quality problems, or are affected by consumer perceptions of safety and quality even arising from our competitors’ products, we may not be able to fully recover costs and expenses incurred in our operations, and our business, financial condition or results of operations could be materially and adversely affected.

We may be unable to successfully execute on our growth strategy.

Our growth strategy includes the development of new controlled environment agriculture facilities and the expansion of our product line.

●	New Controlled Agriculture Facilities. Our first CEA facility, which spans approximately 60 acres, opened its first 30 acres of growing space in Morehead, Kentucky in October 2020, with the remainder becoming operational in March 2021 and production beginning in May 2021. We have begun construction on our next four facilities in Berea, Richmond, Somerset and Morehead. In October 2020, we announced that we had broken ground at the facility in Richmond. The facilities will include 60 acres of growing space for tomatoes on the vine at the Richmond tomato facility and 15 acres of leafy greens at the Berea leafy green facility. Both new facilities are expected to be operational by the end of 2022. In the second quarter of 2021, we began construction of the 30 acre Somerset facility to grow berries and cucumbers and a 10 acre leafy green facility at the Morehead leafy green facility. For risks related to delays in construction of our CEA facilities, please see the risk factor “Any damage to or problems with our CEA facilities, or delays in construction, could severely impact our operations and financial condition.” We periodically enter into other agreements to purchase, or have an option to purchase, additional properties for potential development. We expect to have nine operational CEA facilities by the end of 2025, assuming, among other things, that we are able to obtain necessary capital when needed on acceptable terms. We intend to continue to work toward a network of 12 CEA facilities by 2025.

Identifying, planning, developing, constructing and finishing new CEA facilities in Central Appalachia has required and will continue to require substantial time, capital, and resources. Greenhouses, such as the Morehead CEA facility and other facilities, require a large amount of flat land with a maximum cut and fill area, the ability to obtain the appropriate permits and approvals, sufficient utilities and road access and adequate availability of skilled labor, among other things. We may be unsuccessful in identifying available sites in Central Appalachia that are conducive to our planned projects, and even if identified, we may ultimately be unable to lease, purchase, build or operate on the land for any number of reasons. Because of the capital-intensive nature of these projects, we will need to prioritize which sites we plan to develop, and there can be no guarantee that we will select or prioritize sites that will ultimately prove to be appropriate for construction. Further, we may spend time and resources developing sites at the expense of other appropriate sites, which may ultimately have been a better selection or more profitable location. On the other hand, if we overestimate market demand and expands into new locations too quickly, we may have significantly underutilized assets and may experience reduced profitability. If we do not accurately align capacity at our greenhouses with demand, our business, financial condition and results of operations could be adversely affected.

●	New Product Lines. We aspire to develop a leading fruit and vegetable brand widely known for its sustainable practices. We plan to leverage our strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. We also consider the development of value-added products to be key to our long-term growth strategy with value-added defined as being beyond the traditional fresh vegetable offerings of tomatoes on the vine, beefsteak tomatoes, and other produce, and which could include items such as tomato paste, salsa, beverages, tomato sauces and ketchup. We also plan to evaluate opportunities to develop lines of co- branded fresh food and snacking products.

We may not be successful in our efforts to expand into value-added and co-branded products, or may invest in product opportunities that are not ultimately successful or profitable. We have no experience in developing or manufacturing value-added products and may not be able to develop or hire the expertise needed to expand into this field in an efficient and profitable manner. By developing co-branded products, we also face risks around aligning our brand with that of a third party over which we may have limited or no control.

We may not be able to implement our growth strategy successfully. Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Failure to adequately manage our planned growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue a growth strategy for the expansion of our operations through increased product development and marketing. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, market value-added products effectively, establish and maintain strategic relationships with suppliers, and obtain adequate and necessary capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for sales growth, and our operations may not be successful or achieve anticipated operating results.

We have agreed not to compete with Mastronardi outside of Kentucky and West Virginia, which may limit our business opportunities.

We have agreed not to compete with Mastronardi outside of Kentucky and West Virginia, which includes the businesses of growing, harvesting, packaging, distributing or selling fresh produce, subject to certain exceptions for fresh produce that is grown in Kentucky or West Virginia. Although we are currently focused on building greenhouses in Central Appalachia, if we desired in the future to build or operate facilities outside of Kentucky or West Virginia that were competitive with Mastronardi, the Mastronardi Morehead Agreement requires us to obtain Mastronardi’s consent before doing so. If Mastronardi withholds such consent for any reason, this could have the effect of restricting certain business opportunities outside of Kentucky and West Virginia during the term of the non-compete provision. The non-compete provision runs for ten years from the date of a first commercial harvest from the Morehead CEA facility and also runs for ten years measured from the date of a first commercial harvest from a facility deemed to be a New Grower Facility by Mastronardi under the terms of the Mastronardi Morehead Agreement.

We build CEA facilities, which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.

We build CEA facilities that are dependent on a number of key inputs and their related costs including materials such as steel and glass and other supplies, as well as electricity and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact our business, financial condition and operating results. We have entered into a direct contractual relationship with Dalsem Greenhouse Technology, B.V. (“Dalsem”) for the construction of our Richmond tomato facility and Berea leafy green facility and Dalsem also provides significant construction services for the Morehead CEA facility. If Dalsem encounters unexpected costs, delays or other problems in building these CEA facilities, our financial position and ability to execute on our growth strategy could be negatively affected. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on our business, financial condition and operating results.

The price of production, sale and distribution of these goods may fluctuate widely based on the impact of numerous factors beyond our control including international, economic and political trends, transportation disruptions, expectations of inflation, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods. In addition, we import substantially all of the construction materials used to build the CEA facilities. The use of third-party import services can cause logistical problems, unexpected costs and delays in facility construction, which we cannot directly control. Any prolonged disruption of third-party delivery and shipping services could negatively affect our facility building schedule. Rising costs associated with third-party transportation services used to ship materials may also adversely impact our building schedule and crop season planning, and more generally our business, financial condition, results of operations and prospects.

The COVID-19 pandemic continues to impact worldwide economic activity, and the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions in response, such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors, which are creating disruption in global supply chains. The increased global demand on shipping and transport services may cause us to experience delays in the future, which could impact our ability to obtain materials or build our greenhouses in a timely manner. These factors could otherwise disrupt our operations and could negatively impact our business, financial condition and results of operations.

If we experience significant unexpected delays in construction, we may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm our business, financial condition and results of operations.

We may not be able to compete successfully in the highly competitive natural food market.

We operate in the highly competitive natural foods environment. With the importing of vine crops rapidly increasing, our competition includes large-scale operations in Mexico and to a lesser extent the southwestern United States. In this market, competition is based on, among other things, product quality and taste, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising, promotion and nutritional claims.

We may not be able to compete successfully with imported goods, including from Mexico and Canada. A risk for high-tech producers in the United States is that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers achieve this not by investing equivalent capital, but by leveraging climatic advantages at lower cost. Market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this niche. Meanwhile, Canadian producers are beginning or expanding production in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities. The Canadian greenhouse industry is located primarily in Ontario in the east and British Columbia in the west. The Canadian greenhouse industry is supported by extensive government subsidies and financing that allows them to compete with the United States and Mexico on production cost.

We also face competition from traditional greenhouse operators both domestic and abroad, as well as from high-tech agricultural startups that are focused on development of farms either in or near major cities.

Each of these competitors may have substantially greater financial and other resources than us and some of whose products are well accepted in the marketplace today. We cannot be certain that we will successfully compete with larger competitors that have greater financial, sales and technical resources. They may also have lower operational costs, and as a result may be able to offer comparable or substitute products to customers at lower costs. This could put pressure on us to lower our prices, resulting in lower profitability or, in the alternative, cause us to lose market share if we fail to lower prices. Retailers may also market competitive products under their own private labels, which are generally sold at lower prices, and may change the merchandising of our products so we have less favorable placement.

The CEA agriculture business also has low barriers to entry, and we will not be able to prevent competitors from building and operating similar greenhouses. We rely heavily on the know-how of our employees and management team, our experience and our relationships with significant stakeholders in the agriculture industry and in Central Appalachia.

In addition, our ability to compete successfully in this market depends, in large part, on our ability to implement our growth strategy of building additional controlled environment facilities and expanding our product line. Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

We recently concluded our first growing season and have only just begun our second season, which makes it difficult to forecast future results of operations.

Our first CEA facility in Morehead, Kentucky partially opened in October 2020, marking the beginning of our first growing season. The Morehead CEA facility was completed in March 2021 and we concluded our first growing season in August 2021. We recently completed planting our second crop in September 2021 and the harvest of the new crop commenced in the fourth quarter of 2021. As a result, our ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. In future periods, net sales growth could slow or net sales could decline for a number of reasons, including slowing demand for our products, increasing competition, a decrease in the growth of the overall market, or our failure, for any reason, to take advantage of growth opportunities. If our assumptions regarding these risks and uncertainties and future net sales growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

If we fail to develop and maintain our brand, our business could suffer.

We plan to leverage our strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. Our success depends on our ability to maintain and grow the value of our brand. Maintaining, promoting and positioning our brand and reputation will depend on, among other factors, the success of our product offerings, food safety, quality assurance, marketing and merchandising efforts, our continued focus on the environment and sustainability and ability to provide a consistent, high-quality consumer and customer experience. Any negative publicity, regardless of its accuracy, could impair our business.

With respect to our products that will be distributed by Mastronardi, Mastronardi controls the packaging, branding and marketing of these products. Although Mastronardi has agreed to use its best efforts to include the AppHarvest name and branding on our products, it is under no obligation to do so if such inclusion would conflict with instructions from a Mastronardi customer for the products or Mastronardi believes that we have suffered material impairment to our reputation or any of our brands. If Mastronardi does not include prominent AppHarvest branding on the packaging of our products we distribute, or if Mastronardi fails to effectively market our products, this could hamper our efforts to establish and grow our brand and reputation.

Further, the growing use of social and digital media by us, our consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about us, our partners or our products on social or digital media could seriously damage our brand and reputation. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of our consumers, customers or distributors, including adverse publicity or a governmental investigation, litigation, including securities class actions, or regulatory enforcement action, could significantly reduce the value of our brand and significantly damage our business. If we do not achieve and maintain favorable perception of our brand, our business, financial condition and results of operations could be adversely affected.

Our brand and reputation may be diminished due to real or perceived quality, food safety, or environmental issues with our products, which could negatively impact our business, reputation, operating results and financial condition.

Real or perceived quality, food safety, or environmental concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving our products (such as incidents involving Mastronardi or our competitors), could cause negative publicity and reduced confidence in our company, brand or products, which could in turn harm our reputation and sales, and could adversely affect our business, financial condition and operating results. Brand value is also based on perceptions of subjective qualities, such as appearance and taste, and any incident that erodes the loyalty of our consumers, including changes to product appearance, taste or packaging, could significantly reduce the value of our brand and significantly damage our business.

We also have no control over our products once Mastronardi or any other distributor takes possession of them. Distributors or consumers may store our products under conditions and for periods of time inconsistent with USDA, U.S. Food and Drug Administration (the “FDA”), and other governmental guidelines, which may adversely affect the quality and safety of our products.

If consumers do not perceive our products to be of high quality or safe, then the value of our brand would be diminished, and our business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of consumers in the quality and safety of our products would be difficult and costly to overcome. Any such negative effect could be exacerbated by our market positioning as a socially conscious grower of high quality produce and may significantly reduce our brand value. Issues regarding the safety of any of our products, regardless of the cause, may harm our brand, reputation and operating results.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Our market opportunity estimates and growth forecasts, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, particularly in light of the ongoing COVID-19 pandemic and the related economic impact. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase our products at all or generate any particular level of net sales for us. Any expansion in our market depends on a number of factors, including the cost and perceived value associated with our product and those of our competitors. Even if the market in which we compete meets our size estimates and growth forecast, our business could fail to grow at the rate we anticipate, if at all. Our growth is subject to many factors, including success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, any forecasts of market growth should not be taken as indicative of our future net sales or growth prospects.

Demand for our current and expected future products, which include tomatoes, berries, peppers, cucumbers, other vine produce, and leafy greens is subject to seasonal fluctuations and may adversely impact our results of operations in certain quarters.

Demand for our current and expected future products, which include tomatoes, berries, peppers, cucumbers, other vine produce, and leafy greens fluctuates and tends to be greater during the summer months. As a result, comparisons of our sales and operating results between different quarters within a single fiscal year may not necessarily be meaningful comparisons. If we are not correct in predicting demand and planning our growing seasons accordingly, we may experience a supply and demand imbalance, which could adversely impact our results of operations.

If we cannot maintain our company culture or focus on our vision as we grow, our business and competitive position may be harmed.

Our vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. Any failure to preserve our culture or focus on our vision could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important values. If we fail to maintain our company culture or focus on our vision, our business and competitive position may be harmed.

Recent and future acquisitions could disrupt our business and adversely affect our business operations and financial results.

We have in the past acquired products, technologies and businesses from other parties, such as our recent acquisition of Root AI in April 2021, and we may choose to expand our current business by acquiring additional businesses or technologies in the future. Acquisitions, including the Root AI acquisition, involve many risks, including the following:

●	an acquisition may negatively affect our financial results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;
●	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;
●	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
●	an acquisition may result in uncertainty about continuity and effectiveness of service from either company;
●	we may encounter difficulties in, or may be unable to, successfully integrate or sell any acquired solutions;
●	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;
●	our use of cash to pay for an acquisition would limit other potential uses for our cash; and
●	if we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants.

The occurrence of any of these risks could have an adverse effect on our business operations and financial results. In addition, we may only be able to conduct limited due diligence on an acquired company’s operations. Following an acquisition, we may be subject to unforeseen liabilities arising from an acquired company’s past or present operations and these liabilities may be greater than the warranty and indemnity limitations that we negotiate. Any unforeseen liability that is greater than these warranty and indemnity limitations could have a negative impact on our financial condition.

Food safety and foodborne illness incidents or advertising or product mislabeling may materially adversely affect our business by exposing us to lawsuits, product recalls, regulatory enforcement actions, or changes in consumer demand increasing our operating costs and reducing demand for our product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, foodborne illnesses or other food safety incidents caused by products, or involving our suppliers, could result in the discontinuance of sales of these products or our relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions, or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence, or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of foodborne illnesses or other food safety incidents could also adversely affect the price and availability of affected raw materials, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, distributors or customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers due to negative consumer experiences or because of an adverse impact on our brand and reputation. The costs of a recall could be outside the scope of our existing or future insurance policy coverage or limits.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants, and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like us to analyze, prepare, and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products, suspension of our facilities’ registrations, and/or the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition, and operating results.

Our operations are subject to FDA and USDA governmental regulation and state regulation, and there is no assurance that we will be in compliance with all regulations.

Our operations are subject to extensive regulation by the FDA and other federal, state and local authorities. Specifically, we are subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food. Under this program, the FDA requires that facilities that grow, pack, and/or process food products comply with a range of requirements, including standards for the growing, harvesting, packing, and holding of produce, hazard analysis and preventative controls regulations, current good manufacturing practices, and supplier verification requirements. Our processing facilities are subject to periodic inspection by federal, state and local authorities. If we cannot successfully manufacture products that conform to our specifications and the strict regulatory requirements of the FDA or others, we may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, or could result in a recall of our product that have already been distributed. If the FDA or a comparable foreign regulatory authority determines that we have not complied with the applicable regulatory requirements, our business may be materially impacted.

We seek to comply with applicable regulations through a combination of employing internal experience and expert personnel to ensure quality-assurance compliance (i.e., assuring that products are not adulterated or misbranded) and contracting with third-party laboratories that conduct analyses of products to ensure compliance with nutrition labeling requirements and to identify any potential contaminants before distribution. Failure by us to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to our operations could subject us to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business.

Changes in existing laws or regulations, or the adoption of new laws or regulations, may increase our costs and otherwise adversely affect our business, results of operations and financial condition.

The manufacture and marketing of food products is highly regulated. We and our suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality, and safety of our products, as well as the health and safety of our employees and the protection of the environment.

In the United States, we are subject to regulation by various government agencies, including the FDA, Federal Trade Commission (the “FTC”), Occupational Safety and Health Administration (“OSHA”), Environmental Protection Agency (the “EPA”), and USDA, as well as various state and local agencies. We are also regulated outside the United States by various international regulatory bodies. In addition, depending on customer specification, we may be subject to certain voluntary, third-party standards, such as Global Food Safety Initiative standards and review by voluntary organizations, such as the Council of Better Business Bureaus’ National Advertising Division. We could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. The loss of third-party accreditation could result in lost sales and customers, and may adversely affect our business, results of operations, and financial condition. In connection with the marketing and advertisement of our products, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states.

The regulatory environment in which we operate could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for our products may lead to an increase in costs or interruptions in production, either of which could adversely affect our operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect our business, results of operations, and financial condition.

Failure by any partner farms, suppliers of raw materials or co-manufacturers to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of our products, may disrupt our supply of products and adversely affect our business.

If our suppliers, or any partner farms or co-manufacturers that we engage or may engage in the future, fail to comply with food safety, environmental, or other laws and regulations, or face allegations of non-compliance, our operations may be disrupted. Additionally, such partner farms and co-manufacturers would be required to maintain the quality of our products and to comply with our standards and specifications. In the event of actual or alleged non-compliance, we might be forced to find alternative partner farms, suppliers or co-manufacturers and we may be subject to lawsuits related to such non-compliance by such partner farms, suppliers, and co-manufacturers. As a result, our supply of produce and finished inventory could be disrupted or our costs could increase, which would adversely affect our business, results of operations, and financial condition. The failure of any future co-manufacturer to produce products that conform to our standards could adversely affect our reputation in the marketplace and result in product recalls, product liability claims, and economic loss. Additionally, actions we may take to mitigate the impact of any disruption or potential disruption in our supply of produce, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect our business, results of operations, and financial condition.

We are subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.

Our business operations and ownership and operation of real property are subject to stringent and complex federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment, and the handling and disposition of hazardous materials (including pesticides) and wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment and to occupational safety and health. In addition, we may be required to obtain and maintain environmental permits for our business operations under certain environmental laws and regulations. Compliance with these laws and regulations, and the ability to comply with any modifications to these laws and regulations, is material to our business. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of investigatory and remedial obligations and the issuance of injunctions delaying or prohibiting our business operations. New matters or sites may be identified in the future that will require additional investigation, assessment, or expenditures. Future discovery of contamination of property underlying or in the vicinity of our present properties or facilities and/or waste disposal sites could require us to incur additional expenses. The occurrence of any of these events, the implementation of new laws and regulations, regulations, or stricter interpretation of existing laws or regulations, could adversely affect our financial results.

Climate change and the regulation of greenhouse gases emissions have the potential to affect our business operations. For example, the EPA has adopted regulations for the measurement and annual reporting of carbon dioxide, methane and other greenhouse gases emitted from certain large facilities. In addition, both houses of Congress have considered legislation to reduce emissions of greenhouse gases, and a number of states have taken, or are considering taking, legal measures to reduce emissions of greenhouse gases. In January 2021, President Biden issued the 2021 Climate Change Executive Order that, among other things, sets goals of a carbon pollution free power sector by 2035 and a net zero economy by 2050. This Executive Order also commenced the process for the U.S. reentering the Paris Climate Agreement. The Paris Climate Agreement provides for the cutting of carbon emissions every five years, beginning in 2023, and sets a goal of keeping global warming to a maximum limit of two degrees Celsius and a target limit of 1.5 degrees Celsius greater than pre-industrial levels. Federal and state regulatory agencies can impose administrative, civil and/or criminal penalties for non-compliance with greenhouse gas requirements. In addition, states and local governments are undertaking efforts to meet climate goals. Even if limits on greenhouse gas emissions are not directly applicable to us, they could result in increased electricity, fuel or other supply costs that may adversely affect our business. Moreover, some experts believe climate change poses potential physical risks, including an increase in sea level and changes in weather conditions, such as an increase in precipitation and extreme weather events. Our operations may be adversely affected by severe weather including tornados, lightning strikes, wind, snow, hail and rain.

We limit the use of chemical pesticides in accordance with our Chemical Pesticide Policy. Any use of chemical pesticides, as defined in our Chemical Pesticide Policy, to address any pest incidents will be disclosed, as stated in that policy, in our annual sustainability report. In any such circumstance we would use, to the extent practicable, the chemical pesticide with the lowest human toxicity, and apply such substance in a manner designed to eliminate or minimize pesticide residue on our products. Chemical pesticide use may cause reputational harm and could adversely affect our business, prospects, financial condition and operating results. We use biopesticides and biofungicides as a part of an integrated crop management program whereby cultural controls are used to limit pesticide intervention. Biopesticides and biofungicides are only used where no other control step is practicable. We use ethephon-based products, considered organophosphate pesticides by the U.S. EPA, as plant growth regulators to facilitate even ripening of tomatoes on the vine. The federal environmental laws to which our operations are, or may be, subject include the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA) and regulations thereunder, which regulate pesticides; the Clean Air Act (CAA) and regulations thereunder, which regulate air emissions; the Clean Water Act (CWA) and regulations thereunder, which regulate the discharge of pollutants in industrial wastewater and storm water runoff; the Resource Conservation and Recovery Act (RCRA) and regulations thereunder, which regulate the management and disposal of hazardous and non-hazardous solid wastes; and the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and regulations thereunder, known more commonly as “Superfund,” which impose liability for the remediation of releases of hazardous substances in the environment. We are also subject to regulation under OSHA and regulations thereunder, which regulate the protection of the safety and health of workers. Analogous state and local laws and regulations may also apply.

The unavailability, reduction or elimination of government and economic incentives could negatively impact our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of our operations or other reasons may result in the diminished competitiveness of the CEA facility industry generally or our products in particular. This could materially and adversely affect the growth of the CEA facility markets and our business, prospects, financial condition and operating results.

We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to effectively operate our business.

We are dependent on various information technology systems, including, but not limited to, networks, applications, operating systems, and outsourced services in connection with the current and planned operation of our business. A failure of these information technology systems to perform as anticipated could cause our business to suffer. For example, our growers are aided in their work by climate and greenhouse operations software designed by Priva B.V. If this software does not perform as anticipated, our growers may receive inadequate or erroneous information about the condition of the plants being grown, which may result in increased mitigation expenses, waste, additional labor expenses and partial or full loss of the crop.

In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact our business.

A cybersecurity incident or other technology disruptions could negatively impact our business.

We use or plan to use computers, software and technology in substantially all aspects of our business operations. We build and operate robotics which rely on these technologies. Our employees also use or plan to use mobile devices, social networking and other online activities to connect with crew members, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Cybersecurity incidents are increasing rapidly in their frequency, sophistication and intensity, with third-party phishing and social engineering attacks in particular increasing in connection with the COVID-19 pandemic. Our business involves sensitive information and intellectual property, including know-how, private information about crew members and financial and strategic information about us and our business partners.

While we have implemented and plans to implement measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation or release of sensitive information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers and distributors, potential liability and competitive disadvantage all of which could negatively impact our business, financial condition or results of operations.

If we are unable to apply technology effectively in driving value for our clients through our technology-based platforms, our operating results, client relationships and growth could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by digital disruption and developments in technology. These may include new robotics and automation products which we seek to introduce as turnkey CEA technology solutions. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants (for example, through disintermediation) or new entrants such as technology companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence, to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. If we fail to develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards, our value proposition and operating efficiency could be adversely affected. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

The loss of any intellectual property could enable other companies to compete more effectively with us.

We own trademarks and other proprietary rights that are important to our business, including our principal trademark, AppHarvest. Our trademarks are valuable assets that reinforce the distinctiveness of our brand to consumers. We believe that the protection of our trademarks, copyrights and domain names is important to our success. We have also invested a significant amount of money in establishing and promoting our trademarked brand. In connection with our acquisition of Root AI, Inc. (now AppHarvest Technology, Inc.), we acquired nine U.S. patent applications, which, if issued, are expected to expire in 2039 to 2041, without taking into account any possible patent term adjustment. We also rely on unpatented proprietary expertise and copyright protection to develop and maintain our competitive position. Our continued success depends, to a significant degree, upon our ability to protect and preserve our intellectual property, including trademarks and copyrights.

We rely on confidentiality agreements and trademark and copyright law to protect our intellectual property rights. These confidentiality agreements with our employees and certain of our consultants, contract employees, suppliers and independent contractors generally require that all confidential information be kept strictly confidential.

We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of our brand and products. We also cannot offer any assurances about which of our patent applications will issue, the breadth of any resulting patent or whether any of the issued patents will be found invalid and unenforceable or will be threatened by third parties. We cannot offer any assurances that the breadth of our granted patents will be sufficient to stop a competitor from developing and commercializing robots, gripping tools and arms, and sensors that would be competitive with one or more of the technologies we are developing. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may negatively impact our business, financial condition and results of operations.

We may be unable to obtain or qualify for government grants and incentives in the future.

We have applied for and received various government grants and incentives in connection with building the Morehead CEA facility, and we may in the future apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support sustainable agriculture. Our ability to obtain funds or qualify for incentives from government or other sources is subject to availability of funds under applicable programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining or qualifying for any of these additional grants, loans and other incentives, and failure to obtain or qualify for these grants, loans and other incentives could have a negative effect on our operating costs and ability to open additional greenhouses.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and related notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of net sales and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes, among others. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our securities.

Our employees and independent contractors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could negatively impact our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

The COVID-19 pandemic could negatively impact on our business, results of operations and financial condition.

In connection with the COVID-19 pandemic, and variants thereof, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. While such measures have been relaxed in certain jurisdictions, to the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain, treat, or prevent COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect our operations and demand for our products.

Although we have not experienced material financial impacts due to the pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. Although our business is considered an “essential business,” the COVID-19 pandemic could result in labor shortages, which could result in our inability to plant and harvest crops at full capacity and could result in spoilage or loss of unharvested crops. The impact of COVID-19 on any of our suppliers, distributors, transportation or logistics providers may negatively affect our costs of operation and our supply chain. If the disruptions caused by the COVID- 19 pandemic, including decreased availability of labor, continue despite the increasing availability of vaccines, our ability to meet the demands of distributors and customers may be materially impacted.

Further, the COVID-19 pandemic may impact customer and consumer demand. There may be significant reductions or volatility in consumer demand for our products due to the temporary inability of consumers to purchase these products due to illness, quarantine or financial hardship, shifts in demand away from one or more of our products, decreased consumer confidence and spending, expectations of inflation or pantry-loading activity, any of which may negatively impact our results, including as a result of an increased difficulty in planning for operations and future growing seasons.

The extent of the COVID-19 pandemic’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic and the effectiveness of vaccines against COVID-19 and variants thereof, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of the COVID-19 pandemic on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact our business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Adherence to our values and our focus on long-term sustainability may negatively influence our short- or medium-term financial performance.

Our values are integral to everything we do. We are committed to empowering individuals in Appalachia, driving positive environmental change in the agriculture industry and improving the lives of our employees and the community at large. We may take actions in furtherance of those goals and, therefore, our stockholders over a longer period of time, even if those actions do not maximize short- or medium-term financial results. However, these longer-term benefits may not materialize within the timeframe we expect or at all. For example, we are a public benefit corporation under Delaware law. As a public benefit corporation, we are required to balance the financial interests of our stockholders with the best interests of those stakeholders materially affected by our conduct, including particularly those affected by the specific benefit purpose set forth in our amended and restated certificate of incorporation. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with our related obligations could negatively impact our ability to provide the highest possible return to our stockholders.

As a public benefit corporation, we are required to publicly disclose a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. If we are not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, our reputation and status as a public benefit corporation may be harmed.

While not required by Delaware law or the terms of our amended and restated certificate of incorporation, we elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, we have been designated as a “Certified B Corporation.” The term “Certified B Corporation” does not refer to a particular form of legal entity, but instead refers to companies that are certified by an independent non-profit organization as meeting rigorous standards of social and environmental performance, accountability and transparency. The standards for Certified B Corporation certification may change over time. These standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies. Our reputation could be harmed if we lose our status as a Certified B Corporation, whether by our choice or by our failure to meet certification requirements, if that change in status were to create a perception that we are more focused on financial performance and are no longer as committed to the values shared by Certified B Corporations. Likewise, our reputation could be harmed if our publicly reported B Corporation score declines and that created a perception that we have slipped in our satisfaction of the Certified B Corporation standards. Similarly, our reputation could be harmed if we take actions that are perceived to be misaligned with our values.

As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.

As a public benefit corporation, our board of directors has a duty to balance (i) the pecuniary interest of our stockholders, (ii) the best interests of those materially affected by our conduct and (iii) specific public benefits identified in our charter documents. While we believe that our public benefit corporation designation and obligations will benefit our stockholders, in balancing these interests the board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from our public benefit purposes may not materialize within the timeframe we expect or at all and may have negative effects. For example:

●	We may choose to revise our policies in ways that we believe will be beneficial to our stakeholders, including farmers, employees, regional economic development organizations, retailers, sustainability experts at BSR, suppliers, local communities, and our internal senior management and board of directors members, even though the changes may be costly;
●	We may take actions, such as building state-of-the-art facilities with technology and quality control mechanisms that exceed the requirements of USDA, EPA, and the FDA, even though these actions may be more costly than other alternatives;
●	We may be influenced to pursue programs and services to demonstrate our commitment to the communities to which we serve and bringing ethically produced food to the table even though there is no immediate return to our stockholders; or
●	In responding to a possible proposal to acquire the company, our board of directors may be influenced by the interests of our stakeholders, including farmers, employees, regional economic development organizations, retailers, sustainability experts at BSR, suppliers, local communities, and our internal senior management and members of our board of directors, whose interests may be different from the interests of our stockholders.

We may be unable or slow to realize the benefits we expect from actions taken to benefit our stakeholders, including farmers, employees, suppliers and local communities, which could adversely affect our business, financial condition and results of operations, which in turn could cause our stock price to decline.

As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations.

Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock shares of at least $2.0 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute our strategy. Any such derivative litigation may be costly and have an adverse impact on our financial condition and results of operations.

Risks Related to Ownership of Our Securities

We have previously identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

During 2021 and in a connection with the restatement of Novus’ 2020 consolidated financial statements prior to the Business Combination, management re-evaluated the effectiveness of Novus’s disclosure controls and procedures as of December 31, 2020. Management concluded that Novus’s disclosure controls and procedures were not effective as of December 31, 2020, due to a material weakness in the internal control over financial reporting related to the accounting for complex equity instruments, solely as a result of Novus’s classification of the warrants as a component of equity instead of derivative liabilities and classification of the common stock as a component of equity instead of common stock subject to possible redemption.

AppHarvest believes that the above identified material weakness was remediated following the Business Combination as the disclosure controls and procedures and internal controls over financial reporting of privately held AppHarvest (as the deemed accounting acquirer) became the disclosure controls and procedures and internal control over financial reporting of the combined company, and the financial reporting and accounting personnel of privately held AppHarvest assumed such roles and responsibilities of the combined company.

There can be no assurance that other material weaknesses will not arise in the future. Any material weaknesses in our internal control over financial reporting could cause us to fail to meet our future reporting obligations or could result in material misstatements in our financial statements, which in turn could have an adverse effect on our financial condition. Any material weakness could also adversely affect the results of the periodic management evaluations and, to the extent we are no longer an emerging growth company, the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that will be required under Section 404 of the Sarbanes-Oxley Act of 2002. Internal control deficiencies could also cause investors to lose confidence in our reported financial information which could have an adverse effect on the trading price of our securities.

The valuation of our Private Warrants could increase the volatility in our net income (loss) in our consolidated statements of earnings (loss).

The change in fair value of our Private Warrants is the result of changes in stock price and the number of warrants outstanding at each reporting period. The change in fair value of warrant liabilities represents the mark-to-market fair value adjustments to the outstanding Private Warrants issued in connection with Novus’s IPO. Significant changes in our stock price or number of Private Warrants outstanding may adversely affect our net income (loss) in our consolidated statements operations.

Concentration of ownership among our executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of December 1, 2021, our affiliates, executive officers, directors and their respective affiliates as a group beneficially owned approximately 34.6% of our outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in our stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “APPH” and “APPHW,” respectively. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

●	limited availability of market quotations for our securities;
●	a determination that the Common Stock is a “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Common Stock;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our securities has been and is likely to be highly volatile, and you may not be able to resell your securities at or above the purchase price. The trading price of our securities has been and is likely to be volatile, and you could lose all or part of your investment.

The following factors, in addition to other factors described in this “Risk Factors” section and included elsewhere in this prospectus, may have a significant impact on the market price of our securities:

●	threatened or actual litigation or government investigations;
●	the occurrence of severe weather conditions and other catastrophes;
●	our operating and financial performance, quarterly or annual earnings relative to similar companies;
●	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
●	announcements by us or our competitors of acquisitions, business plans or commercial relationships;
●	any major change in our board of directors or senior management;
●	additional sales of our securities by us, our directors, executive officers or principal stockholders;
●	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
●	short sales, hedging and other derivative transactions in our securities;
●	exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance linked investments;
●	our creditworthiness, financial condition, performance, and prospects;
●	our dividend policy and whether dividends on our Common Stock have been, and are likely to be, declared and paid from time to time;
●	perceptions of the investment opportunity associated with our securities relative to other investment alternatives;
●	regulatory or legal developments;
●	changes in general market, economic, and political conditions;
●	conditions or trends in our industry, geographies or customers; and
●	changes in accounting standards, policies, guidance, interpretations or principles.

In addition, broad market and industry factors may negatively affect the market price of our securities, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. For example, we currently have one such putative class action complaint brought against us. Litigation of this type is expensive and could result in substantial costs and diversion of management’s attention and resources, which could have an adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business. For example, we are subject to securities litigation, which is expensive and could divert management attention and adversely impact our business.

From time to time, we may be party to various claims and litigation proceedings. For example, in September 2021, a putative securities class action complaint was filed against us and certain of our officers. The case is still pending. See Note 12 — Commitments and Contingencies — Litigation to our unaudited consolidated financial statements as of and for the nine-month period ended September 20, 2021, included elsewhere in this prospectus for more information. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Even when not merited, the defense of these lawsuits is expensive and may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of Common Stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

A significant portion of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of Common Stock and Public Warrants.

To the extent our Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by our stockholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of Common Stock or adversely affect the market price of Common Stock.

In connection with the closing of the Business Combination, Novus’s prior registration rights agreement was amended and restated to, among other things, (i) provide our stockholders with three demand registration rights; (ii) provide our stockholders and the initial stockholders of Novus listed on Schedule C of the Business Combination Agreement (the “Novus Initial Stockholders”) customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iii) afford each of our stockholders and the Novus Initial Stockholders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by us. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of our securities.

In addition, we have filed a registration statement on Form S-8 under the Securities Act registering the issuance of approximately 17.4 million shares of Common Stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under this registration statement on Form S-8 will be available for sale in the public market subject to vesting arrangements, exercise of options, settlement of restricted stock units and the expiration of lock-up agreements.

Because we have no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell the Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in the Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

Our amended and restated certificate of incorporation designates specific courts as the exclusive forum for certain stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, other similar actions, any other action as to which the Delaware General Corporation Law (“DGCL”) confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our amended and restated certificate of incorporation or our amended and restated bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit our stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, our stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

You will be diluted by any exercise of outstanding Warrants and outstanding options as well as settlement of outstanding restricted stock units. In addition, we may issue additional shares of Common Stock or other equity securities convertible into Common Stock without your approval, which would dilute your ownership interests and may depress the market price of the Common Stock.

As of September 30, 2021, we had 13,241,717 Warrants, 2,824,446 options, and 7,669,016 restricted stock units outstanding. The exercise of such Warrants or options, and the settlement of such restricted stock units, will result in dilution of your investment and could negatively impact the market price of our Common Stock.

We may also issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing stockholders’ proportionate ownership interest in us will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and
●	the market price of our Common Stock may decline.

Anti-takeover provisions in our amended and restated certificate of incorporation and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our then current management.

Our amended and restated certificate of incorporation contains provisions that may delay or prevent an acquisition our company or a change in our management. These provisions may make it more difficult for stockholders to replace or remove members of our board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by our stockholders to replace or remove our current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock. Among other things, these provisions include:

●	the limitation of the liability of, and the indemnification of, our directors and officers;
●	a prohibition on actions by our stockholders except at an annual or special meeting of stockholders;
●	a prohibition on actions by our stockholders by written consent; and
●	the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired 15% or more of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with us, whether or not we are desired by, or beneficial to, our stockholders. This could also have the effect of discouraging others from making tender offers for the Common Stock, including transactions that may be in our stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Our Securities — Anti-Takeover Provisions.”

Our status as a public benefit corporation could make an acquisition of our company, which may be beneficial to our stockholders, more difficult.

While Delaware common law, as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., and related cases, may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain ‘sale of the company’ transactions, a public benefit corporation board’s decision- making would not be subject to those same constraints. As a public benefit corporation, our board of directors would need to take into account interests other than short-term stockholder value when evaluating a sale, and this balancing of interests may result in accepting a bid that may not maximize short-term stockholder value. This does not mean that, as a public benefit corporation, our board of directors balancing of interests would preclude us from accepting a bid that maximizes short-term stockholder value. Rather, our board of directors would weigh the merits of accepting the short-term value offered by a bid against other options that may generate greater long-term value or have other meaningful effects on those materially affected by our conduct or public benefit purpose and, if appropriate, could accept a bid that does not maximize short-term value. Our board of directors would also be able to reject a bid in favor of pursuing other stakeholder interests or the specified public benefit, to the detriment of stockholders.

In addition, Article VIII of our amended and restated certificate of incorporation provides that we shall not, either directly or indirectly, merge or consolidate with or into another entity if, as a result of such merger or consolidation, our capital stock would become, or be converted into or exchange for the right to receive, shares or other equity interests in a domestic or foreign corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to Article III of our amended and restated certificate of incorporation identifying the public benefit or public benefits, unless we have obtained, in addition to any affirmative vote required by law or by our amended and restated certificate of incorporation, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares our capital stock entitled to vote generally in the election of directors, voting as a single class. This provision of our amended and restated certificate of incorporation would require us to obtain a super-majority vote in order to merge or consolidate with an entity that is not a public benefit corporation, which could discourage acquisition offers that may otherwise be beneficial to stockholders.

General Risk Factors

If we fail to retain and motivate members of our management team or other key employees, our business and future growth prospects would be harmed.

Our success and future growth depend largely upon the continued services of our executive officers as well as other key employees. These executives and key employees have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in our executive management team or other key employees resulting from the hiring or departure of these personnel. The loss of one or more of executive officers, or the failure by the executive team to effectively work with employees and lead the company, could harm our business.

We incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations substantially increase our legal and financial compliance costs and make some activities more time- consuming and costly. The increased costs may increase our net loss. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage as we did prior to becoming a public company. We cannot predict or estimate the amount or timing of additional costs we may incur to comply with these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers.

Changes in tax laws may materially adversely affect our business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, U.S. federal tax legislation enacted in 2017, informally referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. The changes included in the U.S. Tax Act were broad and complex. Future guidance from the U.S. Internal Revenue Service (the “IRS”) with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, under the current U.S. presidential administration and in certain proposals under consideration in Congress (which have not yet been enacted), comprehensive federal income tax reform has been proposed, including an increase in the U.S. Federal corporate income tax rate, elimination of certain investment incentives, and a more than doubling of U.S. residual taxation of non-U.S. earnings. While these proposals are likely to change during the legislative process if enacted at all, their impact could nonetheless be significant. Such tax law changes that could have a material adverse impact on us. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

Additionally, longstanding international tax norms that determine each country’s jurisdiction to tax cross-border international trade are subject to potential evolution. An outgrowth of the original Base Erosion and Profit Shifting (BEPS) project is a project undertaken by the more than 130 member countries of the expanded OECD Inclusive Framework focused on “Addressing the Challenges of the Digitalization of the Economy.” The breadth of this project extends beyond pure digital businesses and is likely to impact all multinational businesses by potentially redefining jurisdictional taxation rights in market countries and establishing a global minimum tax.

While it is too early to assess the overall impact of these potential changes, as these and other tax laws and related regulations are revised, enacted, and implemented, our financial condition, results of operations, and cash flows could have a material adverse impact.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.

We have incurred losses during our history and do not expect to become profitable in the near future, and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of September 30, 2021, we had U.S. federal net operating loss carryforwards of approximately $88.6 million.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

If we fail to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act that are applicable to us, our business could be harmed.

We are required to provide management’s attestation on internal controls subject to Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the year ending December 31, 2021. The standards required for a public company under

Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

We qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. As a result, our stockholders may not have access to certain information they deem important.

We will remain an emerging growth company under the JOBS Act until December 31, 2021. While we will continue to remain an emerging growth company through the end of the 2021 fiscal year and take advantage of the benefits of the extended transition period, our public float exceeded $700 million as of June 30, 2021 and we will no longer qualify as an emerging growth company as of December 31, 2021. We are required to provide management's attestation on internal controls subject to Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the year ending December 31, 2021.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and nonvoting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. As of June 30, 2021, our public float was greater than $700.0 million and therefore effective December 31, 2021, we will no longer qualify as a smaller reporting company although we will continue to use the scaled disclosures permitted for a smaller reporting company through our annual report on Form 10-K for the fiscal year ending December 31, 2021 and plan to begin providing non-scaled larger company disclosure in our first Form 10-Q of the next fiscal year.

We cannot predict whether investors will find our securities less attractive because it will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be less active trading market for our securities and the trading prices of our securities may be more volatile.

COMMITTED EQUITY FINANCING

On December 15, 2021, we entered into the Purchase Agreement and the Registration Rights Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $100 million of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 20,143,404 shares of Common Stock, consisting of 197,628 Commitment Shares that we issued to the Selling Stockholder as payment of a commitment fee for its commitment to purchase shares of Common Stock at our election under to the Purchase Agreement, and up to 19,945,776 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to the Selling Stockholder under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period commencing on the Commencement Date, to direct the Selling Stockholder to purchase a specified amount of shares of Common Stock, not to exceed 20% of the Purchase Volume Reference Amount (as defined below) applicable to such purchase, by delivering written notice to the Selling Stockholder between 6:00 a.m. and 9:00 a.m., New York City time, on any trading day, so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such trading day is not less than $1.00 and (ii) all shares of Common Stock subject to all prior purchases by the Selling Stockholder under the Purchase Agreement have theretofore been received by the Selling Stockholder electronically as set forth in the Purchase Agreement.

From and after Commencement, we will control the timing and amount of any sales of Common Stock to the Selling Stockholder. Actual sales of shares of our Common Stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap of 20,143,404 shares of Common Stock, which number of shares is equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $5.11 per share (representing the lower of the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Common Stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning shares of Common Stock in excess of the 4.99% Beneficial Ownership Cap.

Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes.

As consideration for the Selling Stockholder’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 197,628 Commitment Shares to the Selling Stockholder.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Purchase of Common Stock Under the Purchase Agreement

Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period commencing on the Commencement Date, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Purchase Agreement (each such purchase, a “Purchase”) by delivering written notice to the Selling Stockholder between 6:00 a.m. and 9:00 a.m., New York City time (each, a “Purchase Notice”) on any trading day (each, a “Purchase Date”), so long as:

●	the closing sale price of our Common Stock on the trading day immediately prior to the applicable Purchase Date is not less than $1.00 (subject to adjustment as set forth in the Purchase Agreement); and
●	all shares of Common Stock subject to all prior Purchases and Additional Purchases (as defined below) by the Selling Stockholder under the Purchase Agreement theretofore required to have been received by the Selling Stockholder electronically on the applicable settlement date therefor have been so received by the Selling Stockholding in accordance with the Purchase Agreement.

The maximum number of shares of Common Stock that the Selling Stockholder is required to purchase in any single Purchase under the Purchase Agreement is equal to 20% of the Purchase Volume Reference Amount, which is defined as the lowest of:

●	the total number of shares of Common Stock traded on Nasdaq during the trading day immediately preceding the applicable Purchase Date;
●	the average daily number of shares of Common Stock traded on Nasdaq during the five consecutive trading day-period ending on (and including) the trading day immediately preceding the applicable Purchase Date; and
●	the average daily number of shares of Common Stock traded on Nasdaq during the 21 consecutive trading day-period ending on (and including) the trading day immediately preceding the applicable Purchase Date.

The per share purchase price of the shares of Common Stock that we may elect to sell to the Selling Stockholder in a Purchase pursuant to the Purchase Agreement, if any, will be determined by reference to the VWAP, during the full regular trading hour period on Nasdaq on the applicable Purchase Date, calculated in accordance with the Purchase Agreement, or, if the trading volume threshold calculated in accordance with the Purchase Agreement is reached during such regular trading hour period, then only during the portion of the regular trading hour period on the applicable Purchase Date prior to the time such volume threshold is reached, the precise commencement and ending times of such period in accordance with the Purchase Agreement (the “Purchase Valuation Period”), less a variable discount ranging from 3% to 5%. The applicable discount for a Purchase will depend on the aggregate number of shares of Common Stock purchased by the Selling Stockholder on the applicable Purchase Date for the Purchase and all Additional Purchases effected on the same Purchase Date as such Purchase (as applicable) (such amount, the “Aggregate Daily Purchase Share Amount”) relative to the Purchase Volume Reference Amount.

The resulting per share purchase price of each such Purchase will be equal to:

●	97% of the VWAP for the applicable Purchase Valuation Period on the applicable Purchase Date, if the Aggregate Daily Purchase Share Amount for such Purchase is equal to or less than 6.67% of the Purchase Volume Reference Amount applicable to such Purchase;
●	96% of the VWAP for the applicable Purchase Valuation Period on the applicable Purchase Date, if the Aggregate Daily Purchase Share Amount for such Purchase is greater than 6.67%, but less than 15%, of the Purchase Volume Reference Amount applicable to such Purchase; or

●	95% of the VWAP for the applicable Purchase Valuation Period on the applicable Purchase Date, if the Aggregate Daily Purchase Share Amount for such Purchase is equal to or greater than 15% of the Purchase Volume Reference Amount applicable to such Purchase.

Additional Purchases

We may also direct the Selling Stockholder, on the same Purchase Date on which we have properly submitted a Purchase Notice for a Purchase, with respect to which the Purchase Valuation Period has ended prior to 1:30 p.m., New York City time, on such Purchase Date (provided all shares of Common Stock subject to all prior Purchases and Additional Purchases effected by us under the Purchase Agreement theretofore required to have been received by the Selling Stockholder electronically on the applicable settlement date therefor have been so received by the Selling Stockholder in accordance with the Purchase Agreement), to purchase an additional amount of our common stock (each such additional purchase, an “Additional Purchase”) by delivering written notice to the Selling Stockholder (each, an “Additional Purchase Notice”) by no later than 1:30 p.m., New York City time, on such Purchase Date, not to exceed 20% of the Purchase Volume Reference Amount applicable to such Additional Purchase.

The per share purchase price for the shares of Common Stock that we elect to sell to the Selling Stockholder in an Additional Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Purchase, provided that the VWAP will be measured during the portion of the normal trading hours on the applicable Purchase Date determined in accordance with the Purchase Agreement (such period, the “Additional Purchase Valuation Period”).

The resulting per share purchase price of each such Additional Purchase will be equal to:

●	97% of the VWAP for the applicable Additional Purchase Valuation Period on the applicable Purchase Date, if the Aggregate Daily Purchase Share Amount for such Additional Purchase is equal to or less than 6.67% of the Purchase Volume Reference Amount applicable to such Additional Purchase;
●	96% of the VWAP for the applicable Additional Purchase Valuation Period on the applicable Purchase Date, if the Aggregate Daily Purchase Share Amount for such Additional Purchase is greater than 6.67%, but less than 15%, of the Purchase Volume Reference Amount applicable to such Additional Purchase; or
●	95% of the VWAP for the applicable Additional Purchase Valuation Period on the applicable Purchase Date, if the Aggregate Daily Purchase Share Amount for such Additional Purchase is equal to or greater than 15% of the Purchase Volume Reference Amount applicable to such Additional Purchase.

We may, in our sole discretion, submit multiple Additional Purchase Notices on the same Purchase Date on which we have properly submitted a Purchase Notice for a Purchase and one or more Additional Purchase Notices for an Additional Purchase, with respect to which the Purchase Valuation Period and the Additional Purchase Valuation Period(s), respectively, have each ended prior to 1:30 p.m., New York City time, on such Purchase Date (again, provided all shares of Common Stock subject to all prior Purchases and Additional Purchases effected by us under the Purchase Agreement theretofore required to have been received by the Selling Stockholder electronically on the applicable settlement date therefor have been so received by the Selling Stockholder in accordance with the Purchase Agreement).

The terms and limitations of such multiple Additional Purchases effected on the same Purchase Date will be the same as those for a prior Additional Purchase on the same Purchase Date, and the per share purchase price for the shares of Common Stock that we elect to sell to the Selling Stockholder in such multiple Additional Purchases pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a prior Additional Purchase on the same Purchase Date, with the exception that the Additional Purchase Valuation Period(s) for each will begin and end at different times and may vary in length of time during normal trading hours on the applicable Purchase Date, as determined in accordance with the Purchase Agreement.

In the case of the Purchases and Additional Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase, the Selling Stockholder will provide us with a written confirmation for such Purchase and Additional Purchase, if applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by the Selling Stockholder for the shares of Common Stock purchased by the Selling Stockholder in such Purchase and Additional Purchase, if applicable.

The payment for, against delivery of, shares of Common Stock purchased by the Selling Stockholder in a Purchase and any Additional Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such Purchase and Additional Purchase, as set forth in the Purchase Agreement.

Conditions to Commencement and Each Purchase

The Selling Stockholder’s obligation to accept Purchase Notices and Additional Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in Purchases and Additional Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “VWAP Purchase Commencement Time” or “Additional VWAP Purchase Commencement Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date or Additional Purchase Date for each Purchase or Additional Purchase, respectively, after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions include the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;
●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;
●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);
●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;
●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;
●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;
●	trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;
●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;
●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;
●	all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Common Stock is not then listed on Nasdaq, on any Eligible Market), subject only to notice of issuance;
●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and
●	the receipt by the Selling Stockholder of the legal opinions and negative assurances, and bring-down legal opinions and negative assurances as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 24-month anniversary of the effective date of the registration statement of which this prospectus forms a partx;
●	the date on which the Selling Stockholder shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $100 million;
●	the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market;
●	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and
●	the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon five (5) trading days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

The Selling Stockholder also has the right to terminate the Purchase Agreement upon five (5) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;
●	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) trading days after notice of such breach or default is delivered to us;
●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Stockholder for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days or for more than an aggregate of sixty (60) trading days in any 365-day period, other than due to acts of the Selling Stockholder; or
●	trading in the Common Stock on The Nasdaq Global Select Market (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three (3) consecutive trading days.

No termination of the Purchase Agreement by us or by the Selling Stockholder will become effective prior to the second (2nd) trading day immediately following the date on which any pending Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed that none of the Selling Stockholder, its officers, its sole member or any entity managed or controlled by the Selling Stockholder or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

Prohibition of Other Similar Continuous Equity Offerings

Subject to specified exceptions included in the Purchase Agreement, We are limited in our ability to enter into an agreement to effect an “equity line of credit,” “at-the-market offering,” or “equity distribution program” whereby the Company may issue or sell Common Stock or securities convertible into or exercisable for Common Stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of Common Stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of December 1, 2021, there were 100,746,628 shares of our Common Stock outstanding, of which 65,938,689 shares were held by non-affiliates. If all of the 20,143,404 shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of December 1, 2021, such shares would represent approximately 16.7% of the total number of shares of our Common Stock outstanding and approximately 23.4% of the total number of outstanding shares held by non-affiliates, in each case as of December 1, 2021.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of our Common Stock from us in one or more Purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $100,000,000, only 20,143,404 shares of Common Stock (197,628 of which represent the Commitment Shares we issued to the Selling Stockholder upon signing the Purchase Agreement as payment of a commitment fee for the Selling Stockholder’s obligation to purchase shares of our Common Stock under the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. Assuming all of such 20,143,404 shares were sold to the Selling Stockholder at the maximum 5% discount to the per share price of $5.06 (which represents the lower of the official closing price of our common stock on Nasdaq on December 14, 2021, the trading day immediately preceding the date of the Purchase Agreement, and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on December 14, 2021, the trading day immediately preceding the date of the Purchase Agreement, such number of shares would be insufficient to enable us to receive aggregate gross proceeds from the sale of such shares to the Selling Stockholder equal to the Selling Stockholder’s $100,000,000 total aggregate purchase commitment under the Purchase Agreement. However, because the market prices of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by the Selling Stockholder for shares of our Common Stock that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of our Common Stock, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to the Selling Stockholder under the Purchase Agreement in order to receive aggregate gross proceeds equal to the Selling Stockholder’s $100,000,000 total aggregate purchase commitment under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100 million under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

The issuance of our Common Stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of Common Stock to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

		Percentage of	Gross Proceeds from
		Outstanding Shares	the Sale of Shares to
	Number of Registered	After Giving Effect to	the Selling
Assumed Average	Shares to be Issued if	the Issuance to the	Stockholder Under the
Purchase Price Per Share	Full Purchase(1)	Selling Stockholder(2)	Purchase Agreement
$4.00	19,945,776	16.5%	$79,783,104
$5.00	19,945,776	16.5%	$99,728,880
$5.06(3)	19,762,846	16.4%	$100,000,000
$5.11(4)	19,569,472	16.2%	$100,000,000
$6.00	16,666,667	14.2%	$100,000,000
$7.00	14,285,715	12.4%	$100,000,000
(1)	Does not include the 197,628 Commitment Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of Common Stock under the Agreement. The number of shares of Common Stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Stockholder under this prospectus (excluding the 197,628 Commitment Shares), without regard for the Beneficial Ownership Cap. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.
(2)	The denominator is based on 100,944,256 shares outstanding as of December 1, 2021 (which includes the 197,628 Commitment Shares we issued to the Selling Stockholder on December 15, 2021), adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Stockholder, assuming the average purchase price in the first column. The numerator is based on the number of shares of Common Stock set forth in the second column.
(3)	The closing sale price of our Common Stock on Nasdaq on December 14, 2021.
(4)	Nasdaq base price.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholder. All of the Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We may receive up to $100 million aggregate gross proceeds under the Purchase Agreement from any sales we make to B. Riley Principal Capital pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Stockholder after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “APPH” and “APPHW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and our Public Warrants were listed on Nasdaq under the symbols “NOVS” and “NOVSW,” respectively. As of December 1, 2021, there were 138 holders of record of the Common Stock and 21 holders of record of our Warrants. We currently do not intend to list the Private Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of Common Stock. We anticipate that we will retain all of our future earnings, if any, for future operations, expansion and debt repayment and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

AppHarvest was founded on January 19, 2018. Together with its subsidiaries, the Company is an applied agricultural technology company in Appalachia developing and operating some of the world’s largest high-tech indoor farms, which are designed to grow non-GMO produce free of chemical pesticide residues, use primarily rainwater, and produce significantly higher yields than those yields achieved by traditional agriculture on the same amount of land. The Company combines conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.

Prior to October 2020, our operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties for CEA. In October 2020, we partially opened our first CEA facility in Morehead, Kentucky (the “Morehead CEA facility”), which we estimate can cultivate approximately 720,000 tomato plants with an approximate yield of 40 million pounds per year. In January 2021, we harvested our first crop of beefsteak tomatoes. In March 2021, we began harvesting our first crop of tomatoes on the vine. In May 2021, we opened production of the full 60 acres at the Morehead CEA facility. In August 2021, the Morehead CEA facility concluded its first harvest. The completed planting of its second crop was accomplished in September 2021, in preparation for its new growing season. The harvest of the crop commenced in the fourth quarter of 2021.

We have begun construction on four more CEA facilities. Two of the facilities under construction are located in Berea, Kentucky (the “Berea leafy green facility”) and Richmond, Kentucky (the “Richmond tomato facility”). As of the date hereof, construction on the Berea leafy green facility is approximately 60% complete; the Richmond tomato facility is approximately 60% complete. Both CEA facilities are expected to be fully operational by the end of 2022. Groundbreakings for two more CEA facilities occurred in June 2021 in Somerset, Kentucky (the “Somerset facility”) and Morehead, Kentucky (the “Morehead leafy green facility”). The Somerset facility is intended to grow berries, and the Morehead leafy green facility, which is located adjacent to the Morehead CEA facility, is intended to grow leafy greens. The Somerset facility is over 40% complete and expected to be operational by the end of 2022. To incorporate design and other insights we gained from construction of the Berea leafy green facility, and to maintain flexibility in the allocation of capital resources, we have temporarily paused development of the Morehead leafy green facility, with construction now expected to resume in 2022 and be operational in 2023. We expect to have four CEA facilities operational by the end of 2022, with approximately 165 acres under production. We anticipate having nine operational CEA facilities in Appalachia, with approximately 400 acres of aggregate production capacity, by the end of 2025. We intend to continue to work toward a network of 12 CEA facilities by 2025. Our expectations assume that we are, and will be, able to obtain necessary capital when needed on acceptable terms.

For a discussion of our future funding requirements, please refer to the section titled “Risk Factors,” “We will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.”

In April 2021, we acquired Root AI, Inc. (“Root AI”) (now AppHarvest Technology, Inc.), an artificial intelligence and robotics company, including their team with experience in CEA next generation technology. The acquisition of Root AI is expected to provide us with a baseline for harvesting support while helping evaluate crop health, predict yield, and optimize overall operations in existing CEA facilities. The benefits include fully developed technology, in the form of software and hardware, that can be programmed for utilization and optimization and a skilled workforce to assist with ongoing upgrades of the artificial intelligence. With the Root AI Acquisition, we can not only develop CEA technology solutions for internal use, but also for potential sale to customers in the global CEA industry.

The Company is organized as a single operating segment. Substantially all of the assets and operations of the Company are located in the United States.

Business Combination and Basis of Presentation

We were originally known as Novus Capital Corporation. On January 29, 2021, Novus consummated the Business Combination with Legacy AppHarvest pursuant to the Business Combination Agreement (the “Merger”). In connection with the closing of the Business Combination, Legacy AppHarvest changed its name to AppHarvest Operations, Inc. and Novus changed its name from Novus Capital Corporation to AppHarvest, Inc. The Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”). Under this method of accounting, Novus is treated as the “acquired” company and Legacy AppHarvest is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus are stated at historical cost, with no goodwill or other intangible assets recorded.

The consolidated assets, liabilities and results of operations included within Management’s Discussion and Analysis of Financial Condition and Results of Operations and the amounts reported in our consolidated financial statements and related notes appearing elsewhere in this prospectus are those of Legacy AppHarvest for all periods presented. However, the equity structure has been recast for all periods presented to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy AppHarvest stockholders in connection with the Recapitalization Transaction, as that term is defined in the consolidated financial statements. As such, the shares and corresponding capital amounts and losses per share related to Legacy AppHarvest redeemable convertible preferred stock and Legacy AppHarvest common stock prior to the Business Combination have been retroactively recast based on shares reflecting the Exchange Ratio established in the Business Combination. Activity within the Statements of Stockholders’ Equity for the issuance of Legacy AppHarvest redeemable convertible preferred stock and SAFE Note conversion also have been retroactively converted to the Company’s common stock.

As a consequence of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Upon consummation of the Business Combination and the closing of the concurrent private placement of the 37,500 shares of the Company’s Common Stock (the “PIPE”), the most significant change in our reported financial position and results of operations was an increase in cash and cash equivalents (as compared to Legacy AppHarvest’s consolidated balance sheet at December 31, 2020) of approximately $435.2 million, including $375.0 million in gross proceeds from the PIPE.

Environmental, Social and Governance (“ESG”)

AppHarvest is a new kind of company. We are both a public benefit corporation (“PBC”) and a certified B Corporation because we believe in collective benefit over individual gain. We believe growing healthy fruits and vegetables are good business, and new technologies can deliver clean produce with safer growing methods, which we believe benefits all stakeholders. We are all in this together, for good.

Public benefit corporations are for-profit corporations and, under Delaware law, our directors have a duty to balance the financial interests of stockholders, the best interests of those materially affected by our conduct (including our stockholders, employees, communities, customers and suppliers), and the specific public benefits identified in our amended and restated certificate of incorporation when making decisions. Our amended and restated certificate of incorporation includes three specific public benefit goals:

●	Goal 1 Drive positive environmental change in agriculture
●	Goal 2 Empower individuals in Appalachia
●	Goal 3 Improve the lives of our employees and the communities in which we operate

In early 2021, we launched our first Materiality Assessment with Business for Social Responsibility (“BSR”) to further assess which ESG issues are most important to AppHarvest’s stakeholders and our business success. Our stakeholders include farmers, employees, regional economic development organizations, retailers, sustainability experts at BSR, suppliers, local communities, and our internal senior management and board members.

While our PBC charter-specific goals broadly relate to our corporate purpose and inform all other ESG efforts, our materiality assessment (which also incorporates Sustainability Accounting Standards Board standards, now the Value Reporting Foundation) and B Lab assessment will drive our specific ESG strategies. Our ESG key performance indicators (“KPIs”) will align with our material issues to measure our progress. Our first full year of operations ending on December 31, 2021 will serve as our baseline year for reporting ESG KPIs.

More information on our key ESG programs, goals and commitments, and key metrics can be found in our 2020 sustainability report, which is available on our website https://www.appharvest.com/. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this prospectus.

While we believe all of our ESG goals align with our long-term growth strategy and financial and operational priorities, they are aspirational and may change, and there is no guarantee or promise that they will be met.

Morehead Facility

On March 1, 2021, we closed on the Membership Interest Purchase and Sale Agreement (the “MIPSA”) with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”) that we entered into in December 2020, pursuant to which we purchased from Equilibrium 100% of the membership interests in Morehead Farm LLC (“Morehead Farm”). The purchase price for Morehead Farm was approximately $125 million, which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead CEA facility. At closing, Morehead Farm, a subsidiary of Equilibrium that owns the Morehead CEA facility, became our wholly owned subsidiary. Concurrent with the closing of the MIPSA, the Master Lease Agreement pursuant to which we leased the Morehead CEA facility from Equilibrium and ancillary agreements related thereto, were terminated.

Factors Affecting Our Financial Condition and Results of Operations

We have expended, and expect to continue to expend substantial resources as we:

●	continue the build-out of the four CEA facilities currently under construction in Richmond, Berea, Somerset and Morehead, Kentucky and invest in additional CEA facilities in the future;
●	continue our 2021 growing season, which began in August 2021, and plant and harvest new crops in our future growing seasons;
●	implement the Purchase and Marketing Agreement with Mastronardi Produce Limited (“Mastronardi”) and fulfill our obligations under that agreement;
●	identify and invest in future growth opportunities, including new or expanded facilities and new product lines;
●	invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products;
●	invest in product innovation and development, including our acquisition of Root AI’s technologies in April 2021; and
●	incur additional general and administrative expenses, including increased finance, legal and accounting expenses, associated with being a public company and expanding operations..

Non-GAAP Financial Measure

To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP measures, such as Adjusted EBITDA, to understand and evaluate our core operating performance. We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense or benefit, depreciation and amortization, adjusted to exclude: stock-based compensation, transaction-related costs, reorganization costs, remeasurement of warrant liabilities and certain other non-recurring, non-cash and non-core items. We believe this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses this non-GAAP measure for trend analyses and for budgeting and planning purposes.

We believe that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating projected operating results and trends. Other similar companies may present different non-GAAP measures or calculate similar non-GAAP measures differently. Management does not consider this non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses that are required to be presented in our GAAP financial statements. Because of this limitation, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Key Components of Statement of Operations

Net sales

Prior to the nine months ended September 30, 2021, we had not yet generated sales. Substantially all of our net sales are generated from the sale of tomatoes under an agreement with one customer, Mastronardi. Net sales include revenues earned from the sale of our products, less commissions, shipping, distribution and other costs incurred as defined in our customer agreements.

Cost of Goods Sold

Prior to the nine months ended September 30, 2021 we had not incurred cost of goods sold as we did not have operations prior to this period. Cost of goods sold consists of expenses incurred related to the production of inventory sold to customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist of payroll and payroll related expenses, stock-based compensation, professional services and legal fees, licenses and registration fees, insurance, depreciation, rent and various other personnel and office related costs. SG&A also includes start-up expenses related to pre-commencement commercial activities for tomatoes on the vine at the Morehead CEA facility.

Depreciation

Depreciation expense relates to the depreciation of property and equipment. Property and equipment subject to depreciation consist primarily of a building under a finance lease, machinery and equipment and leasehold improvements.

Development Fee Income from a Related Party

Development fee income represents the amortization of a one-time development fee received by us in May 2019. The fee was for limited oversight services we performed at Equilibrium’s greenhouse construction site in Morehead. The fee was amortized on a straight-line basis, consistent with the level of our services, from date of receipt through October 2020, the date when the Morehead facility reached substantial completion.

Interest Expense

Interest expense for the three and nine months ended September 30, 2021 primarily relates to long-term debt to help finance the construction of our CEA facilities. Interest expense from related parties for the three and nine months ended September 30, 2021 primarily relates to the finance lease and financing obligation for the Morehead CEA facility which were settled upon purchase of Morehead Farm on March 1, 2021 and the convertible note that was converted to Common Stock upon completion of the Business Combination on January 29, 2021. See Note 11—Debt to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Adjusted EBITDA

We define Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense or benefit, depreciation and amortization, adjusted to exclude stock-based compensation, transaction- related costs, remeasurement of warrant liabilities and certain other non-recurring, noncash and non-core items. See the section titled “Non-GAAP Financial Measure” for more information and a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2021 and 2020

The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	$ Change	September 30, 2021	September 30, 2020	$ Change
Net sales	$543	$—	$543	$5,980	$—	$5,980
Cost of goods sold	7,482	—	7,482	30,001	—	30,001
	(6,939)	—	(6,939)	(24,021)	—	(24,021)
Operating expenses:
Selling, general and administrative expenses	25,401	5,742	19,659	84,357	8,435	75,922
Total operating expenses	25,401	5,742	19,659	84,357	8,435	75,922
Operating loss	(32,340)	(5,742)	(26,598)	(108,378)	(8,435)	(99,943)
Development fee income from a related party	—	136	(136)	—	408	(408)
Interest expense from related parties	—	(64)	64	(658)	(90)	(568)
Interest expense	(805)	—	(805)	(893)	—	(893)
Change in fair value of Private Warrants	15,781	—	15,781	32,095	—	32,095
Other	113	(13)	126	574	(13)	587
Loss before income taxes	(17,251)	(5,683)	(11,568)	(77,260)	(8,130)	(69,130)
Income tax expense	(17)	—	(17)	(539)	—	(539)
Net loss	$(17,268)	$(5,683)	$(11,585)	$(77,799)	$(8,130)	$(69,669)

Reconciliation of GAAP to Non-GAAP

The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2021	2020	2021	2020
Net loss	$(17,268)	$(5,683)	$(77,799)	$(8,130)
Interest expense from related parties	—	64	658	90
Interest expense	805	—	893	—
Interest income	(82)	—	(178)	(31)
Income tax expense	17	—	539	—
Depreciation and amortization expense	3,160	—	7,762	15
EBITDA	(13,368)	(5,619)	(68,125)	(8,056)
Change in fair value of Private Warrants	(15,781)	—	(32,095)	—
Stock-based compensation expense	11,571	49	31,248	108
Transaction success bonus on completion of Business Combination	—	—	1,500	—
Reorganization costs	946	—	946	—
Business Combination transaction costs	112	—	13,916	—
Root AI acquisition costs	—	—	1,032	—
Adjusted EBITDA	$(16,520)	(5,570)	$(51,578)	$(7,948)

Net Sales

Net sales for the three and nine months ended September 30, 2021 were $0.5 million and $6.0 million, respectively, compared to $0 for the comparable prior year periods, with the increase due to the sale of tomatoes produced in the abbreviated first planting season at our Morehead CEA facility, which concluded in August 2021. Net sales for the three and nine months ended September 30,

2021 were adversely impacted by labor and productivity investments associated with the training and development of the new workforce at the Morehead CEA facility. Net sales for the nine months ended September 30, 2021 were also adversely impacted by low market prices for tomatoes. The labor and productivity challenges resulted in lower net sales due to lower overall No. 1-grade production yields, including the impact of higher related distribution and shipping fees. Net sales for the three months ended September 30, 2021 were also impacted by the lack of production during the tear-out of the first season crop and clean-up of the Morehead CEA facility upon conclusion of the first growing season, as well as planting of the new crop for the second growing season.

Cost of Goods Sold

Cost of goods sold for the three and nine months ended September 30, 2021 was $7.5 million and $30.0 million, respectively, compared to $0 for the comparable prior year periods. Cost of goods sold for the three and nine months ended September 30, 2021 was impacted by continued labor and productivity investments associated with the training and development of the new workforce at the Morehead CEA facility. Cost of goods sold for the three months ended September 30, 2021, also includes costs associated with the summer refresh and planting of the new crop to prepare for the second season.

Selling, General, and Administrative Expenses

SG&A for the three and nine months ended September 30, 2021 was $25.4 million and $84.4 million, respectively, compared to $5.7 million and $8.4 million for the comparable prior year periods. The $19.7 million and $75.9 million increases were primarily due to transaction costs related to the Business Combination, stock-based compensation expense, including a one-time charge due to the completion of the Business Combination, payroll and related costs due to higher headcount and professional services and legal fees including accounting and other consulting fees related to becoming a public company and the Root AI acquisition. These costs also include approximately $1.0 million of start-up costs related to the pre-commencement commercial activities for tomatoes on the vine at the Morehead CEA Facility.

Development Fee Income from a Related Party

We recognized development fee income of $0.1 million and $0.4 million during the three and nine months ended September 30, 2020, respectively, which represents the amortization of a one-time development fee we received for limited oversight services the Company performed at Equilibrium’s CEA facility construction site in Morehead, Kentucky. The fee was amortized on a straight-line basis, consistent with the timing of our services, from date of receipt through the project completion date in October 2020. We recognized no such income during the three and nine months ended September 30, 2021.

Interest Expense

Interest expense during the three and nine months ended September 30, 2021 was $0.8 million and $0.9 million, respectively and was primarily related to the long-term debt established during the three and nine months ended September 30, 2021 to help finance the construction of the CEA facilities. See Note 11—Debt to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We had zero interest expense for the comparable prior year periods.

Change in Fair Value of Private Warrants

The change in fair value of our Private Warrants is the result of changes in our stock price and the number of warrants outstanding. Due to a decline in our stock price at September 30, 2021 as compared to earlier periods, we generated income in the mark-to-market fair value adjustment relative to our outstanding Private Warrants.

Income Taxes

Our effective income tax rate was 0.1% and 0.7% for the three and nine months ended September 30, 2021, respectively. We had zero tax expense for the comparable prior year periods. The variance from the U.S. federal statutory rate of 21% for the three and nine months ended September 30, 2021 was primarily attributable to a change in our valuation allowance. There was no income tax expense recognized in the three and nine months ended September 30, 2020.

Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated:

(Dollars in thousands)	2020	2019	$ Change	% Change
Total revenue	$—	$—	$—	$—
Operating expenses:
Selling, general and administrative expenses	16,295	2,717	13,578	499.8%
Depreciation	176	16	160	990.2%
Total operating expenses	16,471	2,733	13,738	502.7%
Operating loss	(16,471)	(2,733)	(13,738)	502.7%
Development fee income from a related party	406	350	56	16.1%
Loss on SAFE Note revaluation	—	(345)	345	-100.0%
Interest expense from a related party	(1,423)	(28)	(1,396)	5,072.5%
Other	49	9	40	419.6%
Loss before income taxes	(17,439)	(2,746)	(14,693)	535.0%
Income tax expense	9	—	9	—
Net and comprehensive loss	$(17,448)	$(2,746)	$(14,702)	535.4%

Revenue

We have not generated any revenues through December 31, 2020.

Selling, General, and Administrative Expenses

SG&A for 2020 increased by $13.6 million or 499.8%, from 2019. The increase was primarily due to increased payroll and related expenses of approximately $5.0 million; an increase in professional services, including accounting and other consulting fees related to our preparation to go public, of $5.2 million; an increase in supplies and other start-up costs of $1.2 million; and an increase in software, networking, and office supplies of $0.8 million to support growing operations. These increased costs relate to the increased headcount to support the buildup of our operations, including commencement of commercial production upon substantial completion of the Morehead facility in October 2020 and preparations for becoming a public company. Headcount increased from 15 employees as of December 31, 2019, to 224 employees as of December 31, 2020.

Depreciation

Depreciation expense relates to the depreciation of property and equipment. The increase in depreciation for 2020 compared to 2019 is due to the Morehead facility, including building, machinery and equipment, being placed in service during the year ended December 31, 2020.

Development Fee Income from a Related Party

Development fee income represents the amortization of a one-time development fee received by us in May 2019. The fee was for limited oversight services we performed at Equilibrium’s greenhouse construction site in Morehead, Kentucky. The fee was amortized on a straight-line basis, consistent with the level of our services, from date of receipt through the project completion date in October 2020. The increase in development fee income of $0.1 million, or 16.1%, was primarily due to the year ended December 31, 2020 including ten months of development services versus seven months of development services in the year ended December 31, 2019.

Loss on SAFE Note Revaluation

The loss on SAFE Notes in 2019 represents the expense associated with the increase in value of these financing obligations prior to their conversion to Series A Preferred Stock in March 2019. The SAFE Notes were measured at fair value, determined using a binominal lattice model, with changes in fair value recognized in the consolidated statement of operations. There was no comparable expense in 2020.

Interest Expense

Interest expense during the year ended December 31, 2020 primarily relates to our finance lease and financing obligation for the Morehead facility which were $59.2 million and $54.6 million, respectively, at December 31, 2020, the $30.0 million Legacy AppHarvest Convertible Notes entered into in September 2020, and the $2.0 million loan entered into in May 2020 with Equilibrium to finance the purchase of equipment for the Morehead Facility. Interest expense in 2019 primarily relates to the mortgage loan between us and Equilibrium used to finance our land purchase in Morehead, Kentucky. The mortgage loan was outstanding for a 29-day period prior to the sale of the land to Equilibrium as part of the overall lease transaction.

Other Income

Other income in 2020 represents primarily interest income on the $4.0 million lease deposit required under the Master Lease Agreement with Equilibrium. This deposit was established in 2019.

Liquidity and Capital Resources

Cash and cash equivalents totaled $221.6 million as of September 30, 2021. Currently, our primary sources of liquidity are cash flows generated from the successful completion of the Business Combination, the proceeds from debt obtained as described below, and revenues from the sale of our tomatoes. We have incurred losses and generated negative cash flows from operations since our inception in 2018. As of September 30, 2021, we had an accumulated deficit of $98.9 million.

On June 15, 2021, we entered into a master credit agreement, as amended, with Rabo AgriFinance LLC (the “Lender”) for a real estate term loan in the principal amount of $75.0 million (the “Rabo Loan”). The collateral securing the payment and performance of the obligations under this Rabo Loan consists of a perfected first priority lien on, and security interest in, our Morehead CEA facility, together with associated personal property and fixtures. The Rabo Loan matures on April 1, 2031, with quarterly interest payments commencing on July 1, 2021 and quarterly principal payments, commencing on January 1, 2022, with the remaining balance of principal and interest due upon maturity. Payments are based on one month LIBOR plus 2.500% per annum, subject to adjustment on July 1, 2023 and at the end of each successive two year period. On March 5, 2021, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, confirmed that the publication of most LIBOR term rates will end on June 30, 2023 (excluding 1-week U.S. LIBOR and 2-month U.S. LIBOR, the publication of which will end on December 31, 2021). The Rabo Loan provides that in the event the Lender is unable to determine the applicable LIBOR rate, the Rabo Loan will otherwise bear interest at a rate, per annum, equal to a rate determined by the Lender in the Lender’s reasonable discretion. Management does not believe the anticipated discontinuation will have a material impact on the Company’s financial condition or results of operations.

On June 21, 2021, we entered into an interest rate swap with an affiliate of the Lender to make a series of payments based on a fixed rate of 1.602% and receive a series of payments based on LIBOR. Both the fixed and floating payment streams are based on the initial notional amount of $75.0 million and require quarterly payments under a 20-year amortization schedule.

On July 23, 2021, we entered into a credit agreement with CEFF II AppHarvest Holdings, LLC, an affiliate of Equilibrium for a construction loan in the original principal amount of $91.0 million (the “Construction Loan”) for the development of a CEA facility at our property in Richmond, Kentucky (the “Project”). The Construction Loan provides monthly disbursements to fund capital costs of the Project in excess of our required equity contribution of 34.5% of the capital costs of the Project. The Construction Loan requires monthly interest payments based on drawn capital at an initial interest rate of 8.000% per annum, which will increase by 0.2% per annum, beginning two years after closing of the Construction Loan through maturity, which is expected to be July 23, 2024, with no required principal payments until maturity. As of September 30, 2021, we had $13.8 million outstanding on the Construction Loan and had incurred interest expense of $0.1 million, which was all capitalized as part of the asset and included in property, plant and equipment in our unaudited condensed consolidated balance sheet.

On September 27, 2021, we entered into a promissory note with JPMorgan Chase Bank, N.A., providing for a line of credit facility up to $25.0 million (the “JPM Loan”) for capital expenditures and CEA facility construction and improvements. The JPM Loan matures on September 24, 2022 and has an interest rate that is equivalent to LIBOR plus 2.25%. Management does not believe the anticipated discontinuation of the publication of LIBOR term rates will have a material impact on the Company’s financial condition or results of operations. As of September 30, 2021 we had borrowed $6.9 million and the effective interest rate was 2.375%. The JPM Loan requires 105% of the aggregate borrowings to be held as cash collateral. At September 30, 2021 we had $7.3 million of restricted cash on the unaudited condensed consolidated balance sheet to meet this requirement.

The large-scale high-tech CEA business is capital-intensive, and we expect to continue to expend significant resources as we continue construction of our next four CEA facilities in Central Appalachia, which include 15 acres at the Berea leafy green facility, 60 acres at the Richmond tomato facility, 30 acres at the Somerset facility, where we will grow berries, and 10 acres at the Morehead leafy green facility. In addition to construction costs, these expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting, developing and retaining a skilled labor force, including local labor. A labor shortage or increased turnover rates within our labor force could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees or contract laborers, and could negatively impact our ability to efficiently operate our CEA facility at full capacity. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation could have a material adverse impact on our operations, results of operations, liquidity or cash flows. Other unanticipated costs may arise due to the unique nature of the high-tech CEA facilities, and the purchase and development of additional properties for future facilities. We also expect to expend significant resources as we invest in CEA technology, develop value-added products and pursue other strategic investments in the CEA industry.

We believe that our cash and cash equivalents on hand at September 30, 2021 are sufficient to meet our current payroll and working capital requirements for a period of at least 12 months from the date of this prospectus, as well as our currently planned capital expenditure requirements as we continue to build out additional large-scale high-tech CEA facilities. The amount and timing of our future funding requirements, if any, will depend on many factors, including the timing and costs of completion of our large-scale high-tech CEA facilities. We will plan the timing of completion of our CEA facilities around available funding.

We could potentially use our available financial resources sooner than we currently expect and may incur additional indebtedness to meet future financing needs. Adequate additional funding may not be available to us on acceptable terms or at all. In addition, although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Summary of Cash Flows

A summary of our cash flows from operating, investing and financing activities is presented in the following table:

	Nine Months Ended September 30,		Years Ended December 31,
(Dollars in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(81,342)	$(6,257)	$(13,147)	$(5,491)
Net cash used in investing activities	(250,570)	(11,164)	(35,682)	(3,615)
Net cash provided by financing activities	538,827	64,981	64,707	14,782
Cash and cash equivalents, beginning of year	21,909	6,031	6,031	355
Cash and cash equivalents (including restricted cash) end of period	$228,824	$53,591	$21,909	$6,031

Net Cash Used In Operating Activities

Net cash used in operating activities was $81.3 million for the nine months ended September 30, 2021, compared to $6.3 million for the nine months ended September 30, 2020. The change of $75.1 million was primarily due to $13.8 million for transaction costs related to the Business Combination, net losses incurred in the operation of our Morehead CEA facility through its first harvest, payment of utility and hedge program deposits, higher payroll and related costs driven by increased headcount, and professional services and legal fees including accounting and other consulting fees related to becoming a public company.

Net cash used in operating activities was $13.1 million for the year ended December 31, 2020 primarily due to a net loss of $17.4 million adjusted by $1.4 million in interest accrual on financing with related parties, a $3.0 million increase in inventory, offset by the return of a $4.0 million lease deposit that had been held by Equilibrium for the purpose of securing our obligations under the Master Lease Agreement related to our Morehead facility and a $3.1 million increase in accounts payable and accrued expenses.

Net cash used in operating activities was $5.5 million for the year ended December 31, 2019 due to net loss of $2.7 million adjusted by $0.1 million in stock compensation expense, a $0.3 million revaluation of SAFE Notes to market value, a $0.3 million increase in accounts payable, and an increase of $0.4 million in deferred income, offset by a payment of a $4.0 million lease deposit to Equilibrium for the purpose of securing our obligations under the Master Lease Agreement related to our Morehead facility.

Net Cash Used In Investing Activities

Net cash used in investing activities was $250.6 million for the nine months ended September 30, 2021, compared to $11.2 million for the nine months ended September 30, 2020. The change of $239.4 million was primarily due to $123.0 million for the purchase of the Morehead CEA facility pursuant to the MIPSA with Equilibrium that we completed on March 1, 2021, $112.9 million for purchases of property and equipment primarily related to construction of our Richmond, Berea, and Somerset CEA facilities, $9.8 million for the Root AI Acquisition on April 7, 2021, and $5.0 million for an investment in an unconsolidated entity.

Cash used in investing activities was $35.7 million for the year ended December 31, 2020, representing purchases of property and equipment, principally the purchases of property and equipment to continue the build out of the Morehead facility, as well land purchased for development in Richmond and Berea.

Cash used in investing activities was $3.6 million for the year ended December 31, 2019, representing purchases of property and equipment, principally the purchase of land in Morehead.

Net Cash from Financing Activities

Net cash provided by financing activities was $538.8 million for the nine months ended September 30, 2021, compared to $65.0 million for the nine months ended September 30, 2020. The change of $473.8 million included proceeds of approximately $448.5 from the Business Combination and $94.7 million in net proceeds from short and long-term debt issuance, partially offset by a financing obligation payment of $2.1 million to Equilibrium as part of our purchase of the Morehead CEA facility.

Cash from financing activities was $64.7 million for the year ended December 31, 2020, reflecting $32.0 million in borrowings from the Legacy AppHarvest Convertible Notes and $32.9 million in net proceeds from the issuance of redeemable convertible preferred stock.

Cash from financing activities was $14.8 million for the year ended December 31, 2019, reflecting $3.8 million in borrowings from a land mortgage loan and related financing and $11.0 million in net proceeds from the issuance of redeemable convertible preferred stock.

Contractual Obligations

Our contractual obligations consist primarily of operating leases which impact our short-term and long-term liquidity and capital needs. The table below is presented as of September 30, 2021.

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Contractual obligations
Operating leases	$3,363	$734	$1,218	$898	$513
Long-term debt(1)	98,413	5,879	13,177	12,546	66,811
Line of credit debt(2)	23,986	8,147	15,839	―	―
Natural gas purchase commitments	364	364	―	―	―
Total contractual obligations	$126,126	$15,124	$30,234	$13,444	$67,324
(1)	Includes principal, projected interest and swap payments.
(2)	Includes outstanding debt and interest at respective rates.

The table above does not include the contractual obligations related to our Morehead financing obligation or Morehead lease, as concurrent with the closing of the MIPSA on March 1, 2021, the Master Lease Agreement and ancillary agreements related thereto were terminated. The table above also does not include amounts related to the construction of our Richmond and Berea CEA facilities, as the timing and amounts of future expenditures are currently unknown.

Off-Balance Sheet Arrangements

As of September 30, 2021, December 31, 2020 and December 31, 2019, we did not have any material off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results could differ from those estimates and assumptions.

Stock-Based Compensation and Private Warrants

We recognize in our Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options and restricted stock awards issued to employees and directors. Our stock options and RSU’s are subject to service-based vesting conditions. Our RSUs are also subject to performance- based vesting conditions that were satisfied upon completion of the Business Combination. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. We recognize forfeitures of awards as they occur.

We account for our Private Warrants in accordance with ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, under which we have determined that the Private Warrants are recognized as liabilities at fair value and subject to remeasurement at each balance sheet date until exercised. Changes in fair value of the Private Warrants are recognized in our unaudited condensed consolidated statements of operations and comprehensive loss. The fair value of the Private Warrants is estimated at each measurement date using a Black-Scholes option pricing model.

We estimate the fair value of our stock option awards and Private Warrants using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Common Stock, expected term, expected volatility, risk-free interest rate, and expected dividends.

Fair Value of Common Stock — Historically, as there had been no public market for our Common Stock, the fair value of the Common Stock for stock-based awards was determined by the board of directors based in part on valuations of the Common Stock prepared by a third-party valuation firm. Since the closing of the Business Combination our board of directors will determine the fair value of each share of Common Stock underlying stock-based awards based on the closing price of our Common Stock as reported by Nasdaq on the date of the grant. For the Private Warrants, the fair value of the Common Stock is based upon historical values.

Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding. As we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method. For the Private Warrants, the expected term is the time from transaction date to expiration in years.

Expected Volatility — As we were not a public company before the closing of the Business Combination, and did not have any trading history for Common Stock, the expected volatility for stock- based awards was based on the historical volatility of the Common Stock of comparable publicly traded companies. Since the closing of the Business Combination our expected volatility is based on the trading history for our Common Stock. For the Private Warrants, the volatility is based on the implied volatility of other comparable Special Purpose Acquisition Company (“SPAC”) warrants.

Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.

Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, we used an expected dividend yield of zero.

The grant date fair value for our stock options granted in 2020 and 2019 were based on the following assumptions used within the Black-Scholes option pricing model:

	2020	2019
Expected term	5.80	5.72
Risk-free interest rate	0.41%	2.27%
Expected volatility	49.45%	40.98%
Expected dividend yield	—%	—%

Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted and Private Warrants issued involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, our equity-based compensation and Private Warrant liabilities could be materially different.

Fair Value of Common Stock

In connection with the preparation of the consolidated financial statements for the years ended December 31, 2020 and 2019, we reexamined the valuation of the Common Stock. In connection with that reexamination, we prepared retrospective appraisals of the fair value of the Common Stock for financial reporting purposes for the periods prior to July 2020. Prior to this reexamination, the contemporaneous valuations were prepared to comply with Section 409A of the Code. As a result, the contemporaneous valuations were not performed under the fair value framework as set forth under Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”) and did not take into account the guidance provided in the American Institute of Certified Public Accountants’ (“AICPA”) Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Accordingly, the contemporaneous valuations had limited value for purposes of financial reporting under U.S. GAAP. Therefore, in connection with the preparation of our consolidated financial statements, we re-assessed the fair value of the Common Stock for financial reporting purposes by having retrospective valuations performed in accordance with the fair value framework under ASC 820 and the AICPA Technical Practice Aid. We believe that the valuation methodologies used in the retrospective valuations are reasonable and consistent with the AICPA Practice Aid.

For the retrospective valuations, we used the option-pricing method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and the Common Stock are inferred by analyzing these options. Specifically, we used the OPM backsolve method to estimate the fair value of the Common Stock, which derives the implied equity value for the Common Stock from a contemporaneous transaction involving the issuance of our preferred stock. We used the OPM back solve method because we were at an early stage of development and future liquidity events were difficult to forecast. We applied a discount for lack of marketability to account for a lack of access to an active public market.

In connection with the grants of stock-based awards in July 2020 through December 2020, we obtained contemporaneous valuations of our Common Stock. We used a hybrid probability-weighted expected return method (“hybrid PWERM”). Under the hybrid PWERM, the value of the Common Stock is estimated based upon an analysis of future values for us assuming various possible future liquidity events. Share value is based upon the probability-weighted present value of expected future net cash flows, considering each of the possible future events, as well as the rights and preferences of each share class. In our application of the hybrid PWERM, two scenarios are considered: a “favorable exit” or “merger” scenario and a “remain private” scenario. The option-pricing method (“OPM”) is used to allocate value in the “remain private” scenario. Under the OPM, shares are valued as a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. In the July 2020 valuation of the Common Stock, we used the hybrid PWERM to back solve to the contemporaneous Series C preferred stock financing. We applied an incremental discount for lack of marketability to the Common Stock. The grants of stock-based awards in July 2020 through December 2020 contain a performance and service vesting condition. Vesting of these stock-based awards is dependent upon a liquidity event, which had not occurred at December 31, 2020. Accordingly, we have not recognized any stock-based compensation related to these stock-based awards as of December 31, 2020.

After the closing of the Business Combination, our board of directors will determine the fair value of each share of Common Stock underlying stock-based awards based on the closing price of our Common Stock as reported by Nasdaq on the date of grant.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until December 31, 2021. While we will continue to remain an emerging growth company through the end of the 2021 fiscal year and take advantage of the benefits of the extended transition period, our public float exceeded $700 million as of June 30, 2021 and we will no longer qualify as an emerging growth company as of December 31, 2021. We are required to provide management's attestation on internal controls subject to Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the year ending December 31, 2021.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. As of June 30, 2021, our public float was greater than $700.0 million and therefore effective December 31, 2021, we will no longer qualify as a smaller reporting company although we will continue to use the scaled disclosures permitted for a smaller reporting company through our annual report on Form 10-K for the fiscal year ending December 31, 2021 and plan to begin providing non-scaled larger company disclosure in our first Form 10-Q of the next fiscal year.

Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial position or consolidated results of operations under adoption.

See (i) Note 2—Summary of Significant Accounting Policies to our consolidated financial statements for the years ended December 31, 2020 and 2019, and (ii) Note 3 – New Accounting Pronouncements to our unaudited condensed consolidated financial statements for the three- and nine-month periods ended September 30, 2021 and 2020, both appearing elsewhere in this prospectus, for a discussion of recent accounting pronouncements and their effect on us.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Currency Risk

While substantially all of our business is conducted in the United States, we purchase inventory and equipment from suppliers in Europe. As a result, we are exposed to risk from fluctuations in exchange rate between the Euro and the U.S. dollar. As we expand our operations in conjunction with receipt of the proceeds of the Business Combination, including the proceeds from the PIPE, to include building our own large- scale high-tech CEA facilities, our exposure to risk from fluctuations in exchange rate between the Euro and the U.S. dollar will increase.

BUSINESS

Overview

AppHarvest was founded on January 19, 2018. Together with our subsidiaries, we are an applied agricultural technology company in Appalachia developing and operating some of the world’s largest high-tech indoor farms, which are designed to grow non-GMO produce free of chemical pesticide residues, use primarily rainwater, and produce significantly higher yields than those yields achieved by traditional agriculture on the same amount of land. AppHarvest combines conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.

We are also committed to the communities where we operate by providing compelling, long-term career opportunities to the local workforce as well as partnering with educational institutions, such as the University of Kentucky and local high schools and technical schools, to create programs that benefit students, researchers, and our own operations. At AppHarvest, our goal is to lay the foundation for Appalachia to become the AgTech capital of North America.

Our commitment to Appalachia is driven by the personal connection of AppHarvest’s leadership, including Jonathan Webb, Founder and Chief Executive Officer, to the area. As a proud Kentucky native, Mr. Webb has developed deep relationships within the Appalachian community that include civic leaders, strategic vendors and suppliers, and local and state elected officials. Our deep connection to the local community has been instrumental in facilitating our growth and development.

AppHarvest also has a refined geographic strategy in place designed to impart immediate as well as long-term benefits. Central Appalachia presents multiple strategic advantages for AppHarvest, including access to an abundant and hard-working labor force, beneficial climate patterns that allow all, or substantially all, of our water requirements to be supplied naturally by rainfall, and geographic proximity to approximately 70% of all U.S. households within a one-day drive.

AppHarvest is a mission-driven organization with an ethos rooted in sustainability and environmental, social, and governance (“ESG”) principles. Our leadership team and employees share a deeply-held belief that, as an organization, we are responsible to multiple stakeholders, including our workers, our community, our customers, our environment, and our stockholders. AppHarvest is a public benefit corporation, which underscores our commitment to our mission and stakeholders. In addition, we elected to have our social and environmental performance, accountability, and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, AppHarvest was designated as a Certified B Corporation in December 2019. As of November 15, 2021, we are one of six publicly traded Certified B Corporations in the United States.

Prior to October 2020, our operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties for Controlled Environment Agriculture (“CEA”). In October 2020, we partially opened our first CEA facility in Morehead, Kentucky (the “Morehead CEA facility”), which we estimate can cultivate approximately 720,000 tomato plants with an approximate yield of 40 million pounds per year. In January 2021, we harvested our first crop of beefsteak tomatoes. In March 2021, we began harvesting our first crop of tomatoes on the vine. In May 2021, we opened production of the full 60 acres at the Morehead CEA facility. In August 2021, the Morehead CEA facility concluded its first harvest. The completed planting of its second crop was accomplished in September 2021, in preparation for its second growing season. The harvest of the new crop commenced in the fourth quarter of 2021.

We have begun construction on four more CEA facilities. Two of the facilities under construction are located in Berea, Kentucky (the “Berea leafy green facility”) and Richmond, Kentucky (the “Richmond tomato facility”). As of the date hereof, construction on the Berea leafy green facility is approximately 60% complete; the Richmond tomato facility is approximately 60% complete. Both CEA facilities are expected to be fully operational by the end of 2022.

Groundbreakings for two more CEA facilities occurred in June 2021 in Somerset, Kentucky (the “Somerset facility”) and Morehead, Kentucky (the “Morehead leafy green facility”). The Somerset facility is intended to grow berries, and the Morehead leafy green facility, which is located adjacent to the Morehead CEA facility, is intended to grow leafy greens. The Somerset facility is over 40% complete and expected to be operational by the end of 2022.

To incorporate design and other insights we gained from construction of the Berea leafy green facility and to maintain flexibility in the allocation of capital resources, we have temporarily paused development of the Morehead leafy green facility, with construction now expected to resume in 2022 and be operational in 2023.

We expect to have four CEA facilities operational by the end of 2022, with approximately 165 acres under production. We anticipate having nine operational CEA facilities in Appalachia, with approximately 400 acres of aggregate production capacity, by the end of 2025. We intend to continue to work toward a network of 12 CEA facilities by 2025. Our expectations assume that we are, and will be, able to obtain necessary capital when needed on acceptable terms.

To optimize our production capabilities, innovate on sustainability measures, and deliver on our goal of establishing AppHarvest as a leader within CEA, we are committed to developing and sourcing the most advanced technology available, especially in the fields of robotics, artificial intelligence, and automation. As part of these efforts, AppHarvest has empowered its subsidiary, AppHarvest Technology, Inc. (“AppHarvest Technology”), to design and sell new technology products to the broader agricultural market.

AppHarvest Technology also identifies and partners with other industry-leading agricultural technology companies to deliver a competitive advantage for AppHarvest’s operations. By building new products and enabling and enhancing partnerships between AppHarvest and leading agricultural tech companies, we leverage each other’s expertise and unlock new efficiencies and capabilities. Presently, these efforts are focused on two primary initiatives: A harvesting robot; and a cloud-based enterprise software system to enhance visibility into labor management and quality control within CEA facilities.

Agriculture’s Current Challenges and Our Opportunity

Agriculture’s challenges today are wide-reaching and accelerating. The World Bank forecasts that global food production will need to increase by approximately 50% or more by 2050 to feed the growing global population. Inclusive of vine crops, the USDA predicts that the total annual value of domestic fruit, vegetable, and nut production will exceed $66 billion by 2029, a $14 billion annual increase over the 2020 annual value. In 2020, vegetable production accounted for approximately 41% of total farm value (or approximately $21.5 billion), with fresh use vegetables comprising approximately 32% of the market (or approximately $6.9 billion). Tomatoes are the second most popular fresh market produce in the United States. Per capita consumption of fresh tomatoes has grown to approximately 21 pounds per year, approximately 75% higher than it was nearly four decades ago. The USDA attributes this growth primarily to changing consumer preferences and a shift towards a healthier diet and overall lifestyle.

Domestically, the increasing demand for fresh fruits and vegetables has necessitated significant imports of produce into the United States. In 2020, the cumulative value of these imports grew by 13%. The majority of America’s supply of fresh tomatoes and other vine crops, including cucumbers, bell peppers, and eggplants, are imported. In 2019, 60% of fresh tomatoes for sale in the United States were imported, up from 41% in 2009. Imports of eggplant accounted for 56% of supply in 2019, up from 43% in 2009. Meanwhile, 66% of bell peppers and 81% of cucumbers were imported in 2019, up from 46% and 56%, respectively, in 2009. Over approximately the last three decades, the United States’ reliance on imports has more than doubled. The country’s single largest import partner is Mexico, which comprises 75% of US fresh vegetable imports.

Percentage of Crops Imported:

A continued reliance on imports puts the U.S. food supply at risk from both natural and politically destabilizing events. The COVID-19 pandemic highlighted this risk. During the pandemic, the supply chain has been disrupted and food imports are, at times, delayed or even cancelled.

A reduced or delayed supply of produce can have a pronounced impact on grocers, which generally operate on thin financial margins. A consistent and reliable supply chain is vital to the grocery retail industry, which attempts to match closely the perishable supply of produce to near-term customer demand. We believe that CEA, which provides more reliable, sustainable, and higher quality produce, produced in accordance with much higher food safety standards, is an optimal solution for the grocery industry’s reliance on imports, and that there will be a strong preference among distributors and grocers to shift from imports to CEA as more supply becomes available from CEA.

Demand for sustainable farming and new CEA infrastructure has been amplified by the effects of climate change and other environmental factors. Historically, California and Mexico have produced a majority of the fresh produce sold to consumers in the United States; imports from Mexico comprise more than half the U.S. tomato market. Unsustainable farming practices, structural changes in water resources, and an over-reliance on chemicals, which can be harmful to people in a variety of ways, have degraded large swaths of arable land. Globally, approximately one-third of arable land is estimated to be at least partially degraded. This could increase to more than 90% of arable land unless there is a significant shift in farming practices and infrastructure.

In addition, shifting weather patterns believed to be the result of climate change are accelerating the threat to existing agricultural regions. Reduced rainfall and increasingly hot conditions in certain growing regions are increasing the demand for, and consumption of, irrigation water. Two-thirds of Mexico is arid or semi-arid, with annual rainfalls of less than 500 millimeters. California’s Public Policy Institute estimates that 500,000 to 780,000 acres would need to lie fallow for the state’s natural aquifers to re-balance. AppHarvest’s facilities are well positioned take advantage of Kentucky’s relatively high precipitation levels by capturing and recycling rainfall in large on-site retention ponds at our Morehead CEA facility and other planned CEAs, to meet our ongoing irrigations needs.

We believe that CEA is the global solution to address the rising demand for fresh fruits and vegetables, to offset the declining availability of high-quality farmland, and to mitigate the effect of climate change on agriculture. By using leading-edge technology, we expect, at full production capacity, to be able to grow up to 30 times more produce on a single indoor acre compared to a single, traditionally farmed outdoor acre. This belief is based on third-party research and publications stating that produce grown in CEA facilities can yield anywhere from 20 to 50 times as much as traditional farming on the same amount of land. CEA allows for systematic measurements and tailoring of important variables on a per-crop level, such as nutrient levels, temperature, humidity, and irrigation. CEA generally benefits from potential year-round optimal farming conditions, whereas open field farming and traditional greenhouses have more limited growing seasons.

We also believe that AppHarvest is positioned to become a global leader in the CEA industry. We are one of only a few publicly traded companies focused on CEA-enabled food production in the United States. Our CEA facilities in Appalachia are designed to maximize the sustainability and efficiency of our operations. For example, our ability to farm using captured rainwater not only decreases our impact on the environment, but eliminates the high cost of water. Captured rainwater also allows us to avoid harmful agricultural runoff, a major polluter of U.S. waterways. Our geographic proximity to the markets we serve reduces the fuel needed to transport our fruits and vegetables to customers, thereby reducing the environmental impact of distributing our products. Relative to growers in California and Mexico, we estimate we can distribute our products using up to 80% less fuel and with an extended shelf life and less spoilage due to a shorter time spent in transit.

Our Solution

The key components to our strategy include:

●	Sustainable CEA facilities: By insulating our food production system from seasonal and weather constraints, our CEA facilities are expected to produce up to 30 times more fruits and vegetables compared to traditional open-field agriculture, while also using up to 90% less water.
●	Strategic location near major population centers: Given our location within one day’s drive of nearly 70% of the U.S. population, we are positioned to use significantly less fuel to transport our products, compared to fruits and vegetables shipped from the southwestern United States, especially California, and Mexico.
●	AgTech ecosystem: AppHarvest led the signing of a non-binding collaboration agreement by a 17-organization coalition of universities, governments, and leading AgTech companies in the U.S. and abroad. The collaboration agreement is intended to identify opportunities to leverage each other’s expertise and find opportunities to work together to support large-scale development in Central Appalachia. AppHarvest believes this coalition will partially reduce our research & development costs and enable us to source and identify new advancements, technologies, and opportunities more quickly than we necessarily would on our own.
●	Technology: Sourcing, developing, and implementing applied technology will be a key differentiator for AppHarvest over the long term. We are working with leading technology companies in the agriculture industry, such as Dalsem and Havecon, for greenhouse construction and development; Signify for energy efficient LED lighting; Ecoation for advanced, integrated pest management; Priva B.V. for greenhouse software; TAKS Handling Systems and AWETA for pack line operations and data capture; and Arugga for automated robotic pollination. Additionally, AppHarvest Technology is continuing its work on Virgo, an automated robotic harvesting robot, and FarmOps, its new software product for greenhouse management. We will continue to invest and innovate in technology as we strive to be at the forefront of sustainable food production.
●	Strong and available local labor force: AppHarvest is committed to paying a living wage which, on average, is approximately 40% higher than the average wage for comparable work in Kentucky. .As a result, we believe we can recruit and retain a competitive workforce.

Morehead CEA Facility

The Morehead CEA facility, which partially opened in October 2020, is among the world’s largest greenhouses at 60 acres (approximately 2.8 million square feet). Its suite of cutting-edge technology includes:

●	Hybrid lighting system: Our lighting system features a combination of natural sunlight, Signify GreenPower LEDs, and high-pressure sodium lighting.
●	Water independence: Our recycled rainwater irrigation system used a 10-acre, on-site retention pond, thus eliminating the need for city or well water. This system enables us to use up to 90% less water compared to open field agriculture.
●	Advanced closed-loop water filtration system: Our closed-loop water filtration system incorporates nano-bubble technology to combat harmful algae blooms and cyanotoxins, as well as sand filters and high-density ultraviolet lighting. (Ultraviolet lighting is designed to kill bacteria).
●	Climate and greenhouse operations software: Designed by Priva, our climate and greenhouse operations software allows our growers to monitor carefully microclimates inside our CEA facility and to calculate the precise levels of light, water, and carbon dioxideeach plant needs to thrive. Priva also allows for exact dosing of nutrients as well as temperature and humidity control on a plant-by-plant level.
●	Innovative pest control strategy, or integrated pest management: “IPM” is an environmentally sensitive approach to pest management, which relies in part on the use of beneficial insects to combat damaging pests. We use parasitic wasps control one of the most detrimental greenhouse pests: the whitefly. Predatory mites work similarly against harmful spider mites and fungus gnats.

Development Pipeline

Shortly after the partial opening of the Morehead CEA facility in October 2020, AppHarvest purchased two additional properties, the Richmond tomato facility and the Berea leafy green facility, both of which we anticipate will be operational by the end of 2022. In the second quarter of 2021, AppHarvest began construction of the Somerset and Morehead leafy green facility. The Somerset facility is expected to be operational by the end of 2022.

As we strive to maintain flexibility with respect to the allocation of our capital resources, we have paused the Morehead leafy green facility until additional financing sources are secured. We plan to continue developing and opening additional facilities throughout Central Appalachia and anticipate that we will have nine operational CEA facilities in Appalachia, with approximately 400 acres of aggregate production capacity, by the end of 2025.

We operate a direct-to-consumer ecommerce platform that currently sells four value-add food products, made using AppHarvest tomatoes: mild salsa bundle (three jar pack); medium salsa bundle (three jar pack); spicy salsa bundle (three jar pack); and variety pack (three jar pack, one of each type). We use the Shopify platform to manage our ecommerce business and Bluegrass Integrated Communications for our logistics and storage needs. We currently ship domestically to customers in the U.S. and will likely ship internationally in the future. We may also sell non-food items in the future.

We are developing a portfolio of value-add food products that use excess/surplus AppHarvest produce and feature AppHarvest produce as the primary ingredient. We currently sell our line of salsas (mild, medium, and spicy) that use AppHarvest tomatoes via our ecommerce channel. We are developing several additional products to launch next year and will continue to build our portfolio as we launch new farms and different types of produce. Our channel strategy for value-add products includes ecommerce, food service, and retail.

Our Strengths

Industry Leading Position with an Early Mover Advantage

Our Morehead CEA facility, combined with our in-development greenhouses in Richmond, Berea, Morehead, and Somerset, position us among the largest CEA growers in the United States. Our current production acreage is growing beefsteak tomatoes, tomatoes on the vine, and Campari tomatoes. We plan to expand into leafy greens and berries. AppHarvest is also employing a “go-to-market” strategy through our partnership with Mastronardi, which should enable us to build customer awareness and brand loyalty for future fruits, vegetables, and other value-add products.

Skilled Integrator of Proven Technologies

Our development and technology teams are highly skilled in applied agricultural technology. In many instances, the right technology to maximize crop yields sustainably already exists in the marketplace. The Netherlands, for example, has long relied on high-tech CEA facilities for domestic fruit and vegetable production and is the world’s second-largest agricultural exporter despite a land mass roughly one-third the size of Kentucky. To this end, we are working directly with companies that have been successful in the Netherlands, as well as construction firms with experience building these types of structures.

Strategic Partnerships with Important Industry Participants

To aid us in accomplishing our objectives, we have pursued partnerships with select third parties to allow us to focus our capital and resources in areas that maximize value for our Company and shareholders.

Mastronardi

Mastronardi is our exclusive marketing and distribution partner for all fresh fruits and vegetables grown in Kentucky and West Virginia, including tomatoes, cucumbers, peppers, berries, and/or all leafy greens that meet certain quality standards. Mastronardi is the leading marketer and distributor in North America of tomatoes, peppers, cucumbers, berries, and leafy greens (collectively, the “Products”). Mastronardi has an extensive and long-established retail network and is nationally recognized under the primary SUNSET® brand and other brands, including Campari®, Angel Sweet®, Flavor Bombs®, Sugar Bombs® tomatoes and WOW™ berries. Through our partnership, we receive immediate access to a large and coveted customer base. Our produce is currently available for sale in the produce aisles of some grocers.

Pursuant to our Agreement with Mastronardi, Mastronardi is the sole and exclusive marketer and distributor of all Products of our Morehead CEA facility. Under the terms of this Mastronardi Morehead Agreement, AppHarvest is responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding, and distributing our Products to its customers.

Mastronardi has agreed to sell our Products at market prices consistent with the best and highest prices available throughout the applicable growing season for similar USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to AppHarvest the gross sale price of the Products it sells, less a marketing fee and its costs incurred in the sale and distribution of the Products. If Mastronardi rejects, returns, or otherwise refuses Products for failure to meet certain quality standards, AppHarvest has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions. AppHarvest has developed options for generating revenue from any such Products, including by selling them to secondary distribution outlets and using them to create value-added products.

If AppHarvest expands the growing acreage or operations of any of its existing facilities in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Morehead Agreement. In the event AppHarvest or its affiliates operate a new facility in Kentucky or West Virginia, Mastronardi has the right to deem such “New Grower Facility” to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Morehead Agreement for a period of ten years. In December 2020, Mastronardi elected to deem AppHarvest’s new facilities in Richmond and Berea as New Grower Facilities.

The initial term of the Mastronardi Morehead Agreement is ten years, beginning on the date of the commercial harvest of AppHarvest’s first crop. After the initial term, the Mastronardi Morehead Agreement renews automatically for additional one-year terms unless terminated by either party by written notice not later than 240 calendar days prior to the end of the applicable term. Either AppHarvest or Mastronardi can terminate the Mastronardi Morehead Agreement if the other party is subject to certain bankruptcy or insolvency proceedings; or if the other party is in breach of the Mastronardi Morehead Agreement and the breach remains uncured for a specified period. AppHarvest’s obligation to deliver timely Products to Mastronardi and to maintain exclusivity is not subject to cure.

Mastronardi has the exclusive right to sell and market all fresh fruits and vegetables, including tomatoes, peppers, cucumbers, berries and/or leafy greens, grown by AppHarvest in Kentucky and West Virginia for an initial term of 10 years from each facility’s first commercial harvest. If Mastronardi declines to exercise its right of first refusal, AppHarvest has the right to contract with unaffiliated third parties that are industry recognized bona fide marketers for distribution of such produce. Sale transactions would be at market price, less the marketing fee and costs incurred in the sale and distribution of Products. Outside of Kentucky and West Virginia, AppHarvest has agreed not to compete with Mastronardi, including growing fresh produce in a new facility outside of Kentucky and West Virginia in an area in which it would be competing with Mastronardi, for a period of ten years that commences on the date of the first commercial harvest from the Morehead CEA Facility and also runs for ten years, measured from the latest date of a first commercial harvest from a facility deemed to be a New Grower Facility by Mastronardi under the terms of the Mastronardi Morehead Agreement. AppHarvest has also agreed not to solicit any employee of Mastronardi or its affiliates without Mastronardi’s written consent during the term of each applicable Mastronardi purchase and marketing agreement, and for a period thereafter.

Dalsem and Havecon

Dalsem is a highly regarded manufacturer and developer of end-to-end, high-tech greenhouse projects. The company has more than 85 years of experience and is perceived as a pioneer and an innovator within the industry. We selected Dalsem as our construction partner for our ,first CEA facility in Morehead, Kentucky, pursuant to an engineering, procurement and construction agreement. We have also entered into a direct contractual relationship with Dalsem for the construction of our new CEA facilities in Richmond and Berea, Kentucky.

Havecon is a designer and manufacturer of greenhouse horticulture projects. AppHarvest selected Havecon to build its facility in Somerset, Kentucky, because of its industry know-how, years of experience, strong reputation, network of industry partners, and expected ability to complete the project quickly and on time.

Our relationships with Dalsem and Havecon present potential long-term advantages, including reducing the risk associated with construction, such as the availability of certain inputs and materials for the facilities, and favorable construction timelines.

Rabo AgriFinance

In June 2021, AppHarvest secured a $75 million credit facility with Rabo AgriFinance, a leading financial services provider for agricultural producers and agribusinesses in the United States. Under the terms of the facility, we entered into a 60% loan-to-value mortgage at an anticipated fixed rate of between 4 to 5% for 10 years, with amortization of debt over 20 years for the Morehead CEA facility. Rabo AgriFinance is a subsidiary of Rabobank, a premier bank to the global agriculture industry and one of the world’s largest and strongest banks.

JPMorgan

In September 2021, AppHarvest entered a $25 million cash-backed credit facility with JP Morgan based on its third high-tech, 30-acre indoor farm under construction in Somerset, Kentucky, which broke ground in June 2021. This CEA facility is intended to grow berries. Proceeds from the 364-day credit facility, which is priced at LIBOR plus 225 basis points, will be applied toward capital expenditures and improvements, including construction of the company’s fourth high-tech indoor farm.

Experienced and Passionate Team

AppHarvest is a mission-driven company led by highly committed and passionate professionals. Our founder and Chief Executive Officer, Jonathan Webb, is a Kentucky native with more than a decade of experience focused on sustainable infrastructure. Prior to founding AppHarvest in 2018, Mr. Webb led a public-private partnership on behalf of the Department of Defense, developing what was then the largest solar project in the southeastern United States. At AppHarvest, Mr. Webb has used his experience in renewable infrastructure to create a CEA platform in North America.

In January 2021, David Lee, an existing member of the board of directors of AppHarvest, joined the Company to serve as President. Prior to joining AppHarvest, Mr. Lee was the Chief Operating Officer and Chief Financial Officer of Impossible Foods, where he led strategy and operations as the company evolved from a startup into the scaled food company they are today. Prior to Impossible Foods, Mr. Lee held executive leadership positions at several companies, including Del Monte Foods, where he helped restructure the business concurrent with KKR’s acquisition of the company. Additionally, AppHarvest has a talented roster of senior executives, including Loren Eggleton, Chief Financial Officer; Derek Lyons, General Counsel; Julie Nelson, Executive Vice President for Operations; Josh Lessing, Chief Technology Officer; Jackie Roberts, Chief Sustainability Officer; and Dave Nichols, Head of Strategy.

AppHarvest has attracted a highly experienced “grow team” to operate our greenhouses. Our senior growers have, on average, more than 25 years of experience managing growing operations. We also have a construction management and development team with extensive experience in complex, large scale, multi-site, and global projects.

ESG Company

AppHarvest has an authentic and overarching commitment to sustainability, ESG, and social impact. Our Certified B Corporation certification recognizes our commitment to our stakeholders, including our employees, community, environment, customers, and stockholders. We believe we present a unique and a compelling opportunity for the growing number of investors who share our dedication to sustainability and a broader set of ESG principles.

We have also been certified by an independent non-profit organization as meeting rigorous standards of social and environmental performance, accountability, and transparency. We are proud of our achievements to date, including:

●	Selecting Rowan County for our Morehead CEA facility, in which approximately 25% of the community lives below the poverty line. Despite reduced wage expectations in this area, we have provided career opportunities with entry-level wages that are over 40% higher than average hourly wages for comparable jobs in the state. I do not think this is accurate. Our min is less than 74% of the median.
●	We have invested over $100 million in the local Rowan County community, which we believe will have an economic ripple effect as those expenditures percolate through our contractors, engineers, and other tradespeople required to build our large-scale facilities.
●	In addition to paying a living wage, as assessed by an independent third party, we provide paid time off and full family healthcare coverage.
●	We have partnered with local universities and high schools. We plan to educate more than 1,000 high school students through our educational programs around hydroponic farming.

We believe we also have an opportunity to impact how the regional power grid evolves. As we grow and need more power, we are committed to catalyzing new renewable energy sources in our market. We believe that when corporations insist upon completely renewable energy, market forces will drive suppliers to provide electrical energy with a reduced carbon footprint. As a member of the Renewable Energy Buyers Alliance (“REBA”), a community of energy buyers seeking to accelerate a zero-carbon energy future, we also benefit from REBA resources as we strive to operate on renewable energy.

We aim not only to transform the Appalachia region in terms of social and economic impact, but also to build a platform to transform agriculture and bring new solutions for growing threats to the agriculture sector, including water shortages, land shortages, soil depletion, surface water pollution, pesticide use, food waste, and systemic risks from climate change. Our growing process reduces environmental impacts and manages the environmental risks increasingly threatening our food systems. Specifically, our CEA facility is designed to manage these risks and reduces environmental impacts by:

●	Using up to 90% less water than conventional agriculture in a closed system that prevents pollution from excess fertilizers and chemical pesticides running into local streams or waterways.
●	Making efficient use of land without depleting soil and its nutrients.

●	Using integrated pest management, skilled workers, and AI tools to keep the greenhouse free of pests and disease instead of using chemical pesticides.
●	Using a horizontal greenhouse structure to maximize passive solar energy.
●	Implementing new lighting systems that use 20% less energy than traditional lighting systems through integration of LEDs.
●	Working towards exciting opportunities to link operations to renewable energy initiatives.

Growth Strategy

Through investments in Central Appalachia, our brand, our stakeholders and our infrastructure, we believe that we are well-positioned to grow our brand and attract consumers through our distribution partner Mastronardi, which provides us with full distribution on day one of production, allowing customers to experience our products and us to grow customer recognition and loyalty.

New Project Pipeline

AppHarvest expects to develop and operate at least nine CEA facilities in Appalachia with aggregate production capacity of approximately 400 acres by the end of 2025. We believe that allocating capital to organic growth, specifically the development of new facilities, presents a compelling return on invested capital.

Our Morehead CEA facility partially opened in October 2020, and has been fully operational since March 2021. Shortly thereafter, we announced groundbreakings for two additional facilities, the Richmond tomato facility and the Berea leafy green facility, both of which we anticipate will be operational by the end of 2022. In the second quarter of 2021, we announced the beginning of construction of the Somerset facility and the Morehead leafy green facility. The Somerset facility is expected to be operational by the end of 2022. We have temporarily paused development of the 10-acre Morehead leafy green facility, with construction now expected to resume in 2022 for a 2023 delivery.

Our site selection and construction management processes, as well as all major investment capital decisions, require sign off from our Chief Executive Officer and Chief Financial Officer, with additional oversight from the Board of Directors. Cost, development timelines, expansion opportunities, proximity to our existing facilities, crop economics and overall site-level returns on invested capital are among the many factors we consider before greenlighting a project.

Strategy to Develop Branded and Sustainable Value-Add Products

AppHarvest is an applied technology company with global ambitions and a desire to become a trusted brand with broad brand awareness. We aim to leverage our ESG- and mission-driven ethos to grow and produce fruits, vegetables and value-added products that customers will actively seek out at their local grocery stores. While our focus is on fresh produce, we have also begun to create and market a value-added salsa product, on a direct-to-consumer basis, made from our in-house produce. We anticipate that these efforts will expand to include other distribution channels and additional product offerings, including sauces and snacking products.

Competition

With vine crops imports rapidly increasing, our competition includes large-scale operations in Mexico and, to a lesser extent, the southwestern United States. With studies having found that an American meal travels 1,500 miles on average to the consumer’s plate, we believe we are unique in becoming a large-scale CEA operator growing produce closer to the end consumer.

Overall Competition

The U.S. greenhouse industry has grown steadily over the past decade as producers use its advantages to grow more using fewer resources, seeking to solve issues caused by limited land, energy and resources including water and labor. The USDA attributes growth to greenhouse operators’ ability to realize greater market access both in the off-season and in northern retail produce markets, better product consistency and improved yields.

By 2017, the percentage of greenhouse-grown U.S. shipments of fresh tomatoes had grown to 5% of all shipments. Only four states (California, Minnesota, Nebraska and New York) produce more than 10 million pounds of greenhouse-grown tomatoes annually, according to the most recent USDA data. Kentucky’s production was estimated by the USDA to be between 500,000 pounds to 1 million pounds annually. Our operations in Morehead, Kentucky are vaulting Kentucky into over 10 million annual pounds category.

Competition from Imports

In 2004, growers in the United States, Canada and Mexico each supplied around 300 million pounds of greenhouse-grown tomatoes to the United States. According to the USDA in 2019, since then, Mexico’s market share averaged 35 percent annual growth. Greenhouse-grown tomato imports from Mexico accounted for 84% of total greenhouse-grown tomato imports in the United States in 2017, while imports of greenhouse-grown tomatoes from Canada held steady at around 300 million pounds annually.

A challenge for high-tech producers in the United States is the possibility that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers would most likely aim to achieve this not by investing equivalent capital, but by leveraging climatic and labor advantages.

Meanwhile, Canadian greenhouse operators, which are located primarily in Ontario in the east and British Columbia in the west and often supported by extensive government subsidies and financing, are increasingly initiating or expanding operations in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities.

Beyond greenhouse-grown tomatoes imports are making up an increasing percentage of all fresh tomatoes. In 2000, imports accounted for only 30% of fresh tomatoes in the United States and increased to 60% in 2019. Imports accounted for a majority of fresh tomato supply starting in 2010 after a series of weather-related issues in Florida necessitated imports to replace expected open-field tomato production. Mexico now accounts for more than 90% of all fresh tomato imports

We believe that market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, ESG, food safety, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this market segment.

Traditional Greenhouse Operators

Large-scale greenhouse operators currently dominate the market in the indoor agriculture space, as they have large-scale distribution networks and own and operate hundreds to thousands of acres of greenhouse. Most of the companies have major portions of their operations in Mexico and Canada, but we believe all or nearly all of them are either looking to develop, are developing or have already developed U.S.-based high-tech greenhouses. These companies have broad product lines and are moving into the prepared food space to leverage their scale and distribution networks.

High-Tech Agricultural Startups

While most CEA production comes from traditional greenhouse companies, a number of high-tech vertical farms also exist in the market. These startups are often focused on development of farms either in or near major cities. These companies generally have smaller product offerings and tend to focus on leafy green products due to limitations of their technologies and economics. By contrast, we believe our facilities will have the ability to grow a variety of crops including leafy greens, tomatoes, cucumbers, strawberries, peppers, eggplants, and more. We are also differentiated in prioritizing use of two of the earth’s natural inputs: sunlight and water. In fact, our Morehead CEA facility is the only facility of its type and size in North America to rely primarily on rainwater for its production. Although we do supplement the light our plants receive with LED lighting and high-pressure sodium lighting, our plants primarily grow using natural sunlight, requiring less energy per plant than indoor warehouse farms. There are several companies that sell farm management software for the CEA market. These software offerings have traditionally had limitations since they do not track many aspects of a farm’s operations and they are difficult to integrate with other enterprise information systems. Additionally, only a few of these software companies are either internally developing or collaborating with partners to offer robots that automate tasks ranging from crop forecasting to robotic harvesting. In these cases, the systems under development are limited in their design in that they are highly specialized for completing a single task on the farm. In contrast, AppHarvest technology, Inc. is developing software systems that can be applied to monitoring processes across a farm, are inter operable with complimentary information technologies, and will work in collaboration with a robotic farming platform that has been architected so that its core technology can be applied to accomplishing multiple tasks on the farm.

Government Regulation

We are subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as FDA, the FTC, the EPA, the OSHA, and the USDA. These laws and regulations apply to the processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of our products, as well as our occupational safety and health practices.

Under various federal statutes and implementing regulations, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate our products and the manufacturing, labeling, marketing, promotion, and advertising thereof.

Among other things, the facilities in which our products are grown, packed or processed may be required to register with the FDA (depending on specific growing, packing, and processing operations), comply with regulatory schemes including Standards for the Growing, Harvesting, Packing, and Holding of Produce for Human Consumption, Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Human Food and FDA and USDA labeling and marketing requirements, as amended by the Food Safety Modernization Act of 2011 (“FSMA”), the Organic Food Production Act, among other laws and regulations implemented by the FDA, the USDA, and other regulators. FSMA regulations are still being developed and implemented, including product traceability requirements recently proposed, which would be directly applicable to our products. The FDA and the USDA have the authority to inspect these facilities depending on the type of product and operations involved. The FDA and the USDA also require that certain nutrition and product information appear on its product labels and more generally, that its labels and labeling be truthful and non-misleading. Similarly, the FTC requires that our marketing and advertising be truthful, non-misleading, not deceptive to consumers, and not otherwise an unfair means of competition. We are also restricted by FDA and USDA from making certain types of claims about our products, including nutrient content claims, health claims, organic claims, and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless we satisfy certain regulatory requirements.

We are also subject to parallel state and local food safety regulation, including registration and licensing requirements for our facilities, enforcement of standards for our products and facilities by state and local health agencies, and regulation of our trade practices in connection with selling our products.

We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters.

Certified B Corporation

While not required by Delaware law or the terms of our amended and restated certificate of incorporation, we have elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, in December 2019, we were designated as a Certified B Corporation.

In order to be designated as a Certified B Corporation, companies are required to take a comprehensive and objective assessment of their positive impact on society and the environment. The assessment evaluates how a company’s operations and business model impact its workers, customers, suppliers, community and the environment using a 200-point scale. While the assessment varies depending on a company’s size (number of employees), sector and location, representative indicators in the assessment include payment above a living wage, employee benefits, stakeholder engagement, supporting underserved suppliers and environmental benefits from a company’s products or services. After completing the assessment, the independent organization that certified us as a Certified B Corporation will verify our score to determine if we meet the 80-point minimum bar for certification. The review process includes a phone review, a random selection of indicators for verifying documentation and a random selection of company locations for onsite reviews, including employee interviews and facility tours. Once certified, every Certified B Corporation must make its assessment score transparent on the independent organization’s website.

Acceptance as a Certified B Corporation and continued certification is at the sole discretion of the independent organization that certified us as a Certified B Corporation. To maintain our certification, we are required to update our assessment and verify our updated score with the independent organization every three years. We will need to update our current certification no later than December 30, 2022. Additionally, we were required to commit to recertifying within 90 days following the closing of the Business Combination and to complete this recertification within one year following the closing of the Business Combination and are currently in the process of recertification.

Public Benefit Corporation

In connection with our Certified B Corporation status and as a demonstration of our long-term commitment to our mission, we have been a public benefit corporation under Delaware law since inception.

Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. To date, there is limited case law involving public benefit corporations and the application of this and other distinct public benefit corporation requirements, which may create some uncertainty until additional case law develops.

Securityholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of public benefit corporation directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the public benefit corporation will not, for purposes of Subsection XV, create conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the public benefit corporation, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. We expect that, in large part, traditional Delaware corporation law principles and the application of those principles in case law — including those related to self-dealing, conflicts of interest, and the application of the business judgment rule — will continue to apply with respect to public benefit corporations.

Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives. We will evaluate how to meet the additional reporting obligations required as a public benefit corporation under Delaware law, and the frequency with which we intend to issue such reports. We expect to finalize our plans with respect to our reporting obligations within six months of the Closing Date and further expect that we will make such reports publicly available, including on our website. We expect to issue our first public benefit corporation report for the period ending December 31, 2021, in the first half of 2022.

As provided in our amended and restated certificate of incorporation, the public benefits that we promote, and pursuant to which we manage, are empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of our employees and the community at large. We will also consider the objectives and standards by which we will measure and report our public benefit performance in our public benefit corporation reports, including potential key performance metrics, and we have not made a final decision on such matters. We expect that we will conduct our own assessment of our benefit performance against the standards and metrics we develop, rather than having such performance conducted by a third party. We have completed a materiality assessment with an independent third party, designated our ESG metrics, and expect to report our first set of data in our Sustainability Report, which we expect to release in the second half of 2022.

Trademarks and Other Intellectual Property

Our intellectual property and proprietary rights are valuable assets and we rely on a combination of federal, state, common law and international rights in the jurisdictions to safeguard our intellectual property. Our trademarks and other proprietary rights are valuable assets that reinforce the distinctiveness of our brand to our consumers. We also have made, and have acquired, numerous patent applications. We believe our patents, trademarks, copyrights and domain names, and the protection of the underlying intellectual property, are important to our success. Accordingly, we own and have registered with the U.S. Patent and Trademark Office trademarks and patent applications that are important to our business, including our principal trademark, AppHarvest, and have several additional trademark applications pending, as well. Further, in addition to our U.S. intellectual property portfolio, we also seek intellectual property protection in certain other jurisdictions where available and where we deem appropriate, and have undertaken numerous foreign patent application filings. We also rely on unpatented proprietary expertise and copyright protection. We aggressively protect our intellectual property rights by relying on trademark and copyright, as well as the use of use of nondisclosure, confidentiality, and intellectual property assignment agreements.

Employees and Human Capital Resources

As of November 28, 2021, we had 486 full-time employees, all of whom are located in the United States. None of our employees are represented by a labor union. We have never experienced a labor-related work stoppage. We treat our employees with respect and dignity and consider our relations with our employees to be very good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and the success of the company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

We own our corporate headquarters located at 500 Appalachian Way, Morehead, Kentucky 40351 where we occupy approximately 11,200 square feet of office space. We own the Morehead CEA facility, which consists of nearly 2.8 million square feet of growing space, and the land upon which it is built. We further own the to-be-completed Richmond tomato facility, Berea leafy green facility, Somerset berry facility, and the Morehead leafy facility, and the land upon which they are being built. We also lease office and retail space in Lexington, Kentucky. We believe that our current facilities are suitable and adequate to meet our current needs.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of our business. Although the outcome of these and other claims cannot be predicted with certainty, we do not believe the ultimate resolution of the current matters will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, depending on the nature and timing of a given dispute, an unfavorable resolution could materially affect our current or future results of operations or cash flows.

On September 24, 2021, a federal securities class action lawsuit (captioned Ragan v. AppHarvest, Inc., Case No. 21-cv-07985) was filed by a purported stockholder on the Company in the United States District Court for the Southern District of New York on behalf of a proposed class consisting of those who acquired the Company’s securities between May 17, 2021 and August 10, 2021. The complaint names the Company and certain of its current officers as defendants, and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, by making materially false and misleading statements regarding the Company’s business, operations, and prospects because they failed to disclose a purported lack of sufficient training and inability to consistently produce Grade No. 1 tomatoes. The complaint seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including reasonable attorneys’ fees. On November 22, 2021, a related action (captioned Plymouth County Retirement Association v. AppHarvest, Inc., Case No. 21-cv-09676) was filed by another purported stockholder of the Company in the same United States District Court, making substantially similar claims against the same set of defendants, on behalf of a proposed class consisting of those who acquired the Company’s securities between October 9, 2020 and August 10, 2021. On November 23, 2021, four movants filed motions to consolidate the two actions, appoint lead plaintiff, and approve lead counsel. On November 24, 2021, the Court issued a scheduling order setting a conference for December 13, 2021 to consider the motions for appointment of lead plaintiff and lead counsel, and/or for consolidation. Following consolidation and appointment of lead plaintiff, defendants expect the lead plaintiff to file an amended complaint and defendants to file a motion to dismiss the amended complaint. We do not believe the claims have merit, intend to defend the case vigorously, and have not recorded a liability related to these lawsuits because, at this time, we are unable to estimate reasonably possible losses or determine whether an unfavorable outcome is probable.

MANAGEMENT

Directors and Executive Officers

As used in this section, “AppHarvest” refers to AppHarvest Operations, Inc. (formerly AppHarvest, Inc.) prior to the closing of the Business Combination and AppHarvest, Inc. after the closing of the Business Combination. Upon the closing of the Business Combination, the executive officers of AppHarvest Operations, Inc. became executive officers of AppHarvest, Inc.

AppHarvest’s directors and executive officers and their ages as of December 1, 2021 are as follows:

Name	Age	Position
Executive Officers
Jonathan Webb	36	Chief Executive Officer and Chairman
David Lee	50	President and Director
Loren Eggleton	39	Chief Financial Officer
Non-Employee Directors
Kiran Bhatraju(2)	36	Director
Ciara A. Burnham(1)(3)	54	Director
Greg Couch(1)	48	Director
Robert J. Laikin(2)(3)	58	Director
Anna Mason(1)	37	Director
R. Geof Rochester	62	Director
Martha Stewart(2)	80	Director
Jeffrey Ubben(3)	60	Director
(1)	Member the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Jonathan Webb is our founder and has served as AppHarvest’s President and Chief Executive Officer and as a member of AppHarvest’s board of directors since AppHarvest’s incorporation in January 2018. Mr. Webb ceased serving as AppHarvest’s President in January 2021. From 2014 to February 2017, Mr. Webb served as contract support with Archetype USA for the U.S. Army Office of Energy Initiatives through the U.S. Department of Defense. Mr. Webb received a B.B.A. in Marketing from the University of Kentucky. We believe that Mr. Webb is qualified to serve on the board of directors because of his deep knowledge of our company and his industry experience.

David Lee has served as AppHarvest’s President since January 2021 and a member of AppHarvest’s board of directors since August 2020. From December 2015 to January 2021, Mr. Lee served as the Chief Financial Officer of Impossible Foods Inc. From December 2015 to March 2019, Mr. Lee also served as the Chief Operating Officer of Impossible Foods Inc. From 2014 to December 2015, Mr. Lee served as the Chief Financial Officer of Zynga Inc. Mr. Lee received a B.A. in Government from Harvard College and an M.B.A. from the University of Chicago. We believe that Mr. Lee is qualified to serve on the board of directors because of his extensive executive, financial and operational expertise within the agriculture industry, including his experience as the chief financial officer of a public company.

Loren Eggleton has served as AppHarvest’s Chief Financial Officer since November 2020 and previously served as AppHarvest’s Senior Vice President, Finance and Treasurer from September 2020 to November 2020 and AppHarvest’s Chief Financial Officer from July 2019 to September 2020. From January 2014 to July 2019, Mr. Eggleton served as Vice President of Finance for Famous Brands International. Mr. Eggleton received a B.S. in Accounting from the University of Kentucky and an M.S. in Accountancy from the University of Notre Dame — Mendoza College of Business.

Non-Employee Directors

Kiran Bhatraju has served as a member of AppHarvest’s board of directors since January 2018. Mr. Bhatraju currently serves as the Chief Executive Officer of Arcadia Power, Inc., a company he founded in 2014. Mr. Bhatraju received a B.A. in Political Science and Literature from the University of Pennsylvania. We believe that Mr. Bhatraju is qualified to serve on our board of directors because of his extensive experience in the clean energy industry.

Ciara A. Burnham has served as a member of AppHarvest’s board of directors since April 2021. Ms. Burnham currently serves as an advisor to Athena Technology Acquisition Corp., a position she has held since March 2021. From January 2019 to December 2020, Ms. Burnham served as a Partner and member of the Management Committee of QED Investors. From 1997 to January 2019, Ms. Burnham held a number of positions with Evercore, including Senior Managing Director and Chief Executive Officer of Evercore Trust Company N.A. Ms. Burnham received an A.B. from Princeton University and an M.B.A from the Columbia Business School. We believe that Ms. Burnham is qualified to serve on our board of directors because of her extensive financial and investment expertise.

Greg Couch has served as a member of AppHarvest’s board of directors since January 2018. Mr. Couch currently serves as the chief executive officer of Meridian Wealth Management, LLC, which he founded in 2009. Mr. Couch received a bachelor’s degree from Eastern Kentucky University. We believe that Mr. Couch is qualified to serve on our board of directors because of his financial and investment background and his deep knowledge of and involvement in Kentucky and the Appalachian region.

Robert J. Laikin has served as a member of AppHarvest’s board of directors since January 2021. Mr. Laikin served as the Chairman of Novus’s board of directors since its inception in March 2020 until the closing of the Business Combination. Mr. Laikin serves as the managing member of L7 Investments LLC, a position he has held since 2016. From 2014 to October 2021 Mr. Laikin served as non-executive chairman of and held a director role on the board of directors of Washington Prime Group Inc. From 2012 to December 2019, Mr. Laikin served as Executive Advisor to the chief executive officer and government relations executive of Ingram Micro Inc. Mr. Laikin received a B.S. in Business from Indiana University. We believe that Mr. Laikin is qualified to serve on our board of directors because of his extensive executive and public company board experience.

Anna Mason has served as a member of AppHarvest’s board of directors since July 2020. Ms. Mason currently serves as Managing Partner of Rise of the Rest Seed Fund at Revolution, a position she has held since April 2021, and previously served as Partner from December 2017 to April 2021 and Director of Investments of Rise of the Rest Seed Fund from June 2016 to December 2017. Ms. Mason served as the Co-Founder of Burn This, Inc. from August 2012 to December 2015 and held the position of Vice President — Distressed and High Yield Trading at The Seaport Group from June 2009 to May 2013. Ms. Mason received a B.A. in Political Science and Government from Harvard College and a M.B.A from the New York University Stern School of Business. We believe that Ms. Mason is qualified to serve on our board of directors because of her financial and investment expertise, including her particular focus in the growth of startups.

R. Geof Rochester, has served as a member of AppHarvest’s board of directors since April 2021. Mr. Rochester currently serves as the Founder of and Strategic Advisor for GRC Advising, which he founded in January 2018. Mr. Rochester previously served as the Chief Marketing Officer of the Company from August 2020 to April 2021. Mr. Rochester previously served as a consultant of the Company from July 2019 to August 2020. He also served as the Managing Director of The Nature Conservancy from July 2010 to December 2017 and as its Chief Marketing Officer and from July 2010 to 2013. Mr. Rochester received a B.S. in Business Administration from Georgetown University and a M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Rochester is qualified to serve on our board of directors because of his thought leadership in corporate sustainability and social responsibility, philanthropy and marketing.

Martha Stewart has served as a member of AppHarvest’s board of directors since May 2020. Ms. Stewart currently serves as the Chief Creative Officer of Marquee Brands, a position she has held since June 2019. Ms. Stewart served as Chief Creative Officer of Sequential Brands Group Inc. from December 2015 to June 2019 and Founder and Chief Creative Officer of Martha Stewart Living Omnimedia, Inc. from 1996 until its sale to Sequential Brands Group Inc. in December 2015. Ms. Stewart has served on the board of directors of the Sequential Brands Group, Inc. since December 2015. Ms. Stewart received a B.A. in European History and Architectural History from Barnard College. We believe that Ms. Stewart is qualified to serve on our board of directors because of her deep executive experience leading global food and retail companies.

Jeffrey Ubben has served as a member of AppHarvest’s board of directors since March 2019. Mr. Ubben currently serves as the Founder and Chairman of Inclusive Capital Partners, L.P., a position he has held since July 2020. Mr. Ubben held a number of positions with ValueAct Capital, a company he helped co-found, including Chairman, Chief Executive Officer and Chief Investment Officer, from 2000 to June 2020. Mr. Ubben has served on the boards of directors for Nikola Corporation, a publicly traded energy and transportation solutions company, since September 2019, Enviva Partners, LP, an industrial wood pellet production company, since June 2020, and Exxon Mobile Corporation, a publicly traded energy company, since February 2021. Mr. Ubben previously served on the boards of directors of AES Corporation from January 2018 to February 2021, Twenty-First Century Fox Inc. from November 2015 to April 2018 and Willis Towers Watson plc from January 2016 to November 2017. Mr. Ubben received a B.A. from Duke University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Ubben is qualified to serve on our board of directors because of his investment industry background, experience serving on the boards of directors of public companies and leadership in socially responsible investing.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which meets on a regular basis and additionally as required. In accordance with our amended and restated bylaws the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors consists of ten members and each member serves a one-year term expiring at our next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to our amended and restated bylaws.

Board Leadership Structure

The board of directors is chaired by Mr. Webb, our Chief Executive Officer. The board of directors believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the board and management act with a common purpose. The board of directors believes that such combination provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. The board of directors also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of our company, as is the case with Mr. Webb.

The board of directors has appointed Mr. Bhatraju as lead independent director in order to help reinforce the independence of the board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Webb’s leadership as the combined Chief Executive Officer and Chairman. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer to develop and approve an appropriate board meeting schedule; work with the Chief Executive Officer to develop and approve meeting agendas; provide the Chief Executive Officer feedback on the quality, quantity, and timeliness of the information provided to the board; develop the agenda and moderate executive sessions of the independent members of the board of directors; preside over board meetings when the Chief Executive Officer is not present or when such person’s performance or compensation is discussed; act as principal liaison between the independent members of the board of directors and the Chief Executive Officer; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the board of directors. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, we believe that the lead independent director serves as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Director Independence

The board of directors has reviewed of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the board of directors determined that none of the directors, other than Messrs. Webb, Lee and Rochester, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the board of directors deems relevant in determining their independence.

Role of the Board in Risk Oversight

One of the key functions of the board of directors is the informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the board is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Upon the consummation of the Business Combination, the board of directors reconstituted its audit committee, compensation committee, and nominating and corporate governance committee and adopted a new charter for each of these committees, which comply with the applicable requirements of current SEC and Nasdaq rules. Copies of the charters for each committee are available on the investor relations portion of our website at www.appharvest.com. The information contained on or accessible through this website is not a part of this prospectus and the inclusion of such website address in this prospectus is an inactive textual reference only.

Audit Committee

The audit committee consists of Mses. Mason and Burnham and Mr. Couch, each of whom the board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee is Ms. Mason. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee include:

●	helping the board of directors oversee corporate accounting and financial reporting processes;
●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing related person transactions;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Messrs. Bhatraju and Laikin and Ms. Stewart. The chair of the compensation committee is Mr. Bhatraju. The board of directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

●	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;
●	administering the equity incentive plans and other benefit programs;
●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and
●	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Messrs. Ubben and Laikin and Ms. Burnham. The chair of the nominating and corporate governance committee is Mr. Ubben. All members of the nominating and corporate governance committee are independent under the Nasdaq listing standards. Specific responsibilities of the nominating and corporate governance committee include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;
●	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;
●	reviewing and recommending to the board the compensation paid to the directors;
●	instituting plans or programs for the continuing education of the board of directors and orientation of new directors;
●	reviewing, evaluating and recommending to the board of directors succession plans for our executive officers;
●	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and
●	overseeing periodic evaluations of the performance of the board of directors, including our individual directors and committees.

Compensation Committee Interlocks

None of the members of our compensation committee has ever been an executive officer or employee of AppHarvest. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the board of directors or compensation committee.

Non-Employee Director Compensation

Beginning in 2020, we provided equity-based compensation to new independent directors who are not employees or affiliated with our largest investors for service on the board of directors. Previously, we did not provide cash, equity or other non-equity compensation for service on our board of directors. We currently have no formal arrangements under which directors receive compensation for their service on the board of directors or its committees. Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

In March 2021, our board of directors approved the terms of a new non-employee director compensation policy. Pursuant to this policy, each non-employee director will receive the following compensation for service on the board:

●	an annual cash retainer of $75,000;
●	an additional cash retainer of $50,000 to the non-executive chair of the board, if applicable; and
●	an annual restricted stock unit award having a value of $100,000 which will be granted on the date of our annual stockholders’ meeting and which will vest in full on the date of the following year’s annual meeting, or the date immediately preceding the date of the following year’s annual meeting if the non-employee director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for reelection.

The annual cash compensation amounts will be payable in equal quarterly installments in arrears following the end of each fiscal quarter in which the service occurs, prorated for any partial months of service, with the first payment being retroactive to January 29, 2021.

Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors.

2020 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended December 31, 2020 by non-employee directors. Mr. Webb did not receive any additional compensation for his service as a director.

	Option	Stock
Name	Awards(1)(2)	Awards(2)(3)	Total
Kiran Bhatraju	—	—	—
David Chen(4)	—	—	—
Greg Couch	—	—	—
David Lee(5)	—	$3,449,792	$3,449,792
Anna Mason	—	—	—
Martha Stewart	$192,623	—	192,623
Jeff Ubben	—	—	—
J.D. Vance(6)	—	—	—
(1)	Amounts reported represent the aggregate grant date fair value of the stock options granted during 2020 under the 2018 Plan, computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 2(i) to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the economic value that may be realized by the director.
(2)	The table below shows the aggregate number of shares of Common Stock subject to equity awards outstanding for each of our directors who is not a named executive officer as of December 31, 2020:

	Option	Stock
Name	Awards (#)	Awards (#)
Kiran Bhatraju	—	—
David Chen	—	—
Greg Couch	—	—
David Lee	—	100,000
Anna Mason	—	—
Martha Stewart	273,734	—
Jeff Ubben	—	—
J.D. Vance	—	—

(3)

Represents the market value of the AppHarvest RSU award as of December 31, 2020, assuming that the AppHarvest RSU award is exchanged for a RSU award to acquire 220,434 shares of Novus common stock and based on the closing price of Novus common stock of $15.65 per share on December 31, 2020.

(4)	Mr. Chen resigned from our board of directors in March 2021.
(5)	In January 2021, Mr. Lee was hired as President of AppHarvest.
(6)	Mr. Vance resigned from our board of directors in April 2021.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available at the investors section of our website at www.appharvest.com. Information contained on or accessible through this website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are will be disclosed on our website to the extent required by applicable rules and exchange requirements.

EXECUTIVE COMPENSATION

Novus

Employment Agreements

Prior to the closing of the Business Combination, Novus did not enter into any employment agreements with its executive officers, and did not make any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No Novus executive officer received any cash compensation for services rendered to Novus. No compensation of any kind, including finders, consulting or other similar fees, was paid to any of Novus’s stockholders, including Novus directors, or any of their respective affiliates, prior to, or for any services they rendered in order to effectuate, the consummation of a business combination. However, such individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on Novus’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

There was no limit on the amount of these out-of-pocket expenses and there was no review of the reasonableness of the expenses by anyone other than the Novus board of directors and audit committee.

AppHarvest, Inc.

As used in this section, “AppHarvest” refers to AppHarvest Operations, Inc. (formerly AppHarvest, Inc.) prior to the closing of the Business Combination and AppHarvest, Inc. after the closing of the Business Combination. Upon the closing of the Business Combination, the executive officers of AppHarvest Operations, Inc. became executive officers of AppHarvest, Inc.

Summary Compensation Table

For the year ended December 31, 2020, AppHarvest’s named executive officers consisted of Jonathan Webb, its Chief Executive Officer, Loren Eggleton, its Chief Financial Officer, and Marcella Butler, its then Chief Operating Officer. The following table sets forth information concerning the compensation of AppHarvest’s named executive officers for the year ended December 31, 2020:

		Stock	All Other
Name and Principal Position	Salary(1)	Awards(2)	Compensation		Total
Jonathan Webb	$137,692	$—	$22,717	(3)	$160,409
Chief Executive Officer
Loren Eggleton.	182,468	—	8,209	(4)	190,677
Chief Financial Officer
Marcella Butler(5)	99,615	1,726,788	25,605	(6)	1,852,009
Chief Operating Officer
(1)	Salary amounts represent actual amounts paid during 2020. Ms. Butler joined us on July 13, 2020.
(2)	Amounts reported represent the aggregate grant date fair value of the RSUs granted to the named executive officer during 2020 under the 2018 Plan. The aggregate grant date fair value is based upon an estimate of the Common Stock at the grant date. In accordance with Accounting Standards Codification Topic 718, recognition of compensation cost is deferred until consummation of the Business Combination. This amount does not reflect the actual economic value that may be realized by the named executive officer.
(3)	Consists of amounts paid for corporate housing, vehicle lease and Mr. Webb’s cell phone, as well as our 401(k) matching contributions for Mr. Webb during the year.
(4)	Consists of amounts paid for Mr. Eggleton’s cell phone, as well as our 401(k) matching contributions for Mr. Eggleton during the year.

(5)	Subsequent to December 31, 2020, the board of directors determined that the duties and responsibilities of Ms. Butler evolved such that she was no longer an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act or an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act. Her title was changed from Chief Operating Officer to Chief People Officer. Effective July 7, 2021, Ms. Butler’s employment with AppHarvest was terminated.
(6)	Consists of amounts paid for relocation expenses and Ms. Butler’s cell phone, as well as our 401(k) matching contributions for Ms. Butler during the year.

Outstanding Equity Awards as of December 31, 2020

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020:

	Option Awards						Stock Awards
		Number of	Number of						Market
		Securities	Securities				Number of		Value of
		Underlying	Underlying				Shares of		Shares of
		Unexercised	Unexercised		Option		Stock		Stock That
		Options	Options		Exercise	Option	That Have		Have Not
		Exercisable	Unexercisable		Price	Expiration	Not Vested		Vested
Name	Grant Date	(#)	(#)		($)	Date	(#)		($)(1)
Jonathan Webb	—	—	—		—	—	—		—
Loren Eggleton	05/21/2019	40,104	166,146	(2)	$0.46	05/20/2029	—		—
Marcella Butler(3)	08/28/2020	—	—		—	—	120,000	(4)	$4,139,754
(1)	Represents the market value of the AppHarvest RSU award as of December 31, 2020. assuming that the AppHarvest RSU Award is exchanged for a RSU award to acquire 264,521 shares of Novus Common Stock and based on the closing price of Novus Common Stock of $15.65 per share on December 31, 2020.
(2)	25% of the shares underlying this option vested on May 21, 2020, and the remaining 75% of the shares underlying this option vest in 36 equal monthly installments thereafter, subject to Mr. Eggleton’s continued service at each vesting date.
(3)	Subsequent to December 31, 2020, the board of directors determined that the duties and responsibilities of Ms. Butler evolved such that she was no longer an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act or an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act. Her title was changed from Chief Operating Officer to Chief People Officer. Effective July 7, 2021, Ms. Butler’s employment with AppHarvest was terminated.
(4)	The shares underlying this RSUs vest upon the satisfaction of a time and service-based requirement (the “Service-Based Requirement”) and the “Liquidity Event Requirement” (described below). 25% of the total number of RSUs awarded will satisfy the Service-Based Requirement on July 13, 2021 and the remaining 75% of RSUs will satisfy the Service-Based Requirement in 12 equal quarterly installments thereafter, subject to Ms. Butler’s continued service at each vesting date. The Liquidity Event Requirement will be satisfied as on the first to occur of: a Change in Control (as defined in the 2018 Plan) and the date that is six months and one day following the effective date of a registration statement of AppHarvest filed under the Securities Act for the sale of the Common Stock.

Employment Arrangements with Executive Officers

Each of our named executive officers is an at-will employee with certain rights to advance notice prior to termination. Except as set forth below, we have not entered into any employment agreements or offer letters with our named executive officers.

Jonathan Webb

In December 2020, we entered into an employment agreement with Jonathan Webb, our Chief Executive Officer, which will become effective contingent upon and concurent with the closing of the Business Combination. Pursuant to the agreement, Mr. Webb will receive an annual base salary of $250,000 and will be eligible (i) to participate in our benefit plans and (ii) for an annual discretionary cash bonus beginning on January 1, 2024 in accordance with any bonus plan adopted by our board. In connection with the closing of the Business Combination, Mr. Webb will receive a cash bonus of $1.5 million payable within 30 days of the closing of the Business Combination.

In addition, pursuant to the terms of his employment agreement, and subject to the approval of our board or its compensation committee, Mr. Webb will be granted (on a one-time basis), a performance stock unit (“PSU”) award with respect to a number of shares of Common Stock equal to 3.0% of our outstanding shares of Common Stock as of the date of grant, which will vest over a period of three years, contingent upon the achievement of performance goals that will be determined by our board or its compensation committee in connection with the grant. The PSU award will vest as to 25% in three equal annual installments based on the achievement of goals relating to operational, social and environmental metrics, and the remaining 75% will vest in three equal annual installments based on the achievement of stock price hurdles determined by our board or its compensation committee. Such stock price hurdles will be met only if the relevant stock price is achieved based on a trading average over the course of a 90 consecutive day period during the applicable performance year. Mr. Webb will also be eligible under the employment agreement to receive, subject to the approval of our board or its compensation committee, future awards of stock options or other equity awards pursuant to any plans or arrangements we may have in effect from time to time.

Pursuant to the terms of the employment agreement, if Mr. Webb’s employment is terminated by us without “Cause” or by Mr. Webb for “Good Reason” (such terms as defined in the employment agreement), then, provided Mr. Webb timely executes and does not revoke a release agreement in our favor (in the form attached to his employment agreement) and complies with his continuing obligations under the agreement and his confidential information agreement, he will receive the following severance benefits: (a) continuing payments of his then-current annual base salary for six months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to six months; (c) if the separation occurs after January 1, 2024, a prorated annual bonus using the target bonus amount, prorated based on the number of days elapsed in the bonus year through the date of termination; and (d) accelerated vesting and, if applicable, exercisability of the then-unvested portion of each of his outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had he remained employed for an additional six months following his termination.

David Lee

In January 2021, we entered into an offer letter agreement with David Lee which became effective concurrent with the closing of the Business Combination. Pursuant to the offer letter, Mr. Lee will receive an annual base salary of $650,000 and will be eligible: (i) to participate in our benefit plans; and (ii) subject to approval of our board, for participation in short-term and long-term incentive programs to be adopted by our board, with target payouts of 100% of base salary under the short-term program for 2021 and 200% of base salary for each year of the three-year long-term program (subject to continued employment for the entire three-year period), in each case contingent upon the achievement of performance goals that will be set by our board. The offer letter also provides for the grant of a RSU award to purchase 1,333,000 shares of Common Stock, which will be granted following the closing of the Business Combination subject to the approval of our board, which will vest 25% on the first anniversary of the date of grant, with the remainder vesting in equal quarterly installments over the subsequent three years. The offer letter further provides that we will reimburse Mr. Lee for reasonable travel expenses incurred to regularly travel to our headquarters and, at Mr. Lee’s request, for twenty-four months of housing expenses.

Pursuant to the terms of the offer letter, if Mr. Lee’s employment is terminated by us without “Cause” or by Mr. Lee for “Good Reason” (such terms as defined in the offer letter), then, provided Mr. Lee timely executes and does not revoke a release of claims in our favor, he will receive the following severance benefits: (a) continuing payments of his then-current annual base salary for twelve months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to twelve months; and (c) a pro rata portion of the target bonus under the short-term and long-term incentive programs.

If Mr. Lee’s employment is terminated by us for a reason other than for “Cause”, death or disability or by Mr. Lee for “Good Reason” (such terms as defined in the offer letter), then 25% of the then-unvested portion of each of his outstanding equity awards will become fully vested. If Mr. Lee’s employment is terminated by us for a reason other than for “Cause”, death or disability or by Mr. Lee for “Good Reason” (such terms as defined in the offer letter) within three months prior to or 12 months after a Change in Control (as defined in the 2021 Plan), then 100% of the then-unvested portion of each of his outstanding equity awards will become fully vested.

Loren Eggleton

In December 2020, we entered into an employment agreement with Loren Eggleton, our Chief Financial Officer, which became effective concurrent with the closing of the Business Combination and will replace and supersede his prior offer letter. Pursuant to the agreement, Mr. Eggleton will receive an annual base salary of $345,000 and will be eligible: (i) to participate in our benefit plans; and (ii) for an annual discretionary cash bonus in accordance with any bonus plan adopted by our board. Mr. Eggleton will also be eligible under his employment agreement to receive future awards of stock options or other equity awards, subject to the approval of our board or its compensation committee, pursuant to any plans or arrangements we may have in effect from time to time.

Pursuant to the terms of the employment agreement, if Mr. Eggleton’s employment is terminated by us without “Cause” or by Mr. Eggleton for “Good Reason” (such terms as defined in the employment agreement), then, provided Mr. Eggleton timely executes and does not revoke a separation agreement including, among other terms, a release of claims in our favor, and complies with his continuing obligations under the agreement and his confidential information agreement, he will receive the following severance benefits: (a) continuing payments of his then-current annual base salary for six months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to six months; (c) an amount equal to 50% of his then-current annual target bonus; and (d) accelerated vesting and, if applicable, exercisability of the then- unvested portion of each of his outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had he remained employed for an additional six months following his termination.

Marcella Butler

In December 2020, we entered into an employment agreement with Marcella Butler, our Chief Operating Officer, which became effective concurrent with the closing of the Business Combination and will replace and supersede her prior offer letter. Pursuant to the agreement, Ms. Butler will receive an annual base salary of $350,000 and will be eligible: (i) to participate in our benefit plans; (ii) for reimbursement of up to $20,000 in relocation expenses incurred in 2020 in connection with her relocation to the Lexington, Kentucky area; and (iii) for an annual discretionary cash bonus in accordance with any bonus plan adopted by our board. Ms. Butler will also be eligible under her employment agreement to receive future awards of stock options or other equity awards, subject to the approval of our board or its compensation committee, pursuant to any plans or arrangements we may have in effect from time to time.

Pursuant to the terms of the employment agreement, if Ms. Butler’s employment is terminated by us without “Cause” or by Ms. Butler for “Good Reason” (such terms as defined in the employment agreement), then, provided Ms. Butler timely executes and does not revoke a separation agreement including, among other terms, a release of claims in our favor, and complies with her continuing obligations under the agreement and her confidential information agreement, she will receive the following severance benefits: (a) continuing payments of her then-current annual base salary for six months; (b) payment of the premiums necessary to continue health insurance coverage for herself and her eligible dependents under our group health plans pursuant to COBRA or similar state insurance laws, for up to six months; (c) an amount equal to 50% of her then-current annual target bonus; and (d) accelerated vesting and, if applicable, exercisability of the then- unvested portion of each of her outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had she remained employed for an additional six months following her termination.

Subsequent to December 31, 2020, the board of directors determined that the duties and responsibilities of Ms. Butler evolved such that she was no longer an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act or an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act. Her title was changed from Chief Operating Officer to Chief People Officer. Effective July 7, 2021, Ms. Butler’s employment with AppHarvest was terminated.

Executive Compensation

The compensation committee oversees the compensation policies, plans and programs and reviews and determines compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies we follow are intended to provide for compensation that is sufficient to attract, motivate and retain our executives and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

We intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, empowering individuals in Appalachia, driving positive environmental change in the agriculture industry and improving the lives of our employees and the community at large, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by the compensation committee.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan will be an important element of our compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP.

The 2021 Equity Incentive Plan

In January 2021, our board of directors adopted and our stockholders approved the 2021 Plan. The 2021 Plan became effective immediately upon the closing of the Business Combination.

Awards. The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of Common Stock that may be issued under the 2021 Plan after it becomes effective will not exceed 10,026,958 shares of Common Stock. The maximum number of shares of Common Stock that may be issued on the exercise of ISOs under the 2021 Plan is 30,080,874 shares.

Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $650,000 in total value or (2) if such non- employee director is first appointed or elected to our board of directors during such calendar year, $900,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration. Our board of directors, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2021 Plan, our board of directors also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Common Stock, a combination of cash and shares of Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Common Stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of ours affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Common Stock.

The performance goals may be based on any measure of performance selected by the plan administrator.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, our board of directors may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date Novus’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

The 2018 Plan

Legacy AppHarvest’s board of directors adopted, and its stockholders approved, the 2018 Plan in January 2018. The 2018 plan was terminated in connection with the Business Combination.

The 2018 Plan permitted the grant of stock options (incentive share options and non-qualified share options), stock appreciation rights, restricted stock awards, RSUs and other stock awards. Incentive share options could be granted only to Legacy AppHarvest’s employees and to any of Legacy AppHarvest’s parent or subsidiary corporation’s employees. All other awards could be granted to employees, non-employee directors and consultants of Legacy AppHarvest and to employees and consultants of Legacy AppHarvest’s affiliates.

2021 Employee Stock Purchase Plan

Our board of directors and stockholders adopted the ESPP in January 2021. The ESPP became effective immediately upon the closing of the Business Combination. The purpose of the ESPP is to provide a means whereby we can align the long-term financial interests of its employees with the financial interests of our stockholders. In addition, our board of directors believes that the ability to allow our employees to purchase shares of Common Stock will help us to attract, retain, and motivate employees and encourages them to devote their best efforts to our business and financial success.

Authorized Shares. The maximum number of shares of Common Stock that may be issued under the ESPP is 2,005,392 shares. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration. Our board of directors, or a duly authorized committee thereof, will administer the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of Common Stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with us and our related corporations.

Limitations. Our employees and the employees of any of our designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, our board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our stock on any purchase date during the offering period is less than or equal to the fair market value of a share of our stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by our board of directors in accordance with the terms of the ESPP.

Rule 10b5-1 Sales Plans

Subject to any applicable lockup provisions to which they are subject, our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in “Executive Compensation”, below is a description of transactions since our inception on January 19, 2018 to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Registration Right Agreement

In connection with the closing of the Business Combination, we entered into the Amended and Restated Registration Rights Agreement on January 29, 2021, with Novus and certain stockholders, pursuant to which such holders of Registrable Securities (as defined therein), subject to certain conditions, are entitled to certain registration rights. Pursuant to the Amended and Restated Registration Rights Agreement, we agreed that, within 30 days following the closing of the Business Combination, we will file with the SEC (at our sole cost and expense) this registration statement registering the resale of such Registrable Securities, and we will use our commercially reasonable efforts to have this registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Certain of such stockholders has been granted demand underwritten offering registration rights and all of such stockholders have been granted piggyback registration rights. The Amended and Restated Registration Rights Agreement does not provide for any cash penalties by us if we fail to satisfy any of our obligations under the Amended and Restated Registration Rights Agreement. The stockholders may not exercise their registration rights after the seven-year anniversary of the closing of the Business Combination.

Lock-Up Agreements

In connection with the closing of the Business Combination certain of our stockholders agreed, subject to certain exceptions, not to, without the prior written consent of our board of directors, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by them immediately after the closing of the Business Combination, or issuable upon the exercise of options to purchase shares of Common Stock held by them immediately after the closing of the Business Combination, or securities convertible into or exercisable or exchangeable for Common Stock held by them immediately after the closing of the Busines Combination (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) provided, however, that with respect to the Novus Initial Stockholders, the Lock-up Shares are limited to the 2,500,000 shares held by Novus Initial Stockholders of Novus common stock initially purchased by the Novus Initial Stockholders in a private placement in connection with Novus’s initial public offering of units, consummated on May 19, 2020, (the “Novus IPO”). With respect to 50% of the Lock-up Shares (the “Early Release Shares”), the Lock-Up Period (as defined in the Lock-Up Agreement) shall terminate upon the earlier of (i) 365 days after the Closing Date or (ii) the day after the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing of the Business Combination. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing of the Business Combination or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing of the Business Combination.

Novus Related Agreements

In March 2020, the Novus Initial Stockholders purchased an aggregate of 2,500,000 shares of Novus common stock in a private placement for an aggregate purchase price of $25,000. In addition, in March 2020, Novus issued an aggregate of 150,000 shares of Novus common stock to the designees of EarlyBirdCapital.

Business Combination Private Placement

In connection with the execution of the Business Combination Agreement, Novus entered into Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell the Subscribers, an aggregate of 37,500,000 shares of Novus Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million, in the PIPE. Concurrent with the closing of the Business Combination:

●	Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben and is an owner of greater than 5% of our capital stock, purchased 2,000,000 shares of Novus Common Stock in the PIPE for an aggregate purchase price of $20.0 million;
●	Peter Halt, our former Chief Financial Officer, purchased 40,000 shares of Novus Common Stock in the PIPE for an aggregate purchase price of $400,000;
●	Robert J. Laikin, Larry M. Paulson, Heather Goodman, and Bradley Bostic, each a director of Novus, or their affiliates purchased 125,000 shares, 100,000 shares, 50,000 shares and 75,000 shares, respectively, at an aggregate purchase price of $1.25 million, $1.0 million, $500,000 and $750,000, respectively.

Private Warrants

Simultaneously with the Novus IPO, the Novus Initial Stockholders purchased an aggregate of 3,250,000 Private Warrants at a price of $1.00 per Private Warrant ($3.25 million in the aggregate) in a private placement. Each Private Warrant entitles the holder to purchase one share of Novus common stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Warrants were added to the proceeds from the Novus IPO held in the trust account. If Novus did not complete an initial business combination within 18 months from the closing of Novus IPO, the proceeds from the sale of the Private Warrants would have expired worthless. The Private Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Novus Initial Stockholders or their permitted transferees.

Promissory Note

From March through May 2020, Robert J. Laikin, Novus’s Chairman, loaned Novus an aggregate of $97,525 under a $150,000 promissory note to cover expenses related to the Novus IPO. These loans were non- interest bearing and were repaid with the proceeds from the Novus IPO.

Sponsor Support Agreement

On September 28, 2020, Novus, Legacy AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Business Combination. Additionally, such Novus Initial Stockholders agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.

Private Placements of Securities by Legacy AppHarvest Prior to the Closing of the Business Combination

Series A Preferred Stock Financing and Issuance of Common Stock Upon Conversion of Simple Agreements for Future Equity

In March 2019, Legacy AppHarvest issued and sold an aggregate of 2,111,856 shares of our Series A Preferred Stock at a purchase price of $1.8988 per share, for an aggregate purchase price of $4.0 million, and, issued an aggregate of 658,309 shares of our Series A Preferred Stock and 576,677 shares of Common Stock upon conversion of an aggregate of $1.3 million of simple agreements for future equity. Each share of our Series A Preferred Stock converted into one share of Common Stock immediately prior to the closing of the Business Combination.

The table below sets forth the number of shares of Series A Preferred Stock purchased by our related parties:

	Shares of	Shares of		Conversion of
	Series A	Common	Total Cash	Simple Agreement for
Stockholder	Stock	Stock	Purchase Price	Future Equity
Rise of the Rest Seed Fund, LP(1).	1,395,617	462,460	$1,499,999	$1,193,510
Inclusive Capital Partners Spring Master Fund, L.P.(2)	1,053,296	—	1,999,999	—

(1)	Anna Mason, a member of our board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of our capital stock.
(2)	Jeffrey Ubben, a member of our board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of our capital stock.

Series B Preferred Stock Financing

Between December 2019 and February 2020, Legacy AppHarvest issued and sold an aggregate of 2,631,972 shares of our Series B Preferred Stock at a purchase price of $4.1681 per share, for an aggregate purchase price of $11.0 million. Each share of our Series B Preferred Stock converted into one share of Common Stock immediately prior to the closing of the Business Combination.

The table below sets forth the number of shares of Series B Preferred Stock purchased by our related parties:

	Shares of
	Series B	Total
Stockholder	Preferred Stock	Price
CEFF AppHarvest Equity Holdings, LLC(1)	1,079,628	$4,499,997
Inclusive Capital Partners Spring Master Fund, L.P.(2)	719,752	2,999,998
Rise of the Rest Seed Fund, LP(3)	359,876	1,499,999
(1)	David Chen, a former member of our board of directors, is the chief executive officer and chairman of Equilibrium Capital Group, the manager of CEFF AppHarvest Equity Holdings, LLC, a beneficial owner of greater than 5% of our capital stock.
(2)	Jeffrey Ubben, a member of our board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of our capital stock.
(3)	Anna Mason, a member of our board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of our capital stock.

Series C Preferred Stock Financing

In July 2020, Legacy AppHarvest issued and sold an aggregate of 5,130,658 shares of our Series C Preferred Stock at a purchase price of $5.4865 per share, for an aggregate purchase price of $28.1 million. Each share of our Series C Preferred Stock converted into one share of Common Stock immediately prior to the closing of the Business Combination.

The table below sets forth the number of shares of Series C Preferred Stock purchased by our related parties:

	Shares of
	Series C	Total
Stockholder	Preferred Stock	Purchase Price
Narya Capital Fund I, L.P.(1)	1,366,991	$7,499,996
Inclusive Capital Partners Spring Master Fund, L.P.(2)	1,275,858	6,999,995
CEFF AppHarvest Equity Holdings, LLC(3)	452,173	2,480,847
Rise of the Rest Seed Fund, LP(4)	291,624	1,599,995
Couch Holdings II, LLC(5) .	23,839	130,793
(1)	J.D. Vance, a former member of our board of directors, is the managing partner of Narya Capital Management LLC, the general partner of Narya Capital Fund I, L.P., a beneficial owner of greater than 5% of our capital stock.

(2)	Jeffrey Ubben, a member of our board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of our capital stock.
(3)	David Chen, a former member of our board of directors, is the chief executive officer and chairman of Equilibrium Capital Group, the manager of CEFF AppHarvest Equity Holdings, LLC, a beneficial owner of greater than 5% of our capital stock.
(4)	Anna Mason, a member of our board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of our capital stock.
(5)	Gregory Couch, a member of our board of directors, is affiliated with Couch Holdings II, LLC.

Convertible Promissory Note

In connection with the execution of the Business Combination Agreement, Legacy AppHarvest entered into the Legacy AppHarvest Convertible Notes in the principal amount of $30.0 million with Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben and is an owner of greater than 5% of our capital stock. The notes accrued interest at 8.0% per year. Immediately prior to the Effective Time, Novus assumed the Legacy AppHarvest Convertible Notes. At the Effective Time, the outstanding principal and unpaid accrued interest due on the Legacy AppHarvest Convertible Notes were converted into an aggregate of 3,242,336 shares of Common Stock in accordance with the terms of such Legacy AppHarvest Convertible Notes, and such converted Legacy AppHarvest Convertible Notes ceased to exist, and any liens securing obligations under the Legacy AppHarvest Convertible Notes were released.

Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates

Master Lease Agreement

In April 2019, Legacy AppHarvest entered into a mortgage loan (the “Mortgage Loan”) with Equilibrium to finance the purchase of land from a third party in Morehead, Kentucky (the “Morehead Land”). In May 2019, Legacy AppHarvest entered into an asset purchase agreement with Equilibrium resulting in the sale to Equilibrium of 100% of the membership interests in Morehead Farm, the Morehead Land and related permits and the Mortgage Loan. AppHarvest Morehead, our wholly-owned subsidiary, then entered into a the Master Lease Agreement with Morehead Farm pursuant to which AppHarvest Morehead leased the Morehead facility being constructed on the Morehead Land. Under the terms of the 20 year Master Lease Agreement, the lease payments consisted of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead facility. The Master Lease Agreement terminated concurrently with the closing of the MIPSA described below. We paid Equilibrium an aggregate of approximately $1.9 million pursuant to the terms of the Master Lease Agreement prior to its termination. Such amount is separate from the purchase price paid in connection with the MIPSA.

Development Services Agreement

In connection with the asset sale described above, Legacy AppHarvest entered into a development services agreement (the “Development Services Agreement”) with Morehead Farm, which was then a wholly- owned indirect subsidiary of Equilibrium. Under the terms of the Development Service Agreement, we provided limited oversight of contractors engaged by Equilibrium for the construction of the Morehead facility and other related management services. As compensation for our services, Equilibrium paid us a development fee of $0.75 million upon the signing of the Development Services Agreement.

Equipment Loan Agreement

In May 2020, Legacy AppHarvest and AppHarvest Morehead entered into a commercial note (the “Note”) and loan agreement (the “Equipment Loan”) with Morehead Farm pursuant to which Morehead Farm loaned us the principal amount of $2.0 million at an annual interest rate equal to 9.5% in order to finance the purchase of certain equipment associated with the Morehead facility (the “Financed Equipment”). In accordance with the terms of the Note, Legacy AppHarvest granted Morehead Farm a first priority security interest in the Financed Equipment.

The Equipment Loan was terminated in accordance with its terms when Legacy AppHarvest began partially occupying the Morehead facility in October 2020 and the principal and interest Legacy AppHarvest owed under the Equipment Loan Agreement was included in the purchase price under the MIPSA.

Right of First Refusal Agreement

In May 2019, Legacy AppHarvest entered into a right of first refusal agreement (the “ROFR Agreement”) with Equilibrium pursuant to which Legacy AppHarvest granted Equilibrium a right of first refusal to finance the construction of any greenhouse built by us within a certain distance of the Morehead facility for a period of five years. If we receive a bona fide offer from a third party for the financing of such a project, we must notify Equilibrium of the material terms of the proposed financing, and Equilibrium has the right, but not the obligation, to participate in the financing on the same terms and conditions. Either party may terminate the ROFR Agreement in the event of an uncured breach by the other party of any representation or warranty, if the other party fails to perform any material obligation under the ROFR Agreement (subject to cure periods), if the other party admits in writing its inability to pay its debts as they become due, or commences or is subject to bankruptcy, insolvency, receivership or similar proceedings.

Concurrent with the closing of the MIPSA described below, we and Equilibrium entered into an amendment to the ROFR Agreement (the “ROFR Amendment”). Under the ROFR Agreement as amended by the ROFR Amendment, Equilibrium has a right of first refusal to act as the financier for the construction by us or our affiliates of any greenhouse within a specified geographic area in the United States that is structured as a sale-leaseback or build-to-suit lease financing. Equilibrium’s right of first refusal applies to projects that exceed a certain dollar threshold and does not apply to projects which we finance ourselves or in combination with any traditional mortgage, equipment or other commercial lender financing of a project. The other material provisions of the ROFR Agreement remain the same.

Membership Interest Purchase and Sale Agreement

On March 1, 2021, we closed on the MIPSA with Equilibrium that we entered into in December 2020, pursuant to which we purchased from Equilibrium 100% of the membership interests in Morehead Farm. The purchase price for Morehead Farm was approximately $125 million, which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead facility. At closing, Morehead Farm, a subsidiary of Equilibrium that owns the Morehead facility, became our wholly owned subsidiary.

Concurrent with the closing of the MIPSA, the Master Lease Agreement and ancillary agreements related thereto terminated. In addition, the ROFR Amendment described above was executed.

Arrangements with R. Geoff Rochester

Mr. Rochester, a member of our board of directors, was our Chief Marketing Officer from August 2020 until April 2021 when he resigned in connection with his appointment to the board. In that capacity, he received $59,911 in salary ($185,000 base salary prorated for his period of employment) and a $863,394 long-term incentive award of restricted stock units in the year ended December 31, 2020. Mr. Rochester also provided consulting services to the Company from July 2019 to August 2020, for which he received cash compensation totaling $56,767 from January 2020 through August 2020. In April 2021, the Company and Mr. Rochester entered into a consulting agreement pursuant to which he will receive cash compensation equal to approximately $15,500 per month for six months.

Stockholder Support Agreement

In September 2020, Novus, Legacy AppHarvest’s and certain Legacy AppHarvest’s stockholders, including holders affiliated with members of our board of directors and beneficial owners of greater than 5% of our capital stock, entered into the Stockholder Support Agreement, whereby such stockholders agreed to vote all of their shares of our capital stock in favor of the approval and adoption of the Business Combination. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of common stock and our preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify our executive officers and directors to the fullest extent permitted by Delaware law.

Related Person Transactions Policy

Our board has adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including Common Stock including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of December 1, 2021 by:

●	each person known by us to be the beneficial owner of more than 5% of the shares of our Common Stock;
●	each of our named executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable and RSUs that vest within 60 days.

This table is based upon information supplied by officers, directors and principal securityholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Applicable percentages are based on 100,746,628 shares of Common Stock outstanding on December 1, 2021, adjusted as required by rules promulgated by the SEC.

	Number of
Name and Address of Beneficial Owner(1)	Shares	% of Shares
5% and Greater Stockholders
Jonathan Webb	18,319,047	18.2%
Inclusive Capital Partners Spring Master Fund, L.P.(2)	8,798,704	8.7%
Rise of the Rest Seed Fund, LP(3)	5,396,594	5.4%
Directors and Executive Officers
Jonathan Webb	18,319,047	18.2%
Loren Eggleton(4)	396,183	*
Marcella Butler**	108,440	*
David Lee(5)	411,827	*
Kiran Bhatraju	550,663	*
Greg Couch(6)	269,689	*
Ciara A. Burnham	14,150	*
Robert J. Laikin(7)	591,882	*
Anna Mason	—	—
R. Geof Rochester	32,256	*
Martha Stewart(8)	310,665	*
Jeffrey Ubben(2)	8,798,704	8.7%
All directors and executive officers (11 individuals) as a group(9)	29,695,066	29.1%
*	Less than 1%.
**

Subsequent to December 31, 2020, the board of directors determined that the duties and responsibilities of Ms. Butler evolved such that she was no longer an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act or an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act. Her title was changed from Chief Operating Officer to Chief People Officer. Effective July 7, 2021, Ms. Butler’s employment with AppHarvest was terminated.

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is C/O AppHarvest, Inc., 500 Appalachian Way, Morehead, KY 40351.
(2)	These shares are held by Inclusive Capital Partners Spring Master Fund, L.P. Jeffrey Ubben is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P. The principal business address of In-Cap Spring Master Fund is 572 Ruger Street, Suite B, San Francisco, CA 94129.

(3)	Stephen M. Case holds sole voting and dispositive power over the shares held by Rise of the Rest Seed Fund, LP (“ROTR”). The principal business address of ROTR is 1717 Rhode Island Avenue NW, Suite 1000, Washington, DC 20036.
(4)	Consists of (i) 236,014 shares of Common Stock and (ii) 160,169 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 1, 2021.
(5)	Consists of (i) 60,655 shares of Common Stock and (ii) 351,172 shares of Common Stock issuable upon the settlement of restricted stock units that will vest within 60 days of December 1, 2021.
(6)	Consists of (i) 13,373 shares of Common Stock held by Greg Couch, individually, and (ii) 256,316 shares of Common Stock held by Couch Holdings II, LLC (“Couch Holdings”). Greg Couch is the Managing Member of Couch Holdings. The principal business address of Couch Holdings is 250 West Main Street, Suite 3150, Lexington, KY 40507.
(7)	Consists of (i) 276,635 shares of Common Stock and (ii) 315,247 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of December 1, 2021.
(8)	Consists of shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 1, 2021.
(9)	Consists of (i) 28,557,813 shares of Common Stock, (ii) 470,834 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 1, 2021, (iii) 351,172 shares of Common Stock issuable upon the settlement of restricted stock units that will vest within 60 days of December 1, 2021, and (iv) 315,247 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of December 1, 2021.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by B. Riley Principal Capital of up to 20,143,404 shares of Common Stock that have been and may be issued by us to B. Riley Principal Capital under the Purchase Agreement. For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with B. Riley Principal Capital on December 15, 2021 in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution” in this prospectus, B. Riley Principal Capital has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means B. Riley Principal Capital, LLC.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of December 1, 2021. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 100,746,628 shares of our Common Stock outstanding on December 1, 2021. Because the purchase price to be paid by the selling stockholder for shares of Common Stock, if any, that we may elect to sell to the selling stockholder in one or more VWAP Purchases and Additional VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates for such VWAP Purchases and Additional VWAP Purchases, the actual number of shares of Common Stock that we may sell to the selling stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the selling stockholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.

Maximum Number of
Shares of Common
	Number of Shares of		Stock to be Offered	Number of Shares of
	Common Stock Owned		Pursuant to	Common Stock Owned
Name of Selling Stockholder	Prior to Offering		this Prospectus	After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
B. Riley Principal Capital, LLC(4)	197,628	*	20,143,404	0	—
*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	Represents the 197,628 shares of Common Stock we issued to B. Riley Principal Capital on December 15, 2021 as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that B. Riley Principal Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of B. Riley Principal Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases of Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to B. Riley Principal Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by B. Riley Principal Capital, would cause B. Riley Principal Capital’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price per share paid by B. Riley Principal Capital for all shares of Common Stock purchased by B. Riley Principal Capital under the Purchase Agreement equals or exceeds $5.11 per share, in which case the Exchange Cap limitation would no longer apply under applicable Nasdaq rules. Neither the

Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.
(2)	Applicable percentage ownership is based on 100,746,628 shares of our Common Stock outstanding as of December 1, 2021.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)	The business address of B. Riley Principal Capital, LLC (“BRPC”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025. BRPC’s principal business is that of a private investor. Daniel Shribman and Nick Capuano are the President and Chief Investment Officer, respectively, of BRPC. The sole member of BRPC is B. Riley Principal Investments, LLC (“BRPI”), which is an indirect subsidiary of B. Riley Financial, Inc. (“BRF”). Mr. Shribman is the President of BRPI and the Chief Investment Officer of BRF. Mr. Shribman has sole voting power and sole investment power over securities beneficially owned, directly, by BRPC, and therefore Mr. Shribman may be deemed to beneficially own, indirectly, the securities beneficially owned, directly, by BRPC. The sole voting and investment powers of Mr. Shribman over securities beneficially owned directly by BRPC are exercised independently from all other direct and indirect subsidiaries of BRF, and the voting and investment powers over securities beneficially owned directly or indirectly by all other direct and indirect subsidiaries of BRF are exercised independently from BRPC. We have been advised that neither BRPI nor BRPC is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Shribman as to beneficial ownership of the securities beneficially owned, directly, by BRPC.

DESCRIPTION OF OUR SECURITIES

The following is a summary of the rights of our securities. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 750,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 1, 2021, there were 100,746,628 shares of Common Stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. Any issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding as of December 1, 2021. We have no present plans to issue any shares of preferred stock.

Stock Awards

Upon the closing of the Business Combination, we assumed stock awards to purchase an aggregate of 5,436,049 shares of Common Stock that were outstanding under the 2018 Plan. As of December 1, 2021, 7,018,200 shares of Common Stock were reserved for future issuance under the 2021 Plan and 1,966,656 shares of Common Stock were reserved for future issuance under the

ESPP. As of December 1, 2021, 2,915,143 shares of Common Stock were issuable upon the settlement of restricted stock units granted under the 2021 Plan and 35,611 shares of Common Stock were issuable upon the exercise of outstanding options granted under the 2021 Plan. For additional information regarding the terms of these plans, see the section titled “Executive Compensation — Employee Benefit Plans.” We intend to file one or more registration statements on Form S-8 with respect to these plans after 60 days from the closing of the Business Combination.

Warrants

As of December 1, 2021, there were 13,241,717 Warrants to purchase Common Stock outstanding, consisting of 10,906,409 Public Warrants and 2,335,308 Private Warrants held by the Novus Initial Stockholders. Each Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share at any time commencing 30 days after the closing of the Business Combination. The Warrants will expire at 5:00 p.m., New York City time, on January 29, 2026, the fifth anniversary of the closing of the Business Combination, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot pay cash to exercise of their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Public Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the closing of the Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Common Stock for the five trading days ending on the trading day prior to the date of exercise.

The Private Warrants are identical to the Public Warrants except that the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Novus Initial Stockholders or their permitted transferees.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant,

●	at any time after the Public Warrants become exercisable;
●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder;
●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period commencing at any time after the Public Warrants become exercisable and ending on the third trading day prior to the notice of redemption to Public Warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for our Public Warrants was established at a price which is intended to provide Public Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Public Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then-outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing of the Business Combination, or Warrants, if such modification or amendment is being undertaken after the closing of the Business Combination, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the office of the Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the Warrant Agent, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;
●	provide that the authorized number of directors may be changed only by resolution of our board of directors;
●	provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
●	provide that special meetings of our stockholders may be called only by the chairperson of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions requires approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and our policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

The amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the DGCL; (4) any action regarding the certificate of incorporation or our amended and restated bylaws; (5) any action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. The amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our amended and restated certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Status as a Delaware Public Benefit Corporation

Our amended and restated certificate of incorporation reflects our designation as a public benefit corporation under Delaware law and identifies our public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the our employees and the community at large.

Delaware public benefit corporations are governed by the DGCL, including subchapter XV of the DGCL. Section 361 of the DGCL states that if a corporation elects to become a public benefit corporation, it shall be subject in all respects to the provisions of the DGCL, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply. Perhaps the most notable distinction of subchapter XV is its requirement that public benefit corporation directors balance the financial interests of stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefits identified in the public benefit corporation’s certificate of incorporation when making decisions. To date, there is limited case law involving public benefit corporations and the application of this and other distinct public benefit corporation requirements, which may create some uncertainty until additional case law develops.

Stockholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of public benefit corporation directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the public benefit corporation will not, for purposes of Subsection XV, create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the DGCL, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. We expect that, in large part, traditional Delaware corporation law principles and the application of those principles in case law — including those related to self-dealing, conflicts of interest, and the application of the business judgment rule — will continue to apply with respect to public benefit corporations.

The following is a summary of the material differences between traditional Delaware corporations not subject to subchapter XV of the DGCL and Delaware public benefit corporations to the extent subchapter XV of the DGCL imposes additional or different requirements than the DGCL generally. This summary is subject to the complete text of subchapter XV of the DGCL, which stockholders are encouraged to read carefully.

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences

General	Subject in all respects to the provisions of the DGCL.	Same as a traditional Delaware corporation, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply.	Not applicable.
Purpose	Usually incorporated as a for-profit corporation that may engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

Same as a traditional Delaware corporation; in addition, a Delaware public benefit corporation is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. Accordingly, a Delaware public benefit corporation shall:

•

Identify within its statement of business or purpose one or more specific “public benefits,” i.e., a positive effect (or reduction of negative effects) on one or more categories of persons, entities, communities or interests (other than shareholders in their capacities as shareholders), to be promoted by the corporation; and

•

State within its heading that it is a public benefit corporation.

A public benefit corporation may be managed both to consider the financial interests of its shareholders as well as to promote its public benefits and operate in a responsible and sustainable manner.

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences

Duties of Directors	Manage in the best interests of the corporation and its stockholders.

Manage in a manner that balances the pecuniary interests of the shareholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in its certificate of incorporation.

Directors of a traditional Delaware corporation may ordinarily take actions that they believe are not in the best interests of the stockholders in the short-term, at least if they believe that the action is in the long-term best interests of the corporation. The balancing requirement for directors of a public benefit corporation might more readily permit them, but does not require them, to take actions that stockholders consider not to be in their financial best interest.

Director Liability for Public Benefit Purpose	Not applicable.

A director of a public benefit corporation shall not, by virtue of the public benefit provisions of the DGCL, have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the certificate of incorporation or on account of any interest materially affected by the corporation’s conduct and, with respect to a decision implicating the balance requirement described in “Duties of Directors” above, will be deemed to satisfy such director’s fiduciary duties to stockholders and the corporation if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.

No practical difference; directors of traditional Delaware corporations and public benefit corporations must both act with a duty of care and duty of loyalty.

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences

Conflicts of Interest for Public Benefit Duties of Directors	Not applicable.

A director’s ownership of or other interest in the stock of the public benefit corporation shall not alone create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement described in “Duties of Directors” above, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. In the absence of a conflict of interest, no failure to satisfy that balancing requirement shall, for the purposes of §102(b)(7) or §145 of the DGCL, constitute an act or omission not in good faith, or a breach of the duty of loyalty, unless the certificate of incorporation so provides.

No practical difference; the same DGCL requirements regarding officer and director conflicts of interest of a traditional Delaware corporation are applicable to a public benefit corporation.
Suits to Enforce Public Benefit Duties of Directors	Not applicable.

Any action to enforce the balancing requirement described in “Duties of Directors” above, including any individual, derivative or any other type of action, may not be brought unless the plaintiffs in such action own individually or collectively, as of the date of instituting such action, at least 2% of the corporation’s outstanding shares or, in the case of a corporation with shares listed on a national securities exchange, the lesser of such percentage or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted. The provisions of subchapter XV do not relieve the plaintiffs from complying with any other conditions applicable to filing a derivative action including §327 of the DGCL and any rules of the court in which the action is filed.

The enforcement suit structure available to shareholders of a Delaware public benefit corporation that have met the threshold requirements may provide for additional circumstances in which a Delaware public benefit corporation is the subject of litigation related to a particular balancing decision made by the Board.

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences

Public Benefit Notices	Not applicable.	A public benefit corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation formed pursuant to subchapter XV.	A public benefit corporation’s notice of meeting of stockholders must include a statement that it is a public benefit corporation.
Biennial Public Benefit Corporation Reporting	Not applicable.

A public benefit corporation shall no less than biennially provide its stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include items specified in subchapter XV.

The stockholders of a public benefit corporation will have access to regular reports highlighting certain aspects of the public benefit corporation’s conduct that might not be provided to stockholders of a traditional Delaware corporation.

Common Law Fiduciary Duties in Transactions for Corporate Control

In the context of certain transactions implicating a sale of control of a company, Delaware common law may impose on directors of a traditional corporation a duty to maximize short-term stockholder value.

In response to all sale transactions, the directors of a public benefit corporation are required to adhere to the balancing requirement described in “Duties of Directors” above.

In a potential sale of control transaction of a public benefit corporation, the board of directors would consider and balance factors in addition to maximizing short-term stockholder value. In the context of a hostile bid for a public benefit corporation, the board of directors could choose to reject such a bid in circumstances where the directors of a traditional corporation might be compelled by their fiduciary duties to accept such an offer. Consequently, the stockholders of a public benefit corporation may not as easily realize their investment through a sale of control transaction.

Limitations of Liability and Indemnification

See “Management — Limitation on Liability and Indemnification of Directors and Officers.”

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our Common Stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our Common Stock. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our Common Stock.

We assume in this discussion that a holder holds our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our Common Stock that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock. These rules may be modified as applied to the Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder, B. Riley Principal Capital, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our Common Stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

B. Riley Principal Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

B. Riley Principal Capital has informed us that it intends to use one or more registered broker-dealers (one of which is an affiliate of B. Riley Principal Capital) to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. B. Riley Principal Capital has informed us that each such broker-dealer (excluding any broker-dealer that is an affiliate of B. Riley Principal Capital), may receive commissions from B. Riley Principal Capital for executing such sales for B. Riley Principal Capital and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have agreed to issue to B. Riley Principal Capital 197,628 shares of our Common Stock as Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement. In addition, we have agreed to reimburse B. Riley Principal Capital up to $75,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

We also have agreed to indemnify B. Riley Principal Capital and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. B. Riley Principal Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by B. Riley Principal Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $750,000.

B. Riley Principal Capital has represented to us that at no time prior to the date of the Purchase Agreement has B. Riley Principal Capital, its officers, its sole member, or any entity managed or controlled by B. Riley Principal Capital or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. B. Riley Principal Capital has agreed that during the term of the Purchase Agreement, none of B. Riley Principal Capital, its officers, its sole member, or any entity managed or controlled by B. Riley Principal Capital or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “APPH”.

One or more affiliates of B. Riley Principal Capital may, from time to time, provide various investment banking and other financial services for us that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by B. Riley Principal Capital to which this prospectus relates, for which investment banking and other financial services they may receive customary fees, commissions and other compensation from us, apart from the fees, discounts and other compensation that B. Riley Principal Capital will receive in connection with the transactions contemplated by the Purchase Agreement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP. As of the date of this prospectus, GC&H Investments, LLC, which is an entity beneficially owned by current and former partners and associates of Cooley LLP, and a partner of Cooley LLP beneficially hold an aggregate of 95,817 and 80, respectively, shares of our Common Stock.

EXPERTS

The consolidated financial statements of AppHarvest, Inc. and Subsidiaries at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, which have been retroactively recast to give effect to the Recapitalization Transaction described therein, included in this prospectus and registration statement, have been audited by Ernst & Young LLP (“EY”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities described in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to AppHarvest and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.appharvest.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
APPHARVEST FINANCIAL STATEMENTS
Consolidated Financial Statements of AppHarvest, Inc. and Subsidiaries for the Years Ended December 31, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-4
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2020 and 2019	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Financial Statements of AppHarvest, Inc. and Subsidiaries for the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited)
Condensed Consolidated Balance Sheets as of September 30, 2021 and 2020	F-22
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2021 and 2020	F-23
Condensed Consolidated Statements of Stockholders’ Equity for the Three and Nine Months Ended September 30, 2021 and 2020	F-24
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020	F-26
Notes to Condensed Consolidated Financial Statements	F-27

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of AppHarvest, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AppHarvest, Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Louisville, Kentucky

March 2, 2021, except for (i) the paragraphs included under the caption “Basis of Presentation and Recapitalization Transaction” described in Note 1, and (ii) Note 13, as to which the date is December 15, 2021

APPHARVEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except per share amounts)

	December 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$21,909	$6,031
Inventories, net	3,387	—
Prepaid expenses and other current assets	481	26
Total current assets	25,777	6,057
Operating lease right-of-use assets, net	1,307	144
Property and equipment, net	152,645	3,701
Lease deposits with a related party	—	4,000
Other assets	1,188	41
Total non-current assets	155,140	7,886
Total assets	$180,917	$13,943
Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$1,342	$167
Accrued expenses	5,184	49
Current portion of lease liabilities with a related party	59,217	—
Current portion of lease liabilities	166	45
Current portion of financing obligation with a related party	58,795	—
Deferred development fee income from a related party	—	406
Note payable with a related party	30,000	—
Other current liabilities	77	—
Total current liabilities	154,781	667
Lease liabilities, net of current portion	1,370	104
Financing obligation with a related party	—	4,096
Total non-current liabilities	1,370	4,200
Total liabilities	156,151	4,867
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.0001, 10,000 shares authorized, 0 issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
Common stock, par value $0.0001, 750,000 shares authorized, 44,461 and 30,800 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	4	3
Additional paid-in capital	45,890	12,753
Accumulated deficit	(21,128)	(3,680)
Total stockholders’ equity	24,766	9,076
Total liabilities and stockholders’ equity	$180,917	$13,943

See accompanying notes to the consolidated financial statements,

which have been retroactively recast to give effect to the Recapitalization Transaction.

APPHARVEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands except per share amounts)

	Year ended December 31,
	2020	2019
Revenue	$—	$—
Operating expenses
Selling, general and administrative expenses	16,295	2,717
Depreciation	176	16
Total operating expenses	16,471	2,733
Loss from operations	(16,471)	(2,733)
Other income (expense):
Development fee income from a related party	406	350
Loss on SAFE Note revaluation	—	(345)
Interest expense from related parties	(1,423)	(28)
Other	49	10
Loss before income taxes	(17,439)	(2,746)
Income tax expense	9	—
Net and comprehensive loss	$(17,448)	$(2,746)
Net loss per common share, basic and diluted	$(0.46)	$(0.11)
Weighted average common shares used in computing net loss per common share, basic and diluted	38,072	25,571

See accompanying notes to the consolidated financial statements, which have been retroactively recast to give effect to the Recapitalization Transaction.

APPHARVEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2018	9,100	$1	$12	$(934)	$(921)
Retroactive application of recapitalization	10,469	1	(1)	—	—
Adjusted balance, December 31, 2018	19,569	2	11	(934)	(921)
Net loss	—	—	—	(2,746)	(2,746)
Issuance of preferred shares, net	8,575	1	11,006	—	11,007
SAFE Note conversion	2,656	—	1,596	—	1,596
Stock-based compensation	—	—	140	—	140
Balance, December 31, 2019	30,800	3	12,753	(3,680)	9,076
Net loss	—	—	—	(17,448)	(17,448)
Issuance of preferred shares, net	13,503	1	32,948	—	32,949
Stock option exercise	158	—	35	—	35
Stock based compensation	—	—	154	—	154
Balance, December 31, 2020	44,461	$4	$45,890	$(21,128)	$24,766

See accompanying notes to the consolidated financial statements,

which have been retroactively recast to give effect to the Recapitalization Transaction.

APPHARVEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2020	2019
Operating Activities
Net loss	$(17,448)	$(2,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	9	—
Depreciation	176	16
Stock-based compensation expense	154	140
Loss on SAFE Note revaluation	—	345
Rent payments (in excess of) less than average rent expense, net	26	—
Interest accrual on financing with related parties	1,414	22
Amortization of development fee with a related party	(406)	—
Changes in assets and liabilities:
Inventory	(2,962)	—
Prepaid expenses and other current assets	(347)	(22)
Other assets, net	(948)	(35)
Accounts payable	1,175	346
Accrued expenses	1,933	37
Deferred income from a related party	—	406
Other current liabilities	77	—
Lease deposits with a related party	4,000	(4,000)
Net cash used in operating activities	(13,147)	(5,491)
Investing Activities
Purchases of property and equipment	(35,682)	(3,615)
Net cash used in investing activities	(35,682)	(3,615)
Financing Activities
Payments on finance lease liability with a related party	(258)	—
Payments on financing obligation to a related party	(19)	—
Proceeds from loan agreements with related parties	32,000	—
Borrowings on land mortgage loan and related financing with a related party	—	3,775
Proceeds from stock option exercises	35	—
Issuance of preferred stock, net	32,949	11,008
Other financing activities	—	(1)
Net cash provided by financing activities	64,707	14,782
Change in cash and cash equivalents	$15,878	$5,676
Cash and cash equivalents
Beginning of period	6,031	355
End of period	$21,909	$6,031
Noncash activities
SAFE Conversion	$—	$1,596
Conversion of equipment loan to a finance lease liability with a related party	$2,089	$—
Accrued purchases of property and equipment	$2,574	$—

See accompanying notes to the consolidated financial statements, which have been retroactively recast to give effect to the Recapitalization Transaction.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

1.   Description of Business

AppHarvest was founded on January 19, 2018 and, together with its subsidiaries, is an applied technology company in Appalachia developing some of the world’s largest high-tech indoor farms, designed to grow non-GMO, chemical pesticide-free produce, using primarily rainwater while producing significantly higher yields than those of traditional agriculture on the same amount of land. AppHarvest will combine conventional agricultural techniques with cutting-edge technology including artificial intelligence and robotics to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia. The Company’s operations through December 31, 2020, were limited to organizing and staffing, business planning, raising capital, and acquiring and developing properties for Controlled Environment Agriculture (“CEA”). The Company has not generated any revenues through December 31, 2020.

Basis of Presentation and Recapitalization Transaction

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted principles (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”) and are presented in U.S. Dollars.

On January 29, 2021, (the “Closing Date”), Novus Capital Corporation (“Novus”), a special purpose acquisition company, consummated the business combination agreement and plan of reorganization (the “Business Combination Agreement”) dated September 2020, by and among ORGA, Inc., a wholly owned subsidiary of Novus (“Merger Sub”), and AppHarvest Operations, Inc., a Delaware corporation (f/k/a AppHarvest, Inc.) (“Legacy AppHarvest”).

Pursuant to the terms of the Business Combination Agreement, a business combination between Novus and Legacy AppHarvest was effected through the merger of Merger Sub with and into Legacy AppHarvest, with Legacy AppHarvest surviving the merger as a wholly-owned subsidiary of Novus (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, Novus changed its name to AppHarvest, Inc. (the “Company”, “we”, “our” or “AppHarvest”).

Pursuant to the Business Combination Agreement, the Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. GAAP. Under this method of accounting, Novus is treated as the “acquired” company and Legacy AppHarvest is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus are stated at historical cost, with no goodwill or other intangible assets recorded.

Legacy AppHarvest was determined to be the accounting acquirer based on the following predominant factors:

●	Legacy AppHarvest stockholders have the largest portion of voting rights in the Company;
●	The Board and Management are primarily composed of individuals associated with Legacy AppHarvest; and
●	Legacy AppHarvest was the larger entity based on historical operating activity and Legacy AppHarvest had the larger employee base at the time of the Business Combination.

In connection or concurrent with the Business Combination:

●	Each share of Legacy AppHarvest redeemable convertible preferred stock that was issued and outstanding prior to the Business Combination was automatically converted into shares of Legacy AppHarvest common stock, such that each converted share of redeemable convertible preferred stock was no longer outstanding and ceased to exist.
●	Novus assumed an outstanding convertible note issued by Legacy AppHarvest (the “Legacy AppHarvest Convertible Note”) after the date of the Business Combination Agreement and before the Merger. At the time of the Merger, the outstanding

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

principal and unpaid accrued interest due on the Legacy AppHarvest Convertible Note were converted into shares of the Company’s common stock in accordance with the terms of the Legacy AppHarvest Convertible Note, and such converted Legacy AppHarvest Convertible Note was no longer outstanding and ceased to exist, and any liens securing obligations under the Legacy AppHarvest Convertible Note were released.
●	Each share of Legacy AppHarvest common stock, including the Legacy AppHarvest common stock issued upon conversion of the Legacy AppHarvest redeemable convertible preferred stockholders, was converted into and exchanged for 2.1504 shares (the “Exchange Ratio”) of the Company’s common stock.
●	Each option to purchase Legacy AppHarvest common stock that was outstanding, whether vested or unvested, was converted into an option to purchase a number of shares of the Company’s common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy AppHarvest common stock subject to such Legacy AppHarvest option and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy AppHarvest option, divided by (B) the Exchange Ratio.
●	Each restricted stock unit awarded by Legacy AppHarvest that was outstanding, whether vested or unvested, was converted into an award of restricted stock units to acquire a number of shares of the Company common stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Legacy AppHarvest Common Stock subject to the Legacy AppHarvest restricted stock unit award and (2) the Exchange Ratio.
●	On the Closing Date, a number of purchasers purchased from the Company an aggregate of 37,500 shares of common stock in a private placement pursuant to separate subscription agreement (the “PIPE investment”), for $10.00 per share and an aggregate purchase price of $375,000.
●	The Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 760,000 shares, of which 750,000 shares were designated common stock, $0.0001 par value per share, and 10,000 shares designated preferred stock, $0.0001 par value per share.

These transactions, together with the Business Combination, are collectively referred to as the “Recapitalization Transaction”. Upon closing of the Business Combination, the Company received gross proceeds of $475,000, including $375,000 in gross proceeds from the fully committed common stock PIPE.

The consolidated assets, liabilities and results of operations are those of Legacy AppHarvest for all periods presented. However, the equity structure has been recast for all periods presented to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy AppHarvest stockholders in connection with the Recapitalization Transaction. As such, the shares and corresponding capital amounts and losses per share related to Legacy AppHarvest redeemable convertible preferred stock and Legacy AppHarvest common stock prior to the Business Combination have been retroactively recast based on shares reflecting the Exchange Ratio established in the Business Combination. Activity within the Statements of Stockholders’ Equity for the issuance of Legacy AppHarvest redeemable convertible preferred stock and SAFE Note conversion also have been retroactively converted to the Company’s common stock.

All U.S. Dollar and share amounts are in thousands, except per share amounts, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.

2.   Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

those estimates and assumptions. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, lease accounting and income taxes.

The Company utilizes estimates and assumptions in determining the fair value of its common stock and other equity instruments. The fair value was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its common stock, as determined by the Board contemporaneously at the date such grants were made, with input from management. The fair value of common stock at the grant date was determined to have been higher in connection with retrospective fair value assessments for financial reporting purposes. The exercise prices of the stock option awards affected by the retrospective fair value assessment were not modified. The Company’s retrospective fair value assessment estimated the fair value of the Company’s common stock based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a Deemed Liquidity Event, as defined, such as a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock and other equity instruments at each valuation date.

The Company’s results can also be affected by economic, political, legislative, regulatory, legal actions, and the impact from the global outbreak of the novel coronavirus disease (“COVID-19”). Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, and government fiscal policies, can have a significant effect on operations. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, environmental, regulatory or administrative actions, claims, or proceedings.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company consolidates entities in which it holds a controlling financial interest. For voting interest entities, the Company is considered to hold a controlling financial interest when it is able to exercise control over the investees’ operating and financial decisions.

At December 31, 2020 and 2019, the Company does not have interests in any entities that would be considered variable interest entities.

All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid, short-term investments with an original maturity date of three months or less to be cash equivalents.

The Company deposits its cash and cash equivalents in a commercial bank. From time to time, cash balances in these accounts exceed the Federal Deposit Insurance Corporation insured limits. The Company mitigates exposure to credit risk by placing cash and cash equivalents with highly rated financial institutions. To date, the Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on its cash and cash equivalents. At December 31, 2020, cash and cash equivalents includes $5,646 of cash restricted for future minimum lease payments and operating and maintenance costs associated with the Company’s lease with a related party (see Note 8(a)). The Company had no restricted cash balances at December 31, 2019.

Fair Value Measurements and Disclosures

Carrying values of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses, other current liabilities, and notes payable approximate fair values because of their short-term nature. There were no material assets or liabilities that were measured at fair value on a recurring basis as of December 31, 2020 and 2019.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value. Finished goods inventories represent costs associated with boxed produce not yet sold. Growing crop inventories primarily represent the costs associated with growing produce within the Company’s controlled environment agriculture facilities. Materials and supplies primarily represent growing and packaging supplies. Inventory costs are comprised of the purchase and transportation cost plus production labor and overhead.

Long-lived Assets

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for additions or renewals and improvements are capitalized; expenditures for maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its economic life are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

●	Building: 25 years
●	Leasehold and building improvements: the lessor of the lease term or 4 to 10 years.
●	Machinery: 5 to 10 years
●	Equipment: 3 to 10 years

Assets held under financing leases are recorded at the net present value of the minimum lease payments, net of incentives provided by the lessor. Depreciation expense for assets held under financing leases is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease. If the related lease contains an option to purchase the underlying asset that the Company is reasonably certain to exercise or the lease transfers ownership of the underlying asset to the Company by the end of the lease term, depreciation expense is computed over the estimated useful life of the asset.

Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not record any impairment losses for the years ended December 31, 2020 and 2019.

Leases

The Company determines if an arrangement contains a lease at inception. The right-of-use assets, net and liabilities associated with leases are recognized based on the present value of the future minimum lease payments over the lease term. The Company uses its incremental borrowing rate at the recognition date in determining the present value of future payments for leases that do not have a readily determinable implicit rate. Lease terms reflect options to extend or terminate the lease when it is reasonably certain that the option will be exercised. For leases that include residual value guarantees or payments for terminating the lease, the Company includes these costs in the lease liability when it is probable such costs will be incurred. Right-of-use assets and obligations for short-term leases (leases with an initial term of 12 months or less) are not recognized in the consolidated balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term. When contracts contain lease and non-lease components, the Company generally accounts for both components as a single lease component.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2020 and 2019, the Company does not have any uncertain tax positions. The Company’s policy is to recognize interest and penalties on uncertain tax positions as income tax expense.

Retirement Plans

The AppHarvest 401(k) Plan provides for matching contributions. The Company incurred $105 and $11 of expenses associated with the 401(k) Plan for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options, restricted stock awards, and restricted stock units issued to employees and directors. All the Company’s stock option and restricted stock awards are subject only to service-based vesting conditions. Stock-based compensation expense related to stock options and restricted stock awards is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. Restricted stock unit awards are subject to both service- and performance-based vesting conditions. The Company recognizes forfeitures of awards as they occur.

The Company estimates the fair value of its restricted stock units and restricted stock awards based upon the fair value of the common stock at the date the terms of the awards are mutually agreed upon between the Company and the holder. The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate, and (d) expected dividends. Due to the lack of a public market for the trading of the Company’s Common Stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded and have similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company.

The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term, as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The expected term of the stock option awards granted historically was assumed to be the weighted average between the options contract life and the vesting term of the underlying award (based upon the underlying arrangement). The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.

Development Fee Income from a Related Party

The Company recognizes development fee income related to indirect limited oversight services it performs in connection with the greenhouse construction site in Morehead, Kentucky (see Note 8(a)). The development fee of $750 was received in May 2019 and was recognized on a straight-line basis, consistent with the level of service, through October 2020, the date when the Morehead Facility reached substantial completion.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Net Loss Per Common Share

The Company’s basic net loss per common share is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per common share is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, stock options to purchase common stock and restricted stock units are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per common share as their effect is anti-dilutive.

Advertising

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2020 and 2019 was $142 and $40, respectively, and is included in selling, general, and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.

Segment Information

The Company is organized as a single operating segment. All the assets and operations of the Company are located in the United States (“U.S.”)

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events. Comprehensive loss was equal to net loss for all periods presented.

Distribution Agreement

On March 28, 2019, the Company entered into a Purchase and Marketing Agreement (the “Mastronardi Morehead Agreement”) with Mastronardi Produce Limited (“Mastronardi”) pursuant to which Mastronardi will be the sole and exclusive marketer and distributor of all tomatoes, cucumbers, peppers, berries and leafy greens produced at the Company’s controlled environment agriculture facility in Morehead, Kentucky that meet certain quality standards (collectively, the “Products”). Under the terms of the Mastronardi Morehead Agreement, the Company is responsible for growing, producing, packing, and delivering the Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will pay the Company market prices for the Products that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind U.S. Department of Agriculture Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to the Company the gross sale price of the Product sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Products. If Mastronardi rejects, returns or otherwise refuses Products for failure to meet certain quality standards, the Company has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions.

The Mastronardi Morehead Agreement has a term of 10 years. The Company has a limited, one-time right to terminate the Mastronardi Morehead Agreement if certain return targets are not reached. During the term of the Mastronardi Morehead Agreement, Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities the Company established in Kentucky or West Virginia.

As of December 31, 2020, the Company has commenced commercial production, but has not yet sold any Product to Mastronardi. Once product distribution commences, the Company will derive substantially all of its revenue from sales to Mastronardi.

Deferred offering costs

Deferred offering costs, which primarily consist of direct incremental legal and accounting fees related to the Merger and related equity issuances, are capitalized. The deferred offering costs will be offset against Merger and equity issuance proceeds upon the

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

consummation of the offering. Deferred offering costs were $1,127 at December 31, 2020, and reflected in Other assets in the Consolidated Balance Sheets. No amounts were incurred or deferred as of December 31, 2019.

Selling, general and administrative expenses

Selling, general and administrative expenses primarily consist of payroll and payroll related expenses, stock-based compensation, legal and professional costs, rent expense, marketing and advertising, communications, insurance and various other personnel and office related costs. During the year ended December 31, 2020, $2,214 of start-up expenses related to pre-commencement commercial activities at the CEA facility in Morehead, Kentucky were expensed as incurred by the Company and recorded within selling, general and administrative expenses within the consolidated statement of operations and comprehensive loss.

3.   Accrued Expenses

Accrued expenses consist of the following as of December 31:

	2020	2019
Accrued construction costs	$2,574	$—
Accrued professional service fees	693	35
Accrued interest on convertible debt with a related party	618	—
Accrued payroll	563	2
Accrued utilities	384	—
Other accrued liabilities	352	12
Total accrued expenses	$5,184	$49

4.   Inventories, net

Inventories, net consisted of the following at December 31, 2020:

Finished goods	$—
Raw materials	781
Growing crops	2,606
Total inventories, net	$3,387

5.   Property and Equipment, net

Property and equipment at cost and accumulated depreciation are as follows:

	December 31, 2020
	Original	Accumulated	Assets
	cost	depreciation	net
Land	$3,678	$—	$3,678
Land with a related party – see Note 8(a)	3,599	—	3,599
Buildings	57,362	(436)	56,926
Construction in progress	23,526	—	23,526
Construction in progress with a related party – see Note 8(a)	54,649	—	54,649
Automobiles	152	(15)	137
Leasehold improvements	871	(18)	854
Equipment	1,803	(68)	1,735
Machinery	7,625	(84)	7,542
	$153,266	$(620)	$152,645

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

	December 31, 2019
	Original	Accumulated	Assets
	cost	depreciation	net
Land with a related party – see Note 8(a)	$3,599	$—	$3,599
Equipment	25	(7)	18
Machinery	96	(12)	84
	$3,720	$(19)	$3,701

Depreciation expense for property and equipment for the year ended December 31, 2020 and 2019 was $176 and $16, respectively.

Building cost includes $56,748 related to right-to-use assets held under a finance lease with a related party (see Note 8(a)).

6.   Income Taxes

For the years ended December 31, 2020 and 2019, the Company incurred net operating losses and, accordingly, no current provision for income taxes has been recorded. Income tax expense for the year ended December 31, 2020 consisted of the following components:

Deferred income taxes:
Federal	$9
State	1
Total deferred income taxes	9
Total income tax expense	$9

For the year ended December 31, 2019, no deferred income tax benefit for income taxes was recorded due to the uncertainty of the realization of net deferred tax assets.

The reconciliation of the statutory federal income tax with the provision for income taxes are as follows for the years ended December 31:

	2020	2019
Loss before income taxes	$(17,439)	$(2,746)
Income tax benefit at U.S. Federal statutory rate	(3,662)	(577)
Permanent items	211	95
Change in valuation allowance	4,122	572
State income taxes, net of U.S. Federal income tax benefit	(662)	(91)
Income tax expense	$9	$—

The Company has considered the impact of state rate changes, apportionment weighting and state filing positions when determining its state effective tax rate. The Company adjusts its state effective tax rate for enacted law changes during the year.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income and for tax carryforwards. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$4,857	$812
Lease liabilities	15,680	40
Financing obligation	15,582	962
Other	20	4
	36,137	1,818
Valuation allowance	(4,922)	(800)
	31,216	1,018
Deferred tax liabilities:
Property and equipment	$(30,879)	$(983)
Operating lease right-of-use assets	(349)	(39)
	(31,228)	(1,021)
Net deferred tax liabilities	$(13)	$(4)

When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations is recognized as a reduction of income tax expense. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its net deferred tax assets as of December 31, 2020 and 2019. The valuation allowance increased $4,122 during the year ended December 31, 2020, primarily as a result of an increase in net operating loss carryforwards. The Company continues to monitor the need for a valuation allowance based on the sources of future taxable income.

At December 31, 2020, the Company has $19,478 of federal net operating loss carryforwards that have no expiration. The Company has $19,398 of state net operating loss carryforwards that have no expiration.

Under the provisions of the Internal Revenue Code, net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may be subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders by more than 50% over a three-year period, as defined in Sections 382 and 383 of the Internal Revenue Code and similar state provisions. The amount of the annual limitation is determined based on the value of the Company immediately before the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the date of the Company’s formation and that there could be additional changes in control in the future. As a result, the Company is unable to estimate the effect of these limitations, if any, on the Company’s ability to utilize net operating losses in the future. A valuation allowance has been provided against the Company’s net operating and tax credit carryforwards and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the net operating loss carryforward and the valuation allowance.

As of December 31, 2020 and 2019, the Company had no accrued uncertain tax positions or associated interest or penalties and no amounts have been recognized in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

The Company files income tax returns in the U.S. federal jurisdiction and state jurisdictions. The tax years since inception remain open and subject to examination by federal and state taxing authorities.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

7.   Notes Payable with a Related Party

On May 12, 2020, the Company entered into a loan agreement with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party, to finance the purchase of equipment to be used in the Company’s operations in Morehead, Kentucky (the “Equipment Loan”.) The loan agreement had a principal balance of $2,000 and an interest rate of 9.5% per year. In October 2020, as a result of completion of the Morehead Facility (see Note 8(a)) and subsequent occupancy, the principal balance of the loan was extinguished and added to the future base rent calculation to be paid over the term of the lease.

On September 28, 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P., a related party, to finance capital investments and operating needs (the “Convertible Note”). The Convertible Note has a principal balance of $30,000 and bears simple interest at 8.0% per annum. The outstanding principal amount of the Convertible Note and any unpaid accrued interest automatically converted into shares of the Company at a conversion price equal to $9.50 per share upon closing of the Business Combination Agreement. Absent such conversion, all unpaid interest and principal shall be due and payable upon demand on or after September 28, 2021. The Company has recorded the Convertible Note as a current liability at December 31, 2020.

The Convertible Note includes certain other terms which can accelerate and/or change the manner in which the Convertible Note are redeemed or converted. In a change in control, the holders of the Convertible Note can demand repayment of principal, accrued but unpaid interest, and a repayment premium in the amount of 50% of principal. In addition, upon a future equity financing event, the holder of the Convertible Note may elect to convert the outstanding principal and interest into the most senior stock of the Company issued in such a financing at the lower of 80% of the price paid by such investor or based on a valuation of $500 million. The fair value of these embedded derivatives was not significant at issuance or at December 31, 2020.

8.   Commitments and Contingencies

(a)   Equilibrium Transactions

On April 15, 2019, the Company entered into a mortgage loan with Equilibrium, a related party, to finance the purchase of land from a third party in Morehead, Kentucky (the “Morehead Land”). The loan had a principal balance of $3,481 and bore interest at 8.00% per year.

On May 13, 2019, the Company entered a series of agreements with Equilibrium, resulting in the sale of the legal entity that was established to purchase the Morehead Land. The net assets of the entity sold to Equilibrium included the land, related permitting and the mortgage note owed to Equilibrium. On that same date, the Company also entered into a Master Lease Agreement (the “Master Lease Agreement”) with Morehead Farm LLC (“Morehead Farm”) for an indoor controlled agriculture facility on a portion of the Morehead Land (the “Morehead Facility”). The Master Lease Agreement had an initial term of 20 years commencing at substantial completion of construction and included a ground lease for the Morehead Land. In October 2020, the Company took occupancy of the completed portion of the Morehead Facility, resulting in lease commencement under the Master Lease Agreement. Lease payments under the Master Lease Agreement consisted of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead Facility. Equilibrium maintains an option to sell, and the Company is required to purchase, any excess land not otherwise utilized by the construction of the Morehead Facility at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, the Company has a right of first refusal to purchase the Morehead Land. The Company has accounted for the transfer of the Morehead Land to Equilibrium in 2019 as a financing transaction.

At December 31, 2020, the Company maintains a finance lease liability with Equilibrium of $59,216 related to the completed portion of the Morehead Facility and a related right-of-use asset at cost of $56,748. At December 31, 2020, the Company also has construction-in-progress assets of $54,649, and a corresponding financing obligation of $58,795 with Equilibrium for the portion of the Morehead Facility that remains under construction. The Company controls the remaining Morehead Facility construction activities. The finance lease liability and financing obligation related to the Morehead Facility have been recorded within current liabilities in the accompanying Consolidated Balance Sheet at December 31, 2020, since the closing of the Membership Interest Purchase and Sale Agreement occurred within twelve months of the balance sheet date.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

On March 1, 2021, the Company closed on the Membership Interest Purchase and Sale Agreement with Equilibrium that was entered into in December 2020, pursuant to which it purchased from Equilibrium 100% of the membership interests in Morehead Farm (the “Membership Interest Purchase and Sale Agreement”). The purchase price for Morehead Farm was $125,000, which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead Facility. At closing, Morehead Farm, an Equilibrium subsidiary which owns the Morehead facility, became a wholly owned subsidiary of the Company. Concurrent with the closing of the Membership Interest Purchase and Sale Agreement, the Master Lease Agreement and ancillary agreements related thereto, were terminated.

(b)   Other Leases

The Company’s other lease portfolio is primarily comprised of operating leases for offices. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on whether the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Leases are classified as operating or finance leases at the commencement date of the lease.

Operating lease right-of-use assets, net and liabilities are recognized within the Consolidated Balance Sheets based on the present value of lease payments over the lease term. As the implicit rate is generally not readily determinable for most leases, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the estimated rate of interest that the Company would pay to borrow on a collateralized basis over a similar term in a similar economic environment. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Leases may include renewal options, and the renewal option is included in the lease term if the Company concludes that it is reasonably certain that the option will be exercised. A certain number of the Company’s leases contain rent escalation clauses, either fixed or adjusted periodically for inflation of market rates, that are factored into the calculation of lease payments to the extent they are fixed and determinable at lease inception.

For the year ended December 31, 2020 and 2019, the Company recognized $169 and $70, respectively, of operating lease expense, including short-term lease expense and variable lease costs, which were immaterial. Rent expense is included in selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss.

The future minimum rental payments required under the leases for each year of the next five years ending December 31, and in the aggregate thereafter are as follows:

		Finance
		Lease
	Operating	with
	leases	Equilibrium
2021	$258	$59,447
2022	281	—
2023	270	—
2024	277	—
2025	265	—
2026 and thereafter	550	—
Total minimum payments required	1,901	59,447
Less: imputed interest costs(1)	(364)	(230)
Present value of net minimum lease payments(2)	$1,537	$59,216
Weighted-average imputed interest rate	6.29%	4.72%
Weighted-average remaining lease term	6.9	0.2
(1)	Represents the amount necessary to reduce net minimum lease payments to present value using actual rate in the lease agreement or the Company’s incremental borrowing rate at lease inception.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

(2)	Included in the Consolidated Balance Sheet as of December 31, 2020 as current lease liability with a related party of $59,216, current lease liability with other parties of $166, and noncurrent lease liability of $1,370.

Supplemental Consolidated Statement of Cash Flow information is as follows for the years ended December 31:

	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities	$96	$38
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$1,441	$161

(c)   Agreements with Dalsem

The Company entered into agreements with Dalsem Greenhouse Technology, B.V. (“Dalsem”) for the construction of new greenhouse facilities in Richmond, Kentucky and Berea, Kentucky on November 20, 2020 and December 11, 2020, respectively. Under terms of the agreements, Dalsem will provide certain services related to the design, engineering, procurement, construction, startup and testing of a greenhouse and certain ancillary facilities at each site. Total costs under the agreements are based on actual costs incurred by Dalsem and payments are due upon the completion of certain established project milestones, with a portion of each payment due in Euros and a portion due in U.S. dollars. Either party is entitled to terminate the agreements upon the occurrence of certain events of default and the Company is entitled to terminate the agreements if Dalsem fails to meet certain performance requirements. The Company may also terminate the agreements without cause with written notice and a termination payment to Dalsem.

(d)   Purchase Commitments

There were no purchase commitments that were unrecorded at December 31, 2020 and 2019.

9.   Stock Compensation Plan

In 2018, the Company adopted a stock compensation plan (the “Plan”) pursuant to which the Company’s Board may grant stock awards to officers, key employees and directors. The Plan initially authorized awards to purchase up to 2,974 shares of common stock. The Plan was amended in December 2019 to allow for an additional 3,166 shares of common stock to be issued. The Plan provides for both incentive and nonqualified stock options. The options granted under the Plan may only be granted with an exercise price of not less than fair market value of the Company’s common stock on the date of grant. Awards under the Plan may be either vested or unvested options and each award will specify the vesting period or requisite performance conditions.

The incentive stock options (“ISO”) that have been granted generally vest over 48 months, with 25% vesting at the end of the first year and ratable vesting thereafter for the next 36 months. The nonqualified stock options (“NSO”) that have been granted vest ratably over 10 to 30 months. The ISOs and NSOs generally expire ten years after the date of grant. The fair value of the ISOs and NSOs on the date of grant is recognized as an expense over the requisite service period.

The Company uses the Black-Scholes option-pricing model to calculate the fair value of the options granted. The grant date fair value was based on the following assumptions used within the Black-Scholes option pricing model for the years ended December 31:

	2020	2019
Expected term	5.80	5.72
Risk-free interest rate	0.41%	2.27%
Expected volatility	49.45%	40.98%
Expected dividend yield	—%	—%

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

The following table summarizes stock option activity for the year ended December 31, 2020:

		Weighted	Average
		average	remaining
		exercise	contractual
Options	Shares	price	term
Outstanding at December 31, 2019	2,159	$0.21	9.39
Granted	1,014	0.56
Exercised	(159)	0.23
Forfeited or expired	(37)	0.56
Outstanding at December 31, 2020	2,978	$0.33	8.71
Expected to vest, December 31, 2020	1,713	0.37	8.84
Exercisable, December 31, 2020	1,265	0.27	8.53

The Company recorded $154 and $101 of stock-based compensation expense for options issued to employees and directors during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, unrecognized stock-based compensation expense of $366 and $200, respectively, is related to non-vested options granted, which is anticipated to be recognized over the next weighted average 2.20 years and 2.79 years, respectively, commensurate with the remaining requisite service period.

Aggregate intrinsic value represents the estimated fair value of the Company’s Common Stock at the end of the period in excess of the weighted average exercise price multiplied by the number of options outstanding or exercisable. The intrinsic value for all outstanding options as of December 31, 2020 was $39,109 and $16,690 for those awards exercisable. The intrinsic value of options forfeited in the year ended December 31, 2020 was $472. No options were forfeited as of December 31, 2019.

The weighted average grant date fair value of options granted during the years ended December 31, 2020 and 2019 was $0.33 and $0.14, respectively. The total intrinsic value of options exercised in the year ended December 31, 2020 was $2,100. No options were exercised as of December 31, 2019. The Company will use authorized and unissued shares to satisfy award exercises.

During the year ended December 31, 2020, the Company granted Restricted Stock Units (“RSU”) to directors, officers, and employees. The following table summarizes RSU activity for the year ended December 31, 2020:

		Weighted average
		grant date fair
RSUs	Units	value
Outstanding at December 31, 2019	—	$—
Granted	3,002	8.90
Vested	—	—
Forfeited	(457)	7.91
Unvested at December 31, 2020	2,545	$9.07
Expected to vest, December 31, 2020	2,545	$9.07

The RSUs contain performance and service vesting conditions. The requisite service period for 2,330 of the RSUs outstanding at December 31, 2020, is 48 months, with 25% vesting at the end of the first year and ratable vesting every 3 months thereafter for the next 36 months. The remaining 215 RSUs vest ratably every 3 months over 36 months. Vesting of the RSUs is also dependent upon a liquidity event, which has not occurred at December 31, 2020. Accordingly, the Company has not recognized any stock-based compensation related to the RSUs through the period ended December 31, 2020. As of December 31, 2020, unrecognized stock-based compensation expense of $23,091 is related to non-vested RSUs granted.

On October 8, 2018, the Company granted a restricted stock award to a director with a twelve-month requisite service period. The award share total was 215 and the grant date fair value was based upon a common stock value of $0.23. The award was fully vested by December 31, 2019. The number of shares vested was 0 and 179 during the year ended December 31, 2020 and 2019, respectively.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Stock-based compensation expense recognized related to this restricted stock award was $ — and $38 in the years ended December 31, 2020 and 2019, respectively.

Aggregate stock-based compensation expense of $154 and $140 for the year ended December 31, 2020 and 2019, respectively, is included in selling, general, and administrative expense within the Company’s Consolidated Statements of Operations and Comprehensive Loss.

10.   SAFE Notes

During 2018, the Company raised $1,225 by entering into SAFE Notes with several parties. The Simple Agreement for Future Equity (“SAFE”) Notes resulted in cash proceeds to the Company in exchange for the right to certain capital units of the Company or cash upon occurrence of a future financing. The SAFE Notes had an Adjusted Purchase Amount, calculated as the amount originally invested by the SAFE Note counterparty plus 5% per year, non-compounding. The SAFE Notes allowed the holder to participate in the future equity financings through a share-settled redemption. The SAFE Notes would automatically convert into preferred shares upon a future equity financing in which the Company sold shares of its preferred stock. The number of shares into which the SAFE Notes would convert would be the greater of (a) a stated valuation cap divided by the number of shares outstanding before the capital raise transaction or (b) the Adjusted Purchase Amount divided by the per-share price of the issued preferred stock less a discount of 20%. The number of shares that could be issued upon conversion of SAFE Notes was not limited. Upon an event of liquidation or dissolution, SAFE Noteholders would receive cash payment based on the Adjusted Purchase Amount in satisfaction of the SAFE Note. SAFE Noteholders did not have dividend or voting rights. The Company determined that the SAFE Notes were not legal form debt (i.e., no creditors’ rights) but allowed for redemption based upon certain events that are outside of the control of the Company. The SAFE Notes were classified as marked-to-market liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. The SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Consolidated Statement of Operations and Comprehensive Loss.

In conjunction with the issuance of redeemable convertible preferred stock in March 2019, the SAFE Notes were converted into shares of preferred stock and common stock in accordance with the terms of the preferred stock investment agreement.

11.   Common Stock

The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of the holders of preferred stock. The common stock has the following characteristics:

Voting

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings.

Dividends

The holders of common stock are entitled to receive dividends, if and when declared by the Board. The Company may not declare or pay any cash dividends to the holders of common stock unless, in addition to obtaining any necessary consents, dividends are paid on each series of preferred stock in accordance with their respective terms. No dividends have been declared or paid in the year ended December 31, 2020 or 2019.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably with the holders of preferred stock in the Company’s assets available for distribution to stockholders after payment to the holders of preferred stock of their liquidation preferences have been satisfied.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Common Stock Reserved for Future Issuance

The Company has reserved 33,868 and 21,339 shares of common stock for future issuance as of December 31, 2020 and 2019, respectively.

12.   Net Loss Per Share

Diluted net loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	December 31,
	2020	2019
Anti-dilutive common share equivalents:
Stock options	2,978	2,159
Restricted stock units	2,545	—
Total anti-dilutive common share equivalents	5,523	2,159

Basic and diluted net loss per common share is calculated as follows:

	Year Ended
	December 31,
	2020	2019
Numerator:
Net loss	$(17,448)	$(2,746)
Denominator:
Weighted-average common shares outstanding, basic and diluted	38,072	25,571
Net loss per common share, basic and diluted	$(0.46)	$(0.11)

13.   Subsequent Events

On September 24, 2021, a federal securities class action lawsuit (captioned Ragan v. AppHarvest, Inc., Case No.21-cv-07985) was filed by a purported stockholder on the Company in the United States District Court for the Southern District of New York on behalf of a proposed class consisting of those who acquired the Company’s securities between May 17, 2021 and August 10, 2021. The complaint names the Company and certain of its current officers as defendants, and alleges that the defendants violated Sections 10(b) and 20(a)of the Securities Exchange Act of 1934, as amended, by making materially false and misleading statements regarding the Company’s business, operations, and prospects because they failed to disclose a purported lack of sufficient training and inability to consistently produce Grade No. 1 tomatoes. The complaint seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including reasonable attorneys’ fees. On November 22, 2021, a related action (captioned Plymouth County Retirement Association v. AppHarvest, Inc., Case No.21-cv-09676) was filed by another purported stockholder of the Company in the same United States District Court, making substantially similar claims against the same set of defendants, on behalf of a proposed class consisting of those who acquired the Company’s securities between October 9, 2020 and August 10, 2021. We do not believe the claims have merit, intend to defend the case vigorously, and have not recorded a liability related to these lawsuits because, at this time, we are unable to estimate reasonably possible losses or determine whether an unfavorable outcome is probable.

APPHARVEST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands except per share amounts)

	September 30,	December 31,
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$221,574	$21,909
Restricted cash	7,250	—
Inventories, net	4,187	3,387
Prepaid expenses and other current assets	3,410	481
Total current assets	236,421	25,777
Operating lease right-of-use assets, net	2,196	1,307
Property and equipment, net	288,610	152,645
Goodwill	50,863	—
Other intangible assets, net	9,321	—
Other assets, net	16,724	1,188
Total non-current assets	367,714	155,140
Total assets	$604,135	$180,917
Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$16,354	$1,342
Accrued expenses	14,516	5,184
Current portion of lease liabilities with a related party	—	59,217
Current portion of lease liabilities	537	166
Current portion of financing obligation with a related party	—	58,795
Current portion of long-term debt	9,633	—
Note payable with a related party	—	30,000
Other current liabilities	960	77
Total current liabilities	42,000	154,781
Long-term debt, net of current portion	85,436	—
Lease liabilities, net of current portion	2,276	1,370
Deferred income tax liabilities	1,967	—
Private Warrant liabilities	4,337	—
Other liabilities	2,679	—
Total non-current liabilities	96,695	1,370
Total liabilities	138,695	156,151
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.0001, 10,000 shares authorized, 0 issued and outstanding, as of September 30, 2021 and December 31, 2020	—	—
Common stock, par value $0.0001, 750,000 shares authorized, 100,674 and 44,461 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	10	4
Additional paid-in capital	566,935	45,890
Accumulated deficit	(98,927)	(21,128)
Accumulated other comprehensive loss	(2,578)	—
Total stockholders’ equity	465,440	24,766
Total liabilities and stockholders' equity	$604,135	$180,917

See accompanying notes to the unaudited condensed consolidated financial statements.

APPHARVEST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (Unaudited)

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$543	$—	$5,980	$—
Cost of goods sold	7,482	—	30,001	—
	(6,939)	—	(24,021)	—
Operating expenses:
Selling, general and administrative expenses	25,401	5,742	84,357	8,435
Total operating expenses	25,401	5,742	84,357	8,435
Loss from operations	(32,340)	(5,742)	(108,378)	(8,435)
Other income (expense):
Development fee income from a related party	—	136	—	408
Interest expense from related parties	—	(64)	(658)	(90)
Interest expense	(805)	—	(893)	—
Change in fair value of Private Warrants	15,781	—	32,095	—
Other	113	(13)	574	(13)
Loss before income taxes	(17,251)	(5,683)	(77,260)	(8,130)
Income tax expense	(17)	—	(539)	—
Net loss	(17,268)	(5,683)	(77,799)	(8,130)

Other comprehensive loss:
Net unrealized losses on derivatives contracts, net of tax	(66)	—	(2,578)	—
Comprehensive loss	$(17,334)	$(5,683)	$(80,377)	$(8,130)

Net loss per common share:
Basic and diluted	$(0.17)	$(0.14)	$(0.83)	$(0.23)
Weighted average common shares outstanding:
Basic and diluted	100,437	41,558	93,823	35,960

See accompanying notes to the unaudited condensed consolidated financial statements.

APPHARVEST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

(In thousands)

	Redeemable Convertible Preferred Stock										Total
	Series A		Series A-1		Series B		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity
December 31, 2019	2,770	$5,203	392	$992	1,483	$6,063	9,677	$1	$497	$(3,680)	$(3,182)
Retroactive application of recapitalization	(2,770)	(5,203)	(392)	(992)	(1,483)	(6,063)	21,123	2	12,256	—	12,258
Adjusted balance, December 31, 2019	—	—	—	—	—	—	30,800	3	12,753	(3,680)	9,076
Issuance of preferred shares, net	—	—	—	—	—	—	2,470	—	4,880	—	4,880
Stock-based compensation	—	—	—	—	—	—	—	—	19	—	19
Net loss	—	—	—	—	—	—	—	—	—	(818)	(818)
March 31, 2020	—	$—	—	$—	—	$—	33,270	$3	$17,652	$(4,498)	$13,157
Stock options exercised	—	—	—	—	—	—	148	—	32	—	32
Stock-based compensation	—	—	—	—	—	—	—	—	40	—	40
Net loss	—	—	—	—	—	—	—	—	—	(1,629)	(1,629)
June 30, 2020	—	$—	—	$—	—	$—	33,418	$3	17,724	$(6,127)	$11,600
Issuance of preferred shares, net	—	—	—	—	—	—	11,033	1	28,068	—	28,069
Stock-based compensation	—	—	—	—	—	—	—	—	49	—	49
Net loss	—	—	—	—	—	—	—	—	—	(5,683)	(5,683)
September 30, 2020	—	$—	—	$—	—	$—	44,451	$4	$45,841	$(11,810)	$34,035

See accompanying notes to the unaudited condensed consolidated financial statements.

	Redeemable Convertible Preferred Stock
	Series A		Series A-1		Series B		Series C		Common Stock		Additional Paid-In	Accumulated	Accumulated Other	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Comprehensive Loss	Equity
December 31, 2020	2,770	$5,203	392	$992	2,632	$10,942	5,131	$28,069	9,750	$1	$686	$(21,128)	$—	$(20,441)
Retroactive application of recapitalization	(2,770)	(5,203)	(392)	(992)	(2,632)	(10,942)	(5,131)	(28,069)	34,711	3	45,204	—	—	45,207
Adjusted balance, December 31, 2020	—	—	—	—	—	—	—	—	44,461	4	45,890	(21,128)	—	24,766
Business Combination and PIPE Shares, net	—	—	—	—	—	—	—	—	53,361	6	433,521	—	—	433,527
Conversion of Private Warrants	—	—	—	—	—	—	—	—	—	—	5,819	—	—	5,819
Stock options exercised	—	—	—	—	—	—	—	—	103	—	35	—	—	35
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	6,287	—	—	6,287
Net loss	—	—	—	—	—	—	—	—	—	—	—	(28,515)	—	(28,515)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(669)	(669)
March 31, 2021	—	$—	—	$—	—	$—	—	$—	97,925	$10	$491,552	$(49,643)	$(669)	$441,250
Conversion of Private Warrants	—	—	—	—	—	—	—	—	—	—	3,114	—	—	3,114
Issuance of common stock for acquisition	—	—	—	—	—	—	—	—	2,329	—	48,991	—	—	48,991
Issuance of stock options for acquisition	—	—	—	—	—	—	—	—	—	—	361	—	—	361
Conversion of restricted stock units	—	—	—	—	—	—	—	—	21	—	(108)	—	—	(108)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	13,390	—	—	13,390
Net loss	—	—	—	—	—	—	—	—	—	—	—	(32,016)	—	(32,016)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,843)	(1,843)
June 30, 2021	—	$—	—	$—	—	$—	—	$—	100,275	$10	$557,300	$(81,659)	$(2,512)	$473,139
Conversion of Private Warrants	—	—	—	—	—	—	—	—	—	—	201	—	—	201
Conversion of restricted stock units	—	—	—	—	—	—	—	—	391	—	(2,233)	—	—	(2,233)
Exercise of warrants	—	—	—	—	—	—	—	—	8	—	96	—	—	96
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	11,571	—	—	11,571
Net loss	—	—	—	—	—	—	—	—	—	—	—	(17,268)	—	(17,268)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(66)	(66)
September 30, 2021	—	$—	—	$—	—	$—	—	$—	100,674	$10	$566,935	$(98,927)	$(2,578)	$465,440

See accompanying notes to the unaudited condensed consolidated financial statements.

APPHARVEST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Operating Activities
Net loss	$(77,799)	$(8,130)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of Private Warrants	(32,095)	—
Deferred income tax provision	539	—
Depreciation and amortization	7,791	66
Stock-based compensation expense	31,248	108
Rent payments in excess of rent expense	(72)	—
Interest accrual with a related party	—	50
Amortization of development fee with a related party	—	(405)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	259	—
Inventories, net	(800)	(277)
Prepaid expenses and other current assets	(2,752)	(292)
Other assets, net	(10,486)	(2)
Accounts payable	811	1,347
Accrued expenses	1,575	1,282
Other current liabilities	(178)	(4)
Other non-current liabilities	617	—
Net cash used in operating activities	(81,342)	(6,257)
Investing Activities
Purchases of property and equipment	(112,903)	(11,149)
Purchases of property and equipment from a related party	(122,911)	—
Cost of acquisition, net of cash acquired	(9,756)	—
Investment in unconsolidated entity	(5,000)	—
Advances on equipment	—	(15)
Net cash used in investing activities	(250,570)	(11,164)
Financing Activities
Proceeds from debt to a related party	—	32,000
Proceeds from Business Combination and PIPE shares, net	448,500	—
Proceeds from debt	95,709	—
Debt issuance costs	(1,046)	—
Payments on financing obligation to a related party	(2,088)	—
Proceeds from stock options exercised	35	32
Proceeds from exercise of warrants	95	—
Payments of withholding taxes on restricted stock unit conversions	(2,341)	—
Issuance of preferred stock, net	—	32,949
Other financing activities	(37)	—
Net cash provided by financing activities	538,827	64,981
Change in cash and cash equivalents	206,915	47,560
Cash and Cash Equivalents (including Restricted Cash)
Beginning of period	21,909	6,031
End of period	$228,824	$53,591
Non-cash Activities:
Fixed assets purchases in accounts payable	$14,170	$—
Fixed assets purchases in accrued liabilities	$8,331	$—
Operating lease right-of-use assets and liabilities	$1,055	$376

See accompanying notes to the unaudited condensed consolidated financial statements.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

1. Description of Business

AppHarvest was founded on January 19, 2018 and, together with its subsidiaries, is an applied technology company in Appalachia developing and operating some of the world’s largest high-tech indoor farms, designed to grow non-GMO, chemical pesticide-free produce, using primarily rainwater while producing significantly higher yields than those of traditional agriculture on the same amount of land. AppHarvest combines conventional agricultural techniques with cutting-edge technology including artificial intelligence and robotics to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.

Prior to October 2020, AppHarvest’s operations were limited to organizing and staffing, business planning, raising capital, and acquiring and developing properties for Controlled Environment Agriculture (“CEA”). In October 2020, AppHarvest partially opened its first CEA facility in Morehead, Kentucky (the “Morehead CEA facility”). AppHarvest harvested its first crop of beefsteak tomatoes at the Morehead CEA facility in January 2021, began harvesting its first crop of tomatoes on the vine in March 2021 and opened production of the full 60 acres at the Morehead CEA facility in May 2021. The Morehead CEA facility concluded its first harvest in August 2021 and completed planting of its second crop in September 2021 in preparation for the second growing season. The harvest of the new crop will commence in the fourth quarter of 2021.

AppHarvest has started construction on four more CEA facilities. Two of the facilities under construction are in Berea, Kentucky (the “Berea leafy green facility”) and Richmond, Kentucky (the “Richmond tomato facility”) — the Berea leafy green facility is approximately 60% complete, and the Richmond tomato facility is approximately 60% complete. Both CEA facilities are expected to be fully operational by the end of 2022. Groundbreakings for two more CEA facilities occurred in June 2021 in Somerset, Kentucky (the “Somerset facility”) and Morehead, Kentucky (the “Morehead leafy green facility”). The Somerset facility is expected to grow berries and the Morehead leafy green facility, which is adjacent to the Morehead CEA facility, will grow leafy greens. The Somerset facility is over 40% complete and expected to be operational by the end of 2022. The Company temporarily has paused development of the 10-acre Morehead leafy green facility, with construction now expected to resume in 2022 for a 2023 delivery.

AppHarvest is organized as a single operating segment. Substantially all of the assets and operations of AppHarvest are located in the United States (“U.S.”).

Basis of Presentation

On January 29, 2021, (the “Closing Date”), Novus Capital Corporation (“Novus”), a special purpose acquisition company, consummated the business combination agreement and plan of reorganization (the “Business Combination Agreement”) dated September 2020, by and among ORGA, Inc., a wholly owned subsidiary of Novus (“Merger Sub”), and AppHarvest Operations, Inc., a Delaware corporation (f/k/a AppHarvest, Inc.) (“Legacy AppHarvest”).

Pursuant to the terms of the Business Combination Agreement, a business combination between Novus and Legacy AppHarvest was effected through the merger of Merger Sub with and into Legacy AppHarvest, with Legacy AppHarvest surviving the merger as a wholly-owned subsidiary of Novus (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, Novus changed its name to AppHarvest, Inc. (the “Company”, “we”, “our” or “AppHarvest”).

Pursuant to the Business Combination Agreement, the Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, Novus is treated as the “acquired” company and Legacy AppHarvest is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus are stated at historical cost, with no goodwill or other intangible assets recorded.

Legacy AppHarvest was determined to be the accounting acquirer based on the following predominant factors:

●	Legacy AppHarvest stockholders have the largest portion of voting rights in the Company;

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

●	The Board and Management are primarily composed of individuals associated with Legacy AppHarvest; and
●	Legacy AppHarvest was the larger entity based on historical operating activity and Legacy AppHarvest had the larger employee base at the time of the Business Combination.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Legacy AppHarvest. However, the shares and corresponding capital amounts and losses per share, prior to the Business Combination, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination. Activity within the Statements of Stockholders’ Equity for the issuance and repurchases of Legacy AppHarvest redeemable convertible preferred stock were also retroactively converted to Legacy AppHarvest common stock.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial reporting and Securities and Exchange Commission (“SEC”) regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2021. A description of the Company’s significant accounting policies is included in the Legacy AppHarvest’s audited consolidated financial statements, as of and for the year ended December 31, 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the Legacy AppHarvest December 31, 2020 audited consolidated financial statements and the accompanying notes.

The unaudited condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Certain prior period balances have been reclassified to conform to the current period presentation in the unaudited condensed consolidated financial statements and the accompanying notes.

All dollar and share amounts are in thousands, except per share amounts, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.

2. Summary of Significant Accounting Policies

Use of Estimates in Condensed Consolidated Financial Statements

In preparing the condensed consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions. Significant items subject to such estimates and assumptions include the valuation of inventory, stock-based compensation, and private warrants.

The Company’s results can also be affected by economic, political, legislative, regulatory, legal actions, and the global volatility and general market disruption resulting from the global COVID-19 pandemic. Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, and government fiscal policies, can have a significant effect on operations. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, environmental, regulatory or administrative actions, claims, or proceedings.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid, short-term investments with an original maturity date of three months or less to be cash equivalents.

The Company deposits its cash and cash equivalents in a commercial bank. From time to time, cash balances in these accounts exceed the Federal Deposit Insurance Corporation insured limits. The Company mitigates exposure to credit risk by placing cash and

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

cash equivalents with highly rated financial institutions. To date, the Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on its cash and cash equivalents.

Restricted cash represents collateral for a promissory note with JPMorgan Chase Bank, N.A. (the “JPM Note”) which requires 105% of the aggregate borrowings to be held as collateral. See Note 11 - Debt for more information on the JPM Note.

Convertible Preferred Stock

Prior to the Business Combination, the Company recorded shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company applied the guidance in Accounting Standards Codification (“ASC”) 480-10-S99-3A, Accounting for Redeemable Equity Instruments, and therefore classified all of its outstanding redeemable convertible preferred stock as temporary equity. The redeemable convertible preferred stock was recorded outside of stockholders’ equity because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the preferred stock would become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares would be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation then in effect.

All convertible preferred stock previously classified as temporary equity was retroactively adjusted and reclassified to permanent equity as a result of the Business Combination. As a result of the Business Combination, each share of redeemable convertible preferred stock that was then issued and outstanding was automatically converted into Legacy AppHarvest Common Stock, such that each converted share of preferred stock was no longer outstanding and ceased to exist. Each share of Legacy AppHarvest common stock, including the Legacy AppHarvest common stock issued upon conversion of Legacy AppHarvest preferred stock, was converted into and exchanged for 2.1504 (the “Exchange Ratio”) shares of the Company’s common stock (the “Common Stock”). The Exchange Ratio was established pursuant to the terms of the Business Combination Agreement.

During the three and nine months ended September 30, 2020, Legacy AppHarvest issued shares of Legacy AppHarvest Series B and Series C redeemable convertible preferred stock to new and existing investors for net proceeds of $28,069, and $32,949, respectively.

Warrants

At September 30, 2021, there were 13,242 warrants to purchase Common Stock outstanding, consisting of 10,907 public warrants (“Public Warrants”) and 2,335 private warrants (“Private Warrants” and together with Public Warrants, “Warrants”). The Private Warrants are held by the Novus initial stockholders. Each warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share. The warrants expire on January 29, 2026, or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

●	In whole and not in part;
●	At a price of $0.01 per Warrant;
●	Upon not less than 30 days’ prior written notice of redemption;
●	If, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying the warrants.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Public Warrants were determined to be equity classified in accordance with U.S. GAAP.

The Private Warrants are identical to the Public Warrants except that the Private Warrants and the shares of Common Stock issuable upon the exercise of the Private Warrants were not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. As a result of the provisions in the warrant agreement that provide for differences in the mechanics of a cashless exercise dependent upon the characteristics of the warrant holder, and because the holder of a warrant is not an input into the pricing of a fixed-for-fixed option on equity shares, such provisions preclude the Private Warrant from being classified in equity. Accordingly, the Private Warrants are classified as a liability and remeasured at fair value at each reporting date. Changes in fair value of the Private Warrants are recognized in the Company’s condensed consolidated statement of operations and comprehensive loss. The fair value of the Private Warrants is estimated at each measurement date using a Black-Scholes option pricing model. See Note 5 - Fair Value Measurements for inputs used in calculating the estimated fair value.

Derivative Financial Instruments

Derivative financial instruments are used to manage foreign currency, exchange, and interest rate risks. The financial instruments used by the Company are straight-forward, non-leveraged instruments. The counterparties to these financial instruments are financial institutions with strong credit ratings. The Company maintains control over the size of positions entered into with any one counterparty and regularly monitors the credit ratings of these institutions. For all transactions designated as hedges, the hedging relationships are formally documented at the inception and on an ongoing basis in offsetting changes in cash flows of the hedged transaction.

The Company records derivative financial instruments on the condensed consolidated balance sheets as either an asset or liability measured at its fair value. Changes in a derivative's fair value (i.e. unrealized gains or losses) are recorded each period in earnings unless the derivative qualifies as a hedging instrument. Gains and losses related to a hedge are either recognized in income immediately to offset the gain or loss on the hedged item, or deferred and recorded in the stockholders’ equity section of the condensed consolidated balance sheets as a component of accumulated other comprehensive loss (“AOCL”) and subsequently recognized in the condensed consolidated statements of operations and comprehensive loss when the hedged item affects net income. The ineffective portion of the change in fair value of a hedge, if any, is recognized in net loss immediately. For derivative instruments that are not designated as hedges, the gain or loss related to the change in fair value is also recorded to net loss immediately.

Business Combinations

The Company allocates the purchase price of its acquisitions to the assets acquired and liabilities assumed based upon their respective fair values at the acquisition date. The Company utilizes management estimates and an independent third-party valuation firm to assist in determining these fair values. The excess of the acquisition price over the estimated fair value of the net assets acquired is recorded as goodwill. Goodwill is adjusted for any changes to acquisition date fair value amounts made within the measurement period. Acquisition-related transaction costs are recognized separately from the business combination and expensed as incurred.

Capitalization of Interest

The Company capitalizes interest on capital projects in accordance with ASC 835-20, Capitalization of Interest, which allows the capitalization of interest costs to get certain assets ready for their intended use. The Company capitalizes interest costs associated with major construction projects as part of the cost of the constructed assets. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed. During the three and nine months ended September

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

30, 2021, $114 of interest expense has been capitalized. No interest was capitalized during the three and nine months ended September 30, 2020. See Note 11 - Debt for more information regarding capitalized interest.

Debt Issuance Costs

Debt issuance costs are amortized into interest expense over the terms of the related loan agreements using the effective interest method or other methods which approximate the effective interest method. Debt issuance costs related to debt instruments other than lines of credit are presented on the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability. Debt issuance costs associated with lines of credit are presented on the consolidated balance sheets as other current or non-current assets.

Goodwill and Other Acquired Intangible Assets

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Intangible assets are stated at their historical cost and amortized on a straight-line basis over their expected useful lives. Through the acquisition of Root AI, Inc. (“Root AI”) on April 7, 2021 (“Root AI Acquisition”) the Company has acquired goodwill as well as certain technology and intellectual property for which the Company has determined the useful life to be ten years. Amortization expense related to the intangible assets was $259 and $470 for the three and nine months ended September 30, 2021. See Note 3 - Business Combinations for more information on the Root AI Acquisition.

The Company conducts annual impairment tests of goodwill on the first day of the fourth quarter and additional impairment reviews when events and circumstances indicate it is more likely than not that an impairment may have occurred. The Company assesses goodwill for impairment at the consolidated level, which represents its single reporting unit. If the fair value of the reporting unit is less than its carrying amount, the Company would record an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, but the loss recognized should not exceed the amount of goodwill allocated to the reporting unit.

The Company reviews intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the intangible assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. There was no impairment during the nine months ended September 30, 2021.

New Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 is part of the FASB’s overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 removes certain exceptions to the general principles of ASC 740, Income Taxes, (“ASU 740”) in order to reduce the cost and complexity of its application in the areas of intraperiod tax allocation, deferred tax liabilities related to outside basis differences, year-to-date losses in interim periods and other areas within ASC 740. The Company adopted ASU 2019-12 on January 1, 2021 and the adoption of ASU 2019-12 did not have a material impact on the Company’s condensed consolidated financial statements.

No other new accounting pronouncement recently issued or newly effective had or is expected to have a material impact on the condensed consolidated financial statements.

3. Business Combinations

Reverse Recapitalization

As discussed in Note 1 - Description of Business, on January 29, 2021, Novus completed the Business Combination with Legacy AppHarvest through the Merger, with Legacy AppHarvest surviving the Merger as a wholly-owned subsidiary of the Company. Upon

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

the consummation of the Business Combination, each share of Legacy AppHarvest common stock issued and outstanding was canceled and converted into the right to receive 2.1504 shares of the Company’s Common Stock.

Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 760,000 shares, of which 750,000 shares were designated Common Stock, $0.0001 par value per share, and 10,000 shares designated Preferred Stock, $0.0001 par value per share.

Each option to purchase Legacy AppHarvest common stock that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to purchase a number of shares of the Company’s Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy AppHarvest common stock subject to such Legacy AppHarvest option and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy AppHarvest option, divided by (B) the Exchange Ratio.

Each restricted stock unit awarded by Legacy AppHarvest that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an award of restricted stock units to acquire a number shares of the Company’s Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Legacy AppHarvest common stock subject to the Legacy AppHarvest restricted stock unit award and (2) the Exchange Ratio.

In connection with the execution of the Business Combination Agreement, the Company entered into separate subscription agreements (the “Subscription Agreements”) with certain investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 37,500 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $375,000, in a private placement pursuant to the Subscription Agreements (the “PIPE”). The PIPE investment closed concurrently with the closing of the Business Combination.

Prior to the Business Combination, Novus had outstanding 10,000 Public Warrants and 3,250 Private Warrants which were listed on the Nasdaq Capital Market under the symbol “NOVSW.” Upon the closing of the Business Combination, they became listed on the Nasdaq Global Select Market under the symbol “APPHW.” The Warrants remain subject to the same terms and conditions as prior to the Business Combination.

Also immediately prior to the closing of the Business Combination, Novus assumed the Legacy AppHarvest convertible note (the “Convertible Note”). Upon completion of the Business Combination, the outstanding principal and unpaid accrued interest due on the Legacy AppHarvest Convertible Note was converted into an aggregate of 3,242 shares of Common Stock, and the converted note was no longer outstanding, and ceased to exist. See Note 10 - Note Payable with a Related Party.

Upon consummation of the Business Combination and the closing of the PIPE, the most significant change in Legacy AppHarvest’s financial position and results of operations was a total net increase in cash and cash equivalents of approximately $435,239, including $375,000 in gross proceeds from the PIPE.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Novus was treated as the “acquired” company for financial reporting purposes. See Note 1 - Description of Business for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus are stated at historical cost, with no goodwill or other intangible assets recorded.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

The following table reconciles the elements of the Business Combination to the unaudited condensed consolidated statements of stockholders’ equity and cash flows for the nine months ended September 30, 2021:

Recapitalization
Cash - Novus trust and cash, net of redemptions	$99,896
Cash - PIPE financing	375,000
Non-cash Convertible Note conversion	30,808
Non-cash net liabilities assumed from Novus	(2,850)
Less: Fair value of assumed common stock Private Warrants	(45,565)
Less: transaction costs allocated to equity	(23,762)
Net impact on total stockholders’ equity	433,527
Less: cash payments for transaction costs at Closing	(2,634)
Less: non-cash Convertible Note conversion	(30,808)
Add: non-cash net liabilities assumed from Novus	2,850
Add: non-cash fair value of assumed common stock Private Warrants	45,565
Net impact on net cash provided by financing activities	448,500
Less: transaction costs included in net cash used in operating activities(a)	(13,261)
Total net increase in cash and cash equivalents on closing date	$435,239
(a)	Including transaction costs in the amount of $2,887 allocated to the Private Warrants.

Root AI

On April 7, 2021, the Company completed the Root AI Acquisition.

Total consideration, net of cash acquired, is as follows:

Common Stock issued (2,329 shares at approximately $21.00 per share)	$48,991
Stock options issued to replace unvested Root AI stock options	361
Total equity	49,352
Cash consideration paid for the settlement of vested Root AI stock options	230
Cash consideration paid to Root AI shareholders	9,512
Cash consideration paid to reimburse Root AI for seller transaction costs incurred	150
Cash acquired	(136)
Net cash	$9,756
Net consideration paid	$59,108

The Company accounted for Root AI using the acquisition method of accounting in accordance with U.S. GAAP whereby the total purchase price was preliminarily allocated to tangible and intangible assets acquired and liabilities assumed based on respective fair values.

The preliminary purchase price allocation for Root AI is as follows:

Goodwill	$50,863
Intangibles	9,754
Deferred taxes	(1,420)
Net operating assets and liabilities	(89)
Net assets acquired	$59,108

As of September 30, 2021, the purchase price allocation for the acquisition was preliminary and subject to completion. Adjustments to the current fair value estimates in the above table may occur as the process conducted for various valuations and assessments is finalized, including intangible assets, tax assets, liabilities and other attributes. Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the estimated future economic benefits arising from other

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

assets acquired that could not be individually identified and separately recognized. The factors contributing to the recognition of goodwill are based on several strategic and synergistic benefits that are expected to be realized from the Root AI Acquisition.

The Root AI Acquisition is expected to provide the Company with a baseline for harvesting support while helping evaluate crop health, predict yield, and optimize overall operations in existing CEA facilities. The benefits include fully developed technology, in the form of software and hardware, that can be programmed for utilization and optimization and a skilled workforce to assist with ongoing upgrades of the artificial intelligence. None of the goodwill is expected to be deductible for income tax purposes and was entirely allocated to the Company’s sole consolidated reporting unit.

The preliminary fair value of the technology asset was determined using the income approach through a discounted cash flow analysis. The determination of the useful life was based upon consideration of market participant assumptions and transaction specific factors.

Transaction costs of $0 and $1,032 were included in selling, general and administrative expense (“SG&A”) within the unaudited condensed consolidated statement of operations and comprehensive loss for the three and nine months ended September 30, 2021, respectively.

4. Revenue Recognition

The Company recognized revenues of $543 and $5,980 for the three and nine months ended September 30, 2021, respectively and generated no revenues in the comparable prior year periods. Substantially all of the Company’s revenues are generated from the sale of tomatoes under an agreement with one customer, Mastronardi Produce Limited (“Mastronardi”).

On March 28, 2019, the Company entered into a Purchase and Marketing Agreement (the “Mastronardi Morehead Agreement”) with Mastronardi pursuant to which Mastronardi agreed to be the sole and exclusive marketer and distributor of all tomatoes, cucumbers, peppers, berries and leafy greens produced at the Morehead CEA facility that meet certain quality standards (collectively, the “Products”). Under the terms of the Mastronardi Morehead Agreement, the Company is responsible for growing, producing, packing, and delivering the Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will pay the Company market prices for the Products that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind U.S. Department of Agriculture (“USDA”) Grade No. 1 products. Mastronardi will set the market price for the Products and will pay the Company the gross sale price of the Product sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Products. If Mastronardi rejects, returns or otherwise refuses Products for failure to meet certain quality standards, the Company has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions.

The Mastronardi Morehead Agreement has a term of 10 years. With respect to the Company’s CEA facility in Morehead Kentucky, the Company has a limited, one-time right to terminate the Mastronardi Morehead Agreement if certain conditions are satisfied. During the term of the Mastronardi Morehead Agreement, Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities the Company establishes in Kentucky or West Virginia.

The Company recognizes revenue at a point in time and at the amount it expects to be entitled to be paid when its performance obligation is complete, which is generally when control of the Products is transferred to its customers upon pick-up by the customer or the customer’s agent from the Company’s facilities. Prices for the Company’s Products are based on agreed upon rates with customers and do not include financing components or noncash consideration. Revenue is recorded net of variable consideration, such as commissions and other shipping, handling and marketing costs incurred as defined in the customer agreements. Revenue is also recorded net of provisions for returns and rejections for Products that do not meet quality specifications, with such provisions calculated using historical averages adjusted for any expected changes due to current business conditions. Payment terms are generally 30 days.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

5. Fair Value Measurements

The company categorizes its assets and liabilities into one of three levels based on the assumptions (inputs) used in determining their values, as defined below:

●	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
●	Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3: Unobservable inputs reflecting management’s assumptions about the inputs used in pricing the asset or liability.

The table below presents the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for each measurement:

		Fair Value as of September 30, 2021
	Balance Sheet Account	Level 1	Level 2	Level 3	Total
Assets:
Foreign currency contracts	Other assets, net	$—	$46	$—	$46
Total assets		$—	$46	$—	$46
Liabilities:
Foreign currency contracts	Other current liabilities	$—	$645	$—	$645
Interest rate swap	Other liabilities	—	2,073	—	2,073
Private Warrants	Private Warrant liabilities	—	4,337	—	4,337
Total liabilities		$—	$7,055	$—	$7,055

The Company’s derivative contracts, including foreign currency forward and option contracts and an interest rate swap, are measured at fair value using valuations based upon quoted prices for similar assets and liabilities in active markets (Level 2) and are valued by reference to similar financial instruments, adjusted for terms specific to the contracts. See Note 13 - Derivative Financial Instruments and Note 11 - Debt for more information on the Company’s use of financial instruments.

The Private Warrant liabilities are determined using a Black-Scholes option pricing model, a Level 2 valuation. The significant inputs to the Private Warrant valuation are as follows:

	On the Closing Date
	of the Business
	Combination	September 30, 2021
Exercise price	$11.50	$11.50
Stock price	$24.95	$6.52
Volatility	25.0%	54.6%
Remaining term in years	5.00	4.33
Risk-free rate	0.45%	0.94%
Dividend yield	—	—

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

The following table summarizes the private warrant activity for the three and nine months ended September 30, 2021:

(In thousands)
Fair value of Private Warrants on the Closing Date	$45,565
Fair value of Private Warrants converted to Public Warrants	(5,819)
Change in fair value of Private Warrants	(9,826)
Fair value of Private Warrants outstanding as of March 31, 2021	$29,920
Fair value of Private Warrants converted to Public Warrants	(3,113)
Change in fair value of Private Warrants	(6,488)
Fair value of Private Warrants outstanding as of June 30, 2021	$20,319
Fair value of Private Warrants converted to Public Warrants	(201)
Change in fair value of Private Warrants	(15,781)
Fair value of Private Warrants outstanding as of September 30, 2021	$4,337

The Company did not have any assets or liabilities subject to fair value measurements on a recurring basis as of December 31, 2020.

The Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the Private Warrants recognized. The changes in the fair value of the Private Warrants may be material to our future operating results.

The Company measures certain assets and liabilities at fair value on a non-recurring basis. Assets and liabilities that are measured at fair value on a non-recurring basis include long-lived assets which would generally be recorded at fair value as a result of an impairment charge. Assets acquired and liabilities assumed as part of a business combination are also measured at fair value on a non-recurring basis during the measurement period allowed by the ASC guidance for business combinations, when applicable, see Note 3 - Business Combinations.

Carrying values of cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, accrued expenses, and other current liabilities approximate fair values because of their short-term nature.

6. Inventories

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value. Finished goods inventories represent costs associated with boxed produce not yet sold. Growing crop inventories primarily represent the costs associated with growing produce within the Company’s CEA facilities. Materials and supplies primarily represent growing and packaging supplies. Inventory costs are comprised of the purchase and transportation cost plus production labor and overhead.

	September 30, 2021	December 31, 2020
Raw materials	$1,255	$781
Growing crops	2,932	2,606
Finished goods	—	—
Total inventories, net	$4,187	$3,387

7. Property and Equipment

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

	September 30, 2021	December 31, 2020
Land	$30,526	$7,277
Buildings	77,949	57,362
Machinery and equipment	49,153	9,581
Construction in progress	133,666	78,174
Leasehold improvements	3,577	871
Less: accumulated depreciation	(6,261)	(620)
Total property and equipment, net	$288,610	$152,645

Depreciation expense was $2,752 and $6,887 for the three and nine months ended September 30, 2021, respectively, compared to $51 and $66 for the three and nine months ended September 30, 2020, respectively.

In March 2021 the Company acquired the Morehead CEA facility and related property from Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party (See Note 12(a) - Commitments and Contingencies - Equilibrium Transaction). The purchase price for the Morehead CEA facility was $125,000 which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead CEA facility. The Morehead CEA facility was placed in service during the nine months ended September 30, 2021. As of December 31, 2020, the buildings asset class included $56,748 related to Morehead CEA facility right-to-use assets held under a finance lease with Equilibrium.

8. Other Assets

	September 30, 2021	December 31, 2020
Utility deposits	$5,571	$—
Investment in unconsolidated entity	5,000	—
Prepayments for fixed assets	2,567	—
Collateral for hedging program	2,480	—
Prepaid transaction costs for business combination	—	1,127
Other assets	1,106	61
Total other assets	$16,724	$1,188

9. Accrued Expenses

	September 30, 2021	December 31, 2020
Payroll and related	$1,576	$563
Professional service fees	991	693
Construction costs	8,331	2,574
Other accrued liabilities	1,044	352
Incentive compensation	2,510	—
Utilities	64	384
Interest on convertible debt with a related party	—	618
Total accrued expenses	$14,516	$5,184

10. Note Payable with a Related Party

On September 28, 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P., a related party, to finance capital investments and operating needs. The Convertible Note had a principal balance of $30,000 and interest at 8.0% per annum. The outstanding principal amount of the Convertible Note and unpaid accrued interest was extinguished at a conversion price equal to $9.50 per share upon the successful closing of the Business Combination. The note principal of $30,000 and accrued interest of $618 were included as current liabilities at December 31, 2020. In connection with the Business Combination on January 29, 2021, the outstanding principal and unpaid accrued interest due was converted into an aggregate 3,242 shares of the Company’s Common Stock, such that the Convertible Note was no longer outstanding and ceased to exist.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

11. Debt

On June 15, 2021, the Company entered into a master credit agreement with Rabo AgriFinance LLC (the “Lender”) for a real estate term loan in the original principal amount of $75,000 (the “Rabo Loan”). The Rabo Loan matures on April 1, 2031, with quarterly interest payments commencing on July 1, 2021 and quarterly principal payments, commencing on January 1, 2022, with the remaining balance of principal and interest due upon maturity. Payments are based on one month LIBOR plus 2.500% per annum. The Rabo Loan is collateralized by the business assets of the first Morehead CEA facility and requires compliance with financial covenants. As of September 30, 2021, the Company was in compliance with all covenants.

On June 21, 2021, the Company entered into an interest rate swap with an affiliate of the Lender to make a series of payments based on a fixed rate of 1.602% and receive a series of payments based on LIBOR. Both the fixed and floating payment streams are based on the initial notional amount of $75,000 and require quarterly payments under a twenty-year amortization schedule. As of September 30, 2021, the net fixed interest rate on the combined Rabo Loan and related interest rate swap is 4.102%.

The Rabo Loan is recorded at cost, net of debt issuance costs of $656. During the three and nine months ended September 30, 2021, $887 and $889 of interest expense, respectively, was recognized on the Rabo Loan. The fair value of the Rabo Loan is estimated using Level 2 inputs based on observable inputs, including quoted market prices.

On July 23, 2021, the Company entered into a credit agreement with CEFF II AppHarvest Holdings, LLC, an affiliate of Equilibrium, for a construction loan with a principal amount of $91,000 (the “Construction Loan”) for the development of a CEA facility in Richmond, Kentucky (the “Project”). The Construction Loan provides monthly disbursements to fund capital costs of the Project in excess of the Company’s required equity contribution of 34.5% of the capital costs of the Project. The Construction Loan requires monthly interest payments based on drawn capital costs at an initial interest rate of 8.000% per annum, which will increase on a monthly basis by 0.2% per annum, beginning two years after closing of the Construction Loan through maturity, which is expected to be July 23, 2024, with no required principal payments until maturity. As of September 30, 2021, the Company had $13,832 outstanding on the Construction Loan, included in non-current liabilities at September 30, 2021, and had incurred interest expense of $114, which was all capitalized as part of the construction asset and included in property, plant and equipment in the Company’s unaudited condensed consolidated balance sheet. The Company incurred $389 of debt issuance costs related to the Construction Loan, which are included in current and non-current assets on the balance sheet.

On September 27, 2021, the Company entered into the JPM Note with JPMorgan Chase Bank, N.A., (the “Bank”) providing for a line of credit facility in the maximum amount of $25,000 (the “JPM Loan”) for capital expenditures and CEA facility construction and improvements. The JPM Loan matures on September 24, 2022. The interest rate on the JPM Loan approximates one-month LIBOR plus 2.25%. As of September 30, 2021, the Company has borrowed $6,877 under the JPM Loan and the interest rate was 2.375%. The JPM Loan requires 105% of the aggregate borrowings to be held as cash collateral. At September 30, 2021 the Company had $7,250 of restricted cash on the unaudited condensed consolidated balance sheet to meet this requirement.

A summary of the carrying value of the debt is as follows:

September 30, 2021
Rabo Loan	$75,000
Construction Loan	13,832
JPM Loan	6,877
Unamortized debt issuance costs	(640)
Debt, net of issuance costs	95,069
Less current portion	(9,633)
Long term, net	$85,436

The fair value of the Rabo Loan is estimated using Level 2 inputs based on observable inputs, including quoted market prices. As of September 30, 2021, the carrying value of debt under the Rabo Loan approximates fair value due to such borrowings bearing variable interest rates that correspond to current market rates. As the Construction Loan and JPM Loan are effectively lines of credit, their carrying values approximate fair value.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

12. Commitments and Contingencies

(a)   Equilibrium Transactions

On March 1, 2021, the Company closed on the Membership Interest Purchase and Sale Agreement (the “MIPSA”) with Equilibrium that was entered into in December 2020, pursuant to which it purchased from Equilibrium 100% of its membership interests in its subsidiary, Morehead Farm LLC. The purchase price for Morehead Farm LLC (“Morehead Farm”) was $125,000 which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead CEA Facility.

At closing, Morehead Farm LLC, which owns the Morehead CEA facility, became a wholly owned subsidiary of the Company. Concurrently with the closing of the MIPSA, the Master Lease Agreement dated May 13, 2019 with Morehead Farm LLC to lease the Morehead CEA facility and ancillary agreements related thereto, was terminated. As a result, the closing date balances of $66,504 for the financing obligation related to construction in progress assets and $58,496 for the finance lease liability related to the completed portion of the Morehead CEA facility were settled and de-recognized from the Company’s condensed consolidated balance sheet.

On May 12, 2020, the Company entered into a loan agreement with Equilibrium, a related party, at that time, to finance the purchase of equipment to be used in the Company’s operations in Morehead, Kentucky. The loan agreement had an original principal balance of $2,000 and an interest rate of 9.5% per year. Upon establishment of the finance lease liability for the Morehead CEA facility lease in October, 2020, the principal balance of the loan was extinguished and added to the future base rent calculation to be paid over the term of the lease liability, which was settled and de-recognized as described above. The original proceeds from the loan are included in the financing section of the statement of cash flows as of September 30, 2020.

(b)   Other Leases

The Company’s other lease portfolio is primarily comprised of operating leases for offices. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on whether the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Leases are classified as operating or finance leases at the commencement date of the lease.

Operating lease right-of-use assets, net and liabilities are recognized within the condensed consolidated balance sheets based on the present value of lease payments over the lease term. As the implicit rate is generally not readily determinable for most leases, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the estimated rate of interest that the Company would pay to borrow on a collateralized basis over a similar term in a similar economic environment. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Leases may include renewal options, and the renewal option is included in the lease term if the Company concludes that it is reasonably certain that the option will be exercised. A certain number of the Company’s leases contain rent escalation clauses, either fixed or adjusted periodically for inflation of market rates, that are factored into the calculation of lease payments to the extent they are fixed and determinable at lease inception.

For the three and nine months ended September 30, 2021, the Company recognized $109 and $324, respectively, of operating lease expense in SG&A within the unaudited condensed consolidated statement of operations and comprehensive loss compared to $75 and $108 for the comparable prior year periods.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

The future minimum rental payments required under the leases for each year of the next five years and in the aggregate thereafter are as follows:

Operating leases
Remainder of 2021	$175
2022	715
2023	647
2024	529
2025	448
2026 and thereafter	849
Total minimum payments required	3,363
Less: imputed interest costs(1)	(550)
Present value of net minimum lease payments(2)	$2,813
Weighted-average imputed interest rate	6.33%
Weighted-average remaining lease term	5.3
(1)	Represents the amount necessary to reduce net minimum lease payments to present value using actual rate in the lease agreement or the Company’s incremental borrowing rate at lease inception.
(2)	Included in the unaudited condensed consolidated balance sheet as of September 30, 2021 as current and non-current lease liability of $537 and $2,276, respectively.

	Period Ended September 30,
	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities	$378	$54
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$1,055	$376

(c)   Agreements with Dalsem

The Company entered into agreements with Dalsem Greenhouse Technology, B.V. (“Dalsem”) for the construction of new CEA facilities in Richmond, Kentucky and Berea, Kentucky on November 20, 2020 and December 11, 2020, respectively. Under terms of the agreements, Dalsem will provide certain services related to the design, engineering, procurement, construction, startup and testing of a greenhouse and certain ancillary facilities at each site. Total costs under the agreements are based on actual costs incurred by Dalsem and payments are due upon the completion of certain established project milestones, with a portion of each payment due in Euros and a portion due in U.S. dollars. Either party is entitled to terminate the agreements upon the occurrence of certain events of default and the Company is entitled to terminate the agreements if Dalsem fails to meet certain performance requirements. The Company may also terminate the agreements without cause with written notice and a termination payment to Dalsem.

(d)   Purchase Commitments

During the three and nine months ended September 30, 2021, the Company entered into an agreement with its natural gas supplier to purchase a portion of its anticipated future natural gas usage at fixed prices. The unrecorded purchase commitments as of September 30, 2021, were $364, within the next twelve months.

There were no purchase commitments that were unrecorded at December 31, 2020.

(e)   Litigation

The Company is involved in various lawsuits, claims and other legal matters from time to time that arise in the ordinary course of business. The Company records a liability when a particular contingency is probable and estimable.

In September 2021, a putative securities class action complaint (captioned Ragan v. AppHarvest, Inc., Case No. 21-cv-07985) was filed in the United States District Court for the Southern District of New York on behalf of a proposed class consisting of those who acquired the Company’s securities between May 17, 2021 and August 10, 2021. The complaint names the Company and certain of its

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

current officers as defendants, and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, by making materially false and misleading statements regarding the Company’s business, operations, and prospects because they failed to disclose a purported lack of sufficient training, and inability to consistently produce USDA Grade No. 1 tomatoes. The complaint seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including reasonable attorneys’ fees. On November 22, 2021, a related action (Plymouth County Retirement Association v. AppHarvest, Inc., No. 21-cv-09676) was filed in the United States District Court, by another purported stockholder of the Company, making substantially similar claims against the same set of defendants, on behalf of a proposed class consisting of those who acquired the Company’s securities between October 9, 2020 and August 10, 2021. The Company does not believe the claims have merit, intends to defend the case vigorously, and has not recorded a liability related to these lawsuits because, at this time, the Company is unable to reasonably estimate possible losses or determine whether an unfavorable outcome is probable.

13. Derivative Financial Instruments

During the nine months ended September 30, 2021, the Company entered into foreign currency forward and option contracts to hedge certain cash flows related to anticipated expenditures related to the construction of its Berea, Kentucky and Richmond, Kentucky CEA facilities. These contracts, which have maturities ranging through December 2022, qualify as cash flow hedges and are used to hedge the Company’s foreign currency risk associated with the Euro denominated payments due upon the completion of established project milestones under the applicable CEA facility construction contracts. As of September 30, 2021, the total notional amount outstanding of foreign currency contracts designated as cash flow hedging instruments was €28,509. The Company maintains collateral of $2,480 for the hedge program which is included in other non-current assets and margin call deposits of $950 which are included in prepaid expenses and other current assets in the unaudited condensed consolidated balance sheet at September 30, 2021.

The Company has elected to measure hedge effectiveness using the “spot method” under which the hedging relationship is considered perfectly effective and changes in the fair value of the forward and options contracts attributable to changes in the spot rate are recorded as a component of other AOCL. As the hedged items are ultimately capitalized as part of the CEA facility fixed assets, the AOCL amounts will be reclassified into earnings over the same periods as the future depreciation expense related to those assets. Consistent with the allocation of CEA facility fixed asset depreciation, the AOCL reclassification will also be allocated between cost of goods sold (“COGS”) and SG&A within the unaudited condensed consolidated statement of operations and comprehensive loss.

Under the “spot method”, changes in the fair value of forward contracts attributable to changes in the difference between the forward rate and the spot rate (forward points) and the fair value of option contracts attributable to time and volatility values (up-front premium) will be excluded from the measure of hedge effectiveness and amortized as COGS and SG&A on a straight-line basis over the terms of the underlying contracts. During the three and nine months ended September 30, 2021, the Company recognized amortization expense of $149 and $405, respectively, related to its foreign currency hedge contracts within its unaudited condensed consolidated statement of operations and comprehensive loss.

As of September 30, 2021, the Company had a net liability of $599 in foreign currency contracts designated as cash flow hedging instruments, which is included in other current and non-current liabilities according to the expected settlement dates of the related contracts.

On June 21, 2021, the Company entered into an interest rate swap which has been designated as an effective cash flow hedge and changes in the fair value are recorded as a component of AOCL in the condensed consolidated balance sheet and reclassified into earnings as interest expense over the life of the debt. See Note 11 - Debt for more information on the interest rate swap.

The following table summarizes the before and after tax amounts for the various components of other comprehensive loss for the periods presented:

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
		Tax (Expense)			Tax (Expense)
	Before Tax	Benefit	After Tax	Before Tax	Benefit	After Tax
Foreign Currency	$(414)	$—	$(414)	$(504)	$—	$(504)
Interest Rate Swap	348	—	348	(2,074)	—	(2,074)
Total AOCL	$(66)	$—	$(66)	$(2,578)	$—	$(2,578)

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

The income tax benefit of $754 related to the $2,578 balance in AOCL at September 30, 2021 is fully offset by a valuation allowance established on the related deferred income tax asset. The Company will release the AOCL amounts, net of any tax impact, from the foreign currency contracts, and the interest rate swap in the periods that the underlying transactions impact earnings as described above.

14. Stock Compensation and Other Benefit Plans

Equity Incentive Plan

On January 29, 2021, stockholders approved the 2021 Equity Incentive Plan, (the “Plan”), replacing the 2018 Equity Incentive Plan, (the “2018 Plan”), pursuant to which the Company’s Board of Directors (the “Board”) may grant stock awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards, to officers, key employees, and directors. The Plan allows for non-employee director grants, which are accounted for in the same manner as employee awards. There are 10,027 registered shares of Common Stock reserved for issuance under the Plan. During the three and nine months ended September 30, 2021, 359 and 6,589 awards were granted under the Plan, including 6,541 restricted stock units (“RSU’s”) and 48 stock options granted as consideration in the Root AI Acquisition (see Note 3 - Business Combinations for more information). The RSU’s granted under the Plan include 2,937 executive awards with market and performance-based vesting requirements in addition to the typical service-based vesting requirements.

There are 5,371 registered shares of Common Stock reserved for issuance upon exercise or settlement, as applicable, of awards made under the 2018 Plan. While no further awards may be granted under the 2018 Plan, that plan continues to govern all outstanding awards previously issued under it.

Vesting of the restricted stock units issued under the 2018 Plan (“2018 RSUs”) was dependent on a liquidity event, the Business Combination, which occurred on January 29, 2021. Accordingly, the Company recognized a one-time stock-based compensation expense of $2,616 as of that date as a retroactive catch-up of cumulative stock-based compensation expense for such awards from their original grant dates. Total stock-based compensation expense related to 2018 RSU’s was $2,447 and $11,719 during the three and nine months ended September 30, 2021, respectively. As of September 30, 2021, the Company had 1,673 granted but unvested 2018 RSU’s with unrecognized stock-based compensation expense of $8,781 remaining.

Stock-based compensation is measured based on the grant date fair value of the Plan awards and subsequently recognized as expense ratably over their vesting periods. Stock-based compensation for awards with service or performance-based vesting requirements is adjusted to reflect actual vested awards, with forfeitures recorded as a reduction of expense at the time they occur. Stock-based compensation for unvested market-based awards is not reduced by forfeitures as the grant date fair value of such awards includes consideration that vesting of the awards may not occur.

Total stock-based compensation expense was $11,571 and $31,248 for the three and nine months ended September 30, 2021, respectively, compared to $49 and $108 for the three and nine months ended September 30, 2020, respectively. Of these amounts, $11,211 and $29,583 were included in SG&A and $360 and $1,665 in COGS for the three and nine months ended September 30, 2021, respectively and $49 and $108 was recognized in SG&A and none in COGS for the three and nine months ended September 30, 2020, respectively.

Employee Stock Purchase Plan

On January 29, 2021, stockholders approved the 2021 Employee Stock Purchase Plan, (the “ESPP”). The ESPP provides eligible employees with a means of acquiring equity in the Company at a discounted price using their own accumulated payroll deductions. Under the terms of the ESPP employees can elect to have amounts of their annual compensation withheld, up to a maximum set by the board, to purchase shares of Company Common Stock for a purchase price equal to 85% of the lower of the fair market value per share (at the end of the offering period) of Company Common Stock on (i) the offering date or (ii) the respective purchase date. There are 2,005 shares of Common Stock reserved for issuance under the ESPP. During the three and nine month periods ending September 30, 2021, there were no shares purchased under the ESPP.

APPHARVEST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(amounts in thousands except per share amounts)

The ESPP grants participating employees the right to acquire Company Common Stock in increments of 1% to 15% of eligible pay, with a maximum contribution of $25 of eligible pay, subject to applicable annual Internal Revenue Service (“IRS”), limitations. The first offering period of the Company’s ESPP commenced on June 1, 2021 and is six months in duration.

The Company uses a Black-Scholes option pricing model to value the Common Stock purchased as part of the Company’s ESPP. The fair value estimated by the option pricing model are affected by the price of the Common Stock as well as subjective variables that include assumed interest rates, our expected dividend yield, and our expected share price volatility over the term of the award. The Company records stock-based compensation expense, within SG&A or COGS related to the discount given to our participating employees. Total stock-based compensation expense recorded for the ESPP during the three and nine month periods ending September 30, 2021 was $61.

15. Income Taxes

The Company’s effective income tax rate was 0.1% and 0.7% for the three and nine months ended September 30, 2021, respectively, and 0% for the three and nine months ended September 30, 2020. The variance from the U.S. federal statutory rate of 21% for the three and nine months ended September 30, 2021 was primarily attributable to a change in the Company’s valuation allowance.

The Company’s income tax provision is impacted by a valuation allowance on the Company’s net deferred tax assets, net of reversing taxable temporary differences and considering future annual limitations on net operating loss carryforward utilization enacted by U.S. tax reform legislation. The Company maintains a valuation allowance on its net deferred tax assets for all periods presented as the Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all the recorded deferred tax assets will not be realized in future periods. There was no income tax expense recognized in the three and nine months ended September 30, 2020.

16. Net Loss Per Common Share

Diluted net loss per common share is the same as basic net loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive:

	September 30,	September 30,
Anti-dilutive common share equivalents	2021	2020
Stock options	2,824	3,026
Restricted stock units	7,669	1,301
Warrants	13,242	—
Total anti-dilutive common share equivalents	23,735	4,327

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(17,268)	$(5,683)	$(77,799)	$(8,130)
Denominator:
Weighted-average common shares outstanding, basic and diluted	100,437	41,558	93,823	35,960
Net loss per common share, basic and diluted	$(0.17)	$(0.14)	$(0.83)	$(0.23)

AppHarvest

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered for resale hereunder. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	9,169
Accountants’ fees and expenses *	225,000
Legal fees and expenses *	300,000
Printing fees *	60,000
Miscellaneous fees and expenses *	155,831
Total expenses	750,000

*    Estimated solely for the purposes of this Item. Actual expenses may vary.

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the Selling Stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our amended and restated certificate of incorporation and our amended and restated bylaws.

We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018:

(1)	In March 2020, Novus issued an aggregate of 2,875,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.01 per share, in connection with Novus’s organization.
(2)	In March 2020, Novus issued an aggregate of 150,000 shares of common stock to the designees of EarlyBirdCapital. The shares issued were issued with a value of $0.0001 per share.
(3)	In May 2020, Novus issued an aggregate of 3,250,000 warrants to the Sponsor at $1.00 per Warrant (for a total purchase price of $3.25 million, with each Warrant exercisable for one share of common stock at an exercise price of $11.50 per share.
(4)	In February 2021, upon the closing of the Business Combination, we issued an aggregate of 37,500,00 shares of Common Stock for an aggregate purchase price of $375.0 million to qualified institutional buyers and accredited investors, at a purchase price of $10.00 per share.
(5)	Legacy AppHarvest granted to certain employees, directors and consultants of it and its subsidiaries, options to purchase an aggregate of 2,527,933 shares of common stock at exercise prices of $0.46 to $1.20 per share under its 2018 Equity Incentive Plan. Upon the closing of the Business Combination, such options were automatically and without any required action on the part of any holder or beneficiary thereof, were assumed by us and converted into options to purchase an aggregate of 5,436,049 shares of Common Stock at exercise prices of $0.22 to $0.56 per share.
(6)	On April 7, 2021 and in connection with the acquisition of Root AI, we (i) issued to Root AI 2,328,510 shares of Common Stock for a purchase price of $21.04 per share and an aggregate purchase price of $49.0 million and (ii) paid net cash of approximately $9.8 million pursuant to a certain agreement and plan of merger by and among us and Root AI, Inc. entered into effective as of April 7, 2021.
(7)	On December 15, 2021, the Company issued and sold 197,628 shares of Common Stock to the Selling Stockholder upon execution of the Purchase Agreement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits listed below are filed as part of this registration statement

		Incorporated By Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

2.1+	Business Combination Agreement and Plan of September 28, 2020, by and Legacy AppHarvest.	Form 8-K	001-39288	2.1	September 29, 2020
3.1	Amended and Restated Certificate of Incorporation of AppHarvest, Inc.	Form 8-K	001-39288	3.1	February 2, 2021
3.2	Amended and Restated Certificate of Bylaws of AppHarvest, Inc.	Form 8-K	001-39288	3.2	February 2, 2021
4.1	Specimen Common Stock Certificate.	Form S-4/A	333-249421	4.4	December 1, 2020
4.2	Specimen Warrant Certificate of Novus.	Form 10-K/A	001-39288	4.3	June 2, 2021
4.3	Warrant Agreement, dated May 19, 2020,by and between Continental Stock Transfer & Trust Company and Novus.	Form 8-K	001-39288	4.1	May 20, 2020
5.1	Opinion of Cooley LLP.
10.1	Form of PIPE Subscription Agreement	Form 8-K	001-39288	10.3	September 29, 2020
10.2	Form of Lock-up Agreement.	Form S-4	333-249421	10.15	October 9, 2020
10.3	Amended and Restated Registration Rights Agreement,dated January 29, 2021, by and among AppHarvest and certain stockholders of AppHarvest.	Form 8-K	001-39288	10.3	February 2, 2021
10.4	Form of Indemnification Agreement.	Form S-4/A	333-249421	10.25	December 1, 2020
10.5	Stockholder Rights Agreement, dated January 29, 2021, by and among AppHarvest and certain stockholders of AppHarvest.	Form 8-K	001-39288	10.5	February 2, 2021
10.6	Employment Agreement, dated December 11, 2020, by and between Legacy AppHarvest and Jonathan Webb.	Form S-4/A	333-249421	10.24	December 21, 2020
10.7	Offer Letter, dated January 5, 2021, by and between Legacy AppHarvest and David Lee.	Form S-4/A	333-249421	10.32	January 7, 2021
10.8	Employment Agreement, dated December 11, 2020, by and between Legacy AppHarvest and Loren Eggleton.	Form S-4/A	333-249421	10.28	December 21, 2020
10.9	Employment Agreement, dated December 10, 2020, by and between Legacy AppHarvest and Marcella Butler.	Form S-4/A	333-249421	10.29	December 21, 2020

		Incorporated By Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

10.10	Marcella Butler Separation Agreement, dated July 9, 2021	Form 10-Q	001-39288	10.2	August 11, 2021
10.11	Legacy AppHarvest 2018 Equity Incentive Plan, as amended.	Form 8-K/A	001-39288	10.1	March 2, 2021
10.12	Forms of Notice of Grant, Stock Option Agreement, Notice of Exercise and Notice of Early Exercise under Legacy AppHarvest 2018 Equity Incentive Plan.	Form 8-K/A	001-39288	10.2	March 2, 2021
10.13	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under Legacy AppHarvest 2018 Equity Incentive Plan.	Form 8-K/A	001-39288	10.3	March 2, 2021
10.14	2021 Equity Incentive Plan.	Form 8-K/A	001-39288	10.4	March 2, 2021
10.15	Amendment No. 1 2021 Equity Incentive Plan	Form 10-Q	001-39288	10.2	November 10, 2021
10.16	Forms of Stock Option Grant Notice and Stock Option Agreement under the 2021 Equity Incentive Plan.	Form 8-K/A	001-39288	10.5	March 2, 2021
10.17	Forms of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Equity Incentive Plan	Form 8-K/A	001-39288	10.6	March 2, 2021
10.18	2021 Employee Stock Purchase Plan.	Form 8-K/A	001-39288	10.7	March 2, 2021
10.19	Amendment No. 1 2021 Employee Stock Purchase Plan	Form 10-Q	001-39288	10.3	November 10, 2021
10.20˄+	Purchase and Marketing Agreement, dated March 28, 2019, by and between Legacy AppHarvest and Mastronardi Produce Limited.	Form S-4/A	333-249421	10.20	December 4, 2020
10.21˄	Amendment No. 1 to Purchase & Marketing Agreement, dated December 18, 2020, by and between Legacy AppHarvest and Mastronardi Produce Limited.	Form S-4/A	333-249421	10.31	December 21, 2020
10.22˄	Right of First Refusal Agreement, dated May 13, 2019, by and between Legacy AppHarvest and CEFF US Holdings, LLC.	Form S-4/A	333-249421	10.23	December 1, 2020
10.23˄+	Membership Interest Purchase and Sale Agreement, dated December 1, 2020, by and between CEFF Morehead Property, LLC and Legacy AppHarvest Morehead Farm, LLC.	Form S-4/A	333-249421	10.30	December 4, 2020
10.24˄	Assignment of and First Amendment to Right of First Refusal Agreement dated March 1, 2021, by and among CEFF US Holdings, LLC, Equilibrium	Form 8-K	001-39288	10.1	March 2, 2021

		Incorporated By Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

	Sustainable Foods, LLC and Legacy AppHarvest.
10.25	Second Amendment to Membership Interest Purchase and Sale Agreement, dated March 1, 2021, by and between CEFF Morehead Property and AppHarvest Morehead Farm, LLC.	Form S-1	333-252964	10.22	March 2, 2021
10.26	AppHarvest, Inc. Non-Employee Director Compensation Policy	Form 8-K	001-39288	10.1	March 29, 2021
10.27	AppHarvest, Inc. Employee Cash Incentive Plan	Form 8-K	001-39288	10.2	March 29, 2021
10.28˄	Credit Agreement, dated July 23, 2021, between CEFF II AppHarvest Holdings, LLC and AppHarvest Richmond Farm, LLC	Form 10-Q	001-39288	10.4	November 10, 2021
10.29˄	Second Amendment to Right of First Refusal Agreement, dated July 23, 2021, by and between Equilibrium Sustainable Foods, LLC and AppHarvest, Inc.	Form 10-Q	001-39288	10.5	November 10, 2021
10.30	Promissory Note, in favor of JPMorgan Chase Bank, N.A., dated September 24, 2021 only for reference purposes, by AppHarvest Pulaski Farm, LLC	Form 10-Q	001-39288	10.6	November 10, 2021
10.31	Guaranty-Multiple Subsidiaries, dated September 24, 2021 only for reference purposes, by AppHarvest Operations, Inc.	Form 10-Q	001-39288	10.7	November 10, 2021
10.32˄	Assignment of Deposit Account, dated September 24, 2021 only for reference purposes, by AppHarvest Operations, Inc.	Form 10-Q	001-39288	10.8	November 10, 2021
10.33	Master Credit Agreement, dated June 15, 2021, as amended by that certain Addendum to Master Credit Agreement, dated June 15, 2021, by and between AppHarvest Morehead Farm, LLC and among Rabo AgriFinance LLC.	Form 8-K	001-39288	10.1	June 15, 2021
10.34	Common Stock Purchase Agreement by and between the Registrant and B. Riley Principal Capital, LLC, dated December 15, 2021.	Form 8-K	001-39288	10.1	December 15, 2021
10.35	Registration Rights Agreement by and between the Registrant and B. Riley Principal Capital, LLC, dated December 15, 2021.	Form 8-K	001-39288	10.2	December 15, 2021
21.1	List of Subsidiaries.	Form 8-K	001-39288	21.1	February 2, 2021

Incorporated By Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Cooley (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

101.INS	Inline XBRL Instance Document (the instance document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document).
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

*	Filed herewith.
**	Previously filed.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

˄	Certain portions of this Exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.
(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Morehead, State of Kentucky, on this 16th day of December, 2021.

APPHARVEST, INC.

By:	/s/ Jonathan Webb
Jonathan Webb
Chief Executive Officer and Chairperson

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan Webb and Loren Eggleton, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Webb	Chief Executive Officer and Chairperson	December 16, 2021
Jonathan Webb	(Principal Executive Officer)

/s/ Loren Eggleton	Chief Financial Officer (Principal Financial Officer	December 16, 2021
Loren Eggleton	and Principal Accounting Officer)

/s/ David Lee	President and Director	December 16, 2021
David Lee

/s/ Kiran Bhatraju	Director	December 16, 2021
Kiran Bhatraju

/s/ Ciara A. Burnham	Director	December 16, 2021
Ciara A. Burnham

/s/ Greg Couch	Director	December 16, 2021
Greg Couch

/s/ Robert J. Laikin	Director	December 16, 2021
Robert J. Laikin

/s/ Anna Mason	Director	December 16, 2021
Anna Mason

/s/ R. Geof Rochester	Director	December 16, 2021
R. Geof Rochester

/s/ Martha Stewart	Director	December 16, 2021
Martha Stewart

/s/ Jeffrey Ubben	Director	December 16, 2021
Jeffrey Ubben